The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-158949

Preliminary Prospectus Supplement to Prospectus dated May 1, 2009

Subject to Completion, dated June 1, 2009

26,000,000 SHARES

American Water Works Company, Inc.

COMMON STOCK

We are selling 14,500,000 shares and the selling stockholder is selling 11,500,000 shares of common stock in this offering. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “AWK”. The last reported sale price of our common stock on May 29, 2009 was $17.28 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and Item 1A, “Risk Factors,” of our most recent Annual Report on Form 10-K to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the Company	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters may also purchase up to an additional 3,900,000 shares of common stock from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

The underwriters have agreed to reimburse the Company and the selling stockholder for certain expenses in connection with this offering. See “Underwriting” beginning on page S-114 of this prospectus supplement.

The underwriters are offering the shares of our common stock as set forth under “Underwriting” beginning on page S-114 of this prospectus supplement. The underwriters expect to deliver the shares of common stock against payment therefor in New York, New York on or about                     , 2009.

Merrill Lynch & Co.	Citi	Goldman, Sachs & Co.

Morgan Stanley	UBS Investment Bank

Janney Montgomery Scott

Brean Murray, Carret & Co.                        Boenning & Scattergood, Inc.                        Blaylock Robert Van, LLC                        Societe Generale

Prospectus supplement dated                     , 2009

PROSPECTUS SUPPLEMENT

PROSPECTUS

Our regulated subsidiaries are subject to economic regulation by state PUCs in Arizona, California, Hawaii, Illinois, Indiana, Iowa, Kentucky, Maryland, Missouri, New Jersey, New Mexico, New York, Ohio,

i

Pennsylvania, Tennessee, Texas, Virginia and West Virginia. Some of these states have enacted laws that require regulatory approval for the acquisition of “control” of any regulated utility. In those states, obtaining “control” of the parent or any other company that controls a regulated utility also requires prior regulatory approval. The threshold for a change in control is a fact-specific inquiry that varies by state. For example, in some states, a presumption of control will arise when an acquiring party acquires more than 9.9% of the voting securities of the regulated utility or the controlling entity. In addition to ownership, other states may analyze the degree of influence or control an acquiror may exert over the company. Any person acquiring our common stock in this offering or in any other purchase of our common stock in a quantity sufficient to trigger a change in control under state law would need the prior approval of the applicable state PUC.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

All references in this prospectus supplement to “American Water,” “we,” “our,” “us” and the “Company” refer to American Water Works Company, Inc. and its consolidated subsidiaries unless the context otherwise requires.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, gives more general information about us and our common stock. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with different information.

Neither we nor the selling stockholder are making an offer or sale of these securities in any jurisdiction where the offer or sale is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

“American Water” and its logos are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC”. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.amwater.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, with the SEC to register the shares of our common stock offered by this prospectus supplement. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

Filings	Period Covered or Date Filed
Annual Report on Form 10-K, including the portions of our Proxy Statement on Schedule 14A filed on March 26, 2009 that are incorporated by reference therein	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Reports on Form 8-K (other than the portions not deemed to be filed)	Filed on February 26, 2009 and on May 12, 2009

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you call or write us at the following address or telephone number: American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, Attention: General Counsel, (856) 346-8200.

This prospectus supplement and the accompanying prospectus contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with this offering. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein in their entirety before making an investment decision. For the definition of certain terms used in this prospectus supplement and the accompanying prospectus, please refer to the definitions set forth in the section entitled “Glossary.”

Our Company

American Water Works Company, Inc., a Delaware corporation, is the most geographically diversified as well as the largest, as measured both by operating revenue and population served, investor-owned United States water and wastewater utility company. Our approximately 7,300 employees provide approximately 15 million people with drinking water, wastewater and other water-related services in 32 states and Ontario, Canada.

In 2008, we generated $2,336.9 million in total operating revenue and $186.9 million in operating loss, which includes $750.0 million of impairment charges relating to continuing operations, and a net loss of $562.4 million. In 2007, we generated $2,214.2 million in total operating revenue, representing approximately four times the operating revenue of the next largest investor-owned company in the United States water and wastewater business, and $15.1 million in operating income which includes $509.3 million of impairment charges relating to continuing operations, and a net loss of $342.8 million. For the three months ended March 31, 2009, we generated $550.2 million in total operating revenue, $335.4 million in operating loss, which includes $450.0 million of impairment charges, and a net loss of $413.1 million.

We have two operating segments which are also the Company’s two reportable segments, which we refer to as the Regulated Businesses and Non-Regulated Businesses segments.

For 2008, our Regulated Businesses generated $2,082.7 million in operating revenue, prior to inter-segment eliminations, representing 89.1% of total operating revenue. For the same period, our Non-Regulated Businesses generated $272.2 million in operating revenue, prior to inter-segment eliminations, representing 11.6% of total consolidated operating revenue. For the three months ended March 31, 2009, our Regulated Businesses generated $497.4 million in operating revenue, which accounted for 90.4% of total consolidated operating revenue. For the same period, our Non-Regulated Businesses generated $57.5 million in operating revenue, which accounted for 10.5% of total consolidated operating revenue.

Our Industry

The United States water and wastewater industry has two main segments: (i) utility, which involves supplying water and wastewater services to customers, and (ii) general services, which involves providing water and wastewater-related services, including engineering, consulting and sales of water infrastructure and distribution products, such as pipes, to water and wastewater utilities and other consumers on a fee-for-service contract basis.

The utility segment includes municipal systems, which are owned and operated by local governments, and investor-owned systems. Government-owned systems make up the vast majority of the United States water and wastewater utility segment, accounting for approximately 84% of all United States community water systems and approximately 98% of all United States community wastewater systems.

The utility segment is characterized by high barriers to entry, including high capital spending requirements. Investor-owned water and wastewater utilities also face regulatory approval processes in order to do business, which may involve obtaining relevant operating approvals, including certificates of public convenience and necessity (or similar authorizations), pursuant to which state PUCs grant investor-owned utilities the right to provide service within an authorized service area. The utility segment of the United States water and wastewater industry is highly fragmented, with approximately 52,000 community water systems and approximately 16,000 community wastewater facilities, according to the United States Environmental Protection Agency, or EPA, and therefore presents opportunities for consolidation. Larger utilities, such as ours, that have greater access to capital are generally more capable of making mandated and other necessary infrastructure upgrades to water and wastewater systems.

Our Strengths

We believe that we are distinguished by the following key competitive strengths:

Market leader with broad national footprint and strong local presence. We are the largest and most geographically diversified investor-owned water and wastewater utility company in the United States. Our scale provides us with a competitive advantage in procuring goods and services reliably and economically. Our geographic scope enables us to capitalize effectively on growth opportunities across our service areas, while helping to insulate us from adverse conditions relating to regulatory environments, weather and economic conditions in any one geographic area. Also, our active community involvement supports customer satisfaction.

Regulated Businesses provide financial stability. Our Regulated Businesses provide a high degree of financial stability because (i) high barriers to entry insulate us from competitive pressures, (ii) economic regulation promotes predictability in financial planning and long-term performance through the rate-setting process and (iii) our largely residential customer base promotes consistent operating results.

Experience in securing appropriate rates of return and promoting constructive regulatory frameworks. We seek appropriate rates of return on our investment and a return of our investment and recovery of prudently incurred operating expenses from state PUCs in the form of rate increases, which we refer to as rate relief. We have a strong track record of providing reliable service at cost-effective rates, which has generally allowed us to maintain positive relations with regulators. We have generally been granted rate relief in a timely manner after application.

Significant growth opportunities with a low risk business profile. We believe we are well positioned to benefit from favorable industry dynamics in the water and wastewater sectors, which provide significant opportunities for future growth in both our Regulated Businesses and complementary Non-Regulated Businesses.

•

We intend to invest capital prudently to enable us to continue to provide essential services to our customers in the water and wastewater utility industry and to municipalities in meeting the capital challenges of making substantial required infrastructure upgrades.

•	Our Regulated Businesses provide a large platform on which to grow both organically and through consolidation from among the numerous water and wastewater systems in the United States.

•	Our national footprint increases our ability to make opportunistic investments in non-regulated businesses that are complementary to our Regulated Businesses.

Experienced senior management team. Our four most senior executives, Donald L. Correll, President and Chief Executive Officer, Ellen C. Wolf, Senior Vice President and Chief Financial Officer, John S. Young, President, American Water Services, and Walter J. Lynch, President, Regulated Operations, have an average of over 20 years of experience in the utilities industry. Our 14 state presidents have an average of 25 years of experience in the utilities industry.

Industry leader in water quality, testing and research. We are experts in water quality testing, compliance and treatment and have established and own industry-leading water testing facilities. Our technologically advanced quality control and testing laboratory in Belleville, Illinois is certified in 23 states and Puerto Rico.

Our Strategy

Our goal is to consistently provide customers with safe, high quality drinking water and reliable water and wastewater services. Our business strategies include:

•	continuing to invest prudently in regulated water and wastewater infrastructure projects;

•	earning an appropriate rate of return on our investments from state PUCs;

•	growing our Regulated Businesses through acquisitions; and

•	continuing to pursue public/private partnerships, including O&M and military contracts and services, and other non-regulated businesses that are complementary to our Regulated Businesses.

The Selling Stockholder

American Water is currently an indirect majority-owned subsidiary of RWE Aktiengesellschaft, which we refer to as RWE, a stock corporation incorporated in the Federal Republic of Germany whose shares are publicly listed on the Frankfurt and Düsseldorf stock exchanges and other German stock exchanges as well as on the Zurich stock exchange. RWE is one of Europe’s leading electricity and gas companies and supplies 20 million customers with electricity and 10 million customers with gas in Germany, the United Kingdom and Central and Eastern Europe. On November 4, 2005, RWE announced its intention to exit its water activities in the United States and the United Kingdom in order to focus on its core European electricity and gas business and has since then completed the divestiture of its water business in the United Kingdom. As a part of this strategy, RWE sold approximately 63.2 million shares in the initial public offering of American Water’s common stock in April 2008. Of the approximately 63.2 million shares sold, approximately 5.2 million were sold pursuant to the partial exercise of the underwriters’ over-allotment option on May 27, 2008. RWE intends to fully divest its remaining ownership of American Water through the consummation of additional public offerings of common stock of American Water as soon as reasonably practicable, subject to market conditions, which, together with RWE’s sale of shares in the initial public offering, we refer to as the RWE Divestiture. As of March 31, 2009, RWE owned approximately 60% of American Water’s outstanding shares of common stock. Upon the consummation of this offering, RWE will own approximately 49% of our common stock (or approximately 47% if the underwriters’ option to purchase additional shares is exercised in full).

Recent Developments

On May 21, 2009, American Water Capital Corp., our wholly-owned financing subsidiary, which we refer to as AWCC, closed the remarketing of $16.7 million in aggregate principal amount of 6.75% tax exempt bonds due 2031, $18.0 million in aggregate principal amount of 6.1% tax exempt bonds due 2019, $18.3 million in aggregate principal amount of tax exempt bonds due 2018 and $31.9 million of variable rate demand bonds. The proceeds from the issuances were used to pay down short term debt.

On May 19, 2009, AWCC closed its private placement offering of $25.5 million in aggregate principal amount of 8.27% Senior Unsecured Notes due 2039 and $24.5 million in aggregate principal amount of 7.21% Senior Unsecured Notes due 2019. We used the proceeds principally to pay down short-term debt.

On May 13, 2009, New Jersey-American Water Company, our subsidiary, which we refer to as NJAWC, closed its private offering of $75.0 million in aggregate principal amount of its 6.35% first mortgage bonds due 2039 and $25.0 million in aggregate principal amount of its 5.48% first mortgage bonds due 2019. NJAWC used the proceeds principally to pay down short-term debt.

Organizational Structure

American Water is currently a direct majority-owned subsidiary of RWE Aqua Holdings GmbH, which we refer to as the selling stockholder, a limited liability company organized under the laws of the Federal Republic of Germany and a direct wholly-owned subsidiary of RWE. The following chart sets forth our organizational structure after giving effect to the consummation of this offering (assumes no exercise of the underwriters’ option to purchase additional shares):

Our Executive Offices

We are a corporation incorporated under the laws of Delaware. Our principal executive offices are located at 1025 Laurel Oak Road, Voorhees, NJ 08043. Our telephone number is (856) 346-8200. Our internet address is www.amwater.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

“American Water” and its logos are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	14,500,000 shares

Common stock offered by the selling stockholder	11,500,000 shares

Common stock outstanding immediately after this offering	174,498,756 shares

Option to purchase additional shares	The underwriters have an option to purchase a maximum of additional shares from the selling stockholder.

Use of Proceeds	We estimate that the net proceeds from the offering of shares by us will be approximately $ million (based on the public offering price of per share). We intend to use these net proceeds to redeem short-term debt, which includes borrowings under AWCC’s $840.0 million unsecured revolving credit facility and commercial paper. We will not receive any proceeds from the offering of shares of our common stock by the selling stockholder.

Dividend Policy	Subject to applicable law and the discretion of our board of directors, we will pay cash dividends at a rate of approximately $0.20 per share per quarter in 2009 on our common stock to be paid approximately 60 days after the end of each fiscal quarter. The declaration, payment and amount of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors our board of directors deems relevant.

Listing	Our common stock is listed on the NYSE under the symbol “AWK.”

Risk Factors	See “Risk Factors” beginning on page S-11 of this prospectus supplement, Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and other filings incorporated by reference herein for a discussion of factors that you should refer to and carefully consider before deciding to invest in shares of our common stock.

All information in this prospectus, unless otherwise indicated or the context otherwise requires:

•	assumes an offering price of $17.28 per share, which is the last reported sale price on the NYSE on May 29, 2009; and

•	assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data at the dates and for the periods indicated. The statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus supplement. The statement of operations data for the three months ended March 31, 2008 and 2009 and the balance sheet data as of March 31, 2009 have been derived from our unaudited historical consolidated financial statements, which have been prepared on a basis consistent with our annual consolidated financial statements, included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and are incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year or any future period.

Our historical consolidated financial data is not necessarily indicative of our future performance or what our financial position and results of operations would have been if we had operated as a separate, stand-alone entity during the periods shown. This financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in “Selected Historical Consolidated Financial Data,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which are incorporated by reference in this prospectus supplement.

	For the Years Ended December 31,			For the Three Months Ended March 31
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of operations data(1):
Operating revenues	$2,093,067	$2,214,215	$2,336,928	$506,815	$550,170
Operating expenses
Operation and maintenance	1,174,544	1,246,479	1,303,798	311,261	314,402
Depreciation and amortization	259,181	267,335	271,261	63,916	68,843
General taxes	185,065	183,253	199,139	52,066	52,497
Loss (gain) on sale of assets(2)	79	(7,326)	(374)	(70)	(202)
Impairment charges	221,685	509,345	750,000	750,000	450,000

Total operating expenses, net	1,840,554	2,199,086	2,523,824	1,177,173	885,540

Operating income (loss)	252,513	15,129	(186,896)	(670,358)	(335,370)

Other income (deductions)
Interest, net	(365,970)	(283,165)	(285,155)	(69,968)	(71,979)
Amortization of debt expense	(5,062)	(4,867)	(5,895)	(1,318)	(1,488)
Other, net(3)	9,581	17,384	27,352	1,149	1,114

Total other income (deductions)	(361,451)	(270,648)	(263,698)	(66,228)	(67,138)

Income (loss) from continuing operations before income taxes	(108,938)	(255,519)	(450,594)	(736,586)	(402,508)

Provision for income taxes	46,912	86,756	111,827	(4,102)	10,571

Income (loss) from continuing operations	$(155,850)	$(342,275)	$(562,421)	$(732,484)	$(413,079)

Income (loss) from continuing operations per basic common share(4)	$(0.97)	$(2.14)	$(3.52)	$(4.58)	$(2.58)

Income (loss) from continuing operations per diluted common share(4)	$(0.97)	$(2.14)	$(3.52)	$(4.58)	$(2.58)

Basic weighted average common shares(4)	160,000	160,000	159,967	160,000	160,011

Diluted weighted average common shares(4)	160,000	160,000	159,967	160,000	160,011

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(in thousands)
Other data:
Operating activities	$323,748	$473,712	$552,169	$85,391	$142,499
Investing activities	(691,438)	(746,578)	(1,033,667)	(187,705)	(202,281)
Financing activities	332,367	256,593	477,559	98,035	58,756
Construction expenditures	(682,863)	(750,810)	(1,008,806)	(188,437)	(196,178)
Dividends declared per common share	—	—	0.40	—	0.20

	As of December 31,			As of March 31, 2009
	2006	2007	2008
				(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$29,754	$13,481	$9,542	$8,516
Utility plant and property, net of depreciation	8,605,341	9,199,909	9,991,783	10,102,399
Total assets	12,783,059	12,951,327	13,231,818	12,907,244
Other short-term and long-term debt	4,103,532	4,991,806	5,278,895	5,367,397
Redeemable preferred stock	1,774,475	24,296	24,150	24,153
Total debt and redeemable preferred stock	5,878,007	5,016,102	5,303,045	5,391,550
Common stockholders’ equity	3,817,397	4,542,046	4,102,001	3,660,341
Preferred stock without mandatory redemption requirements	4,568	4,568	4,557	4,557
Total stockholders’ equity	3,821,965	4,546,614	4,106,558	3,664,898

(1)	On September 28, 2007, Thames Water Aqua US Holdings, Inc., at the time an indirect wholly-owned subsidiary of RWE, which we refer to as Thames US Holdings, was merged with and into American Water, with American Water as the surviving entity. American Water was an indirect wholly-owned subsidiary of RWE until its initial public offering in April 2008. The historical consolidated financial statements of American Water represent the consolidated results of the Company, formerly issued under the name Thames Water Aqua US Holdings, Inc. and Subsidiary Companies.

(2)	Represents primarily losses (gains) on sales of publicly traded securities and dispositions of assets not needed in utility operations.

(3)	Includes allowance for other funds used during construction, allowance for borrowed funds used during construction and preferred dividends of subsidiaries.

(4)	For the three months ended March 31, 2009 and March 31, 2008, the number of shares used to compute loss from continuing operations per basic common share and loss from continuing operations per diluted common share is 160.0 million. For the year ended December 31, 2008, the number of shares used to compute loss from continuing operations per basic common share and loss from continuing operations per diluted common share is 160.0 million. The number of shares used to compute income (loss) from continuing operations per basic common share and income (loss) from continuing operations per diluted common share for the fiscal years ended December 31, 2007 and 2006 is 160.0 million after giving effect to the 160,000-for-1 stock split on November 7, 2007. For the three months ended March 31, 2009 and the year ended December 31, 2008 there are no dilutive incremental common shares included in diluted earnings per share as all potentially dilutive instruments would be antidilutive. For the three months ended March 31, 2008, the Company had no potentially dilutive shares.

RISK FACTORS

An investment in our common stock involves risks. This prospectus supplement does not describe all of these risks. You should carefully consider the risks described below and the risks described in Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, as updated or amended in subsequent filed reports with the SEC, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock may fluctuate widely. You may not be able to resell your shares at or above the offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors, including broad market fluctuations. Some specific factors that may have a significant effect on the market price of our common stock include:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•	sales of common stock by us, the selling stockholder or members of our management team; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or the water services industry generally.

Future sales of our shares, or the perception by the market that future sales of our shares may occur, could depress the market price of our common stock.

Future sales, or the perception of the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities at a time and price that we deem appropriate. As of May 4, 2009, there were 160,031,166 shares of our common stock outstanding.

The shares of common stock sold by RWE and by us in this offering will be freely transferable without restriction or further registration under the Securities Act. The 85,236,779 shares (or 81,336,779 shares if the underwriters’ option to purchase additional shares is exercised in full) of common stock owned by RWE after the consummation of this offering will be restricted securities within the meaning of Rule 144 under the Securities Act but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 and the lock-up provisions described below. RWE has certain registration rights with respect to the common stock that they will retain following this offering and, subject to the lock-up provisions described in this prospectus, intends to fully divest its remaining ownership of American Water as soon as reasonably practicable, subject to market conditions.

In connection with the initial public offering, we granted 269,254 restricted stock units, 89,921 restricted stock awards and 2,077,814 stock options under our 2007 Omnibus Equity Compensation Plan, and established an employee stock purchase plan, for which we have reserved 2.0 million shares of our common stock to be issued and sold thereunder.

We, our executive officers and directors and the selling stockholder have agreed to a “lock-up,” meaning that, subject to specified exceptions, neither we nor they will sell any shares or engage in any hedging transactions without the prior consent of the representatives of the underwriters for 90 days after the date of this prospectus. Following the expiration of this 90-day lock-up period, all of the              million shares (or              million shares if the underwriters’ option to purchase additional shares is exercised in full) of our common stock held by our executive officers and directors and by the selling stockholder will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144.

We expect to pursue issuances of our common stock in order to meet our capital expenditure needs. We may need to issue and sell shares of common stock as a result of additional goodwill impairments. We may also issue shares of our common stock, or other securities, from time to time as consideration for future acquisitions and investments. The number of shares of our common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. To the extent such shares or other securities are issued in private transactions, we may also grant registration rights covering those shares or other securities. In connection with any such acquisitions and investments, any additional capital raised through the sale of our equity securities may dilute your percentage ownership in us. See “Shares Eligible for Future Sale” for a discussion of the shares of common stock that may be sold into the public market in the future.

You may never receive dividends on your investment in our common stock, which may limit your returns.

Subject to applicable law and the discretion of our board of directors, we will pay regular quarterly cash dividends on our common stock. See “Dividend Policy.” However, you may not receive dividends in the amounts disclosed in this prospectus, or at all, as a result of the following factors:

•	we are not legally or contractually required to pay dividends;

•	we may modify or revoke our policy to pay a regular quarterly dividend at any time;

•

even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors, and any future dividends with respect to shares of our common stock will depend on, among other things, our financial condition and results of operations, liquidity requirements, capital requirements of our subsidiaries, legal requirements, regulatory constraints, management’s assessment of our ability to fund capital expenditures through debt and equity offerings and other factors deemed relevant by our board of directors;

•

some of our debt agreements restrict our ability, subject to specified exceptions, to pay dividends, and our ability to pay dividends may be subject to restrictions imposed by agreements governing our future indebtedness;

•

our ability to pay dividends will depend on our ability to generate cash flow from operations in the future. This ability, to an extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. In addition, we are a holding company with no substantial assets. Because substantially all of our operations are conducted through our subsidiaries, we will not be able to pay dividends unless we receive sufficient cash distributions from our operating subsidiaries. We cannot assure you that our operating subsidiaries will generate sufficient cash flow from operations, or have sufficient surplus or net profits to make cash contributions to us in an amount sufficient to enable us to pay dividends. Even if these amounts are sufficient, our operating subsidiaries are subject to regulation by applicable state PUCs which may limit their ability to pay distributions to us, and the amount of dividends our subsidiaries may distribute is restricted by the agreements governing their indebtedness; and

•	the amount of dividends we may distribute is subject to Delaware law restrictions.

If we do not have sufficient cash to fund dividend payments, we would either reduce or eliminate dividends or rely on cash provided by financing activities to fund dividend payments, and such financing may or may not be available.

Our dividend policy was in effect for the year ended December 31, 2008. Without making any pro forma adjustments other than the proposed payment of dividends, we were not able to fund our construction expenditures and fund our acquisitions without using excess cash, borrowings under our revolving credit facility or proceeds from additional financings.

Our principal stockholder is in a position to affect our ongoing operations, corporate transactions and other matters, and its interests may conflict with or differ from your interests as a stockholder.

Upon the consummation of this offering, RWE will own approximately 49% of our common stock (or approximately 47% if the underwriters’ option to purchase additional shares is exercised in full). As a result, RWE may be able to control the outcome on matters submitted to a vote of our stockholders, including the election of directors. So long as RWE continues to own a significant portion of the outstanding shares of our common stock, it will continue to be able to significantly influence the election of our directors, subject to compliance with applicable NYSE requirements, our decisions, policies, management and affairs and corporate actions requiring stockholder approval, including the approval of transactions involving a change in control. The interests of RWE and its affiliates may not coincide with the interests of our other stockholders.

Provisions in our amended and restated certificate of incorporation, our bylaws, Delaware law and the laws of the states in which we operate may inhibit or discourage a takeover attempt and negatively affect the value of your shares.

Provisions of our charter documents, the General Corporation Law of the State of Delaware, the state in which we are organized, and the laws of the states in which we operate, could discourage potential acquisition proposals or make it more difficult for a third party to acquire control of our company, even if doing so might be beneficial to our stockholders. See “Description of Capital Stock” in the accompanying prospectus for a summary description of American Water’s Common Stock. Our amended and restated certificate of incorporation and bylaws provide for various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions, or may deter, delay or prevent a third party from acquiring us. These provisions include:

•	limitations on who may call special meetings of stockholders;

•	the inability of stockholders to act by written consent;

•	advance notice requirements for nominations for election to the board of directors and for stockholder proposals; and

•

the authority of our board of directors to issue, without stockholder approval, shares of preferred stock with such terms as our board of directors may determine and to issue additional shares of our common stock.

In addition, some of the states in which we operate have enacted laws that require regulatory approval for the acquisition of “control” of regulated utilities. The threshold for a change in control is a fact-specific inquiry that varies by state. For instance, in some states, any person acquiring more than 9.9% of our common stock would need the prior approval of the applicable state PUC or a determination from such state PUC that “control” has not been acquired. In addition to ownership, other states may analyze the degree of influence or control an acquiror may exert over the company. Any person acquiring our common stock in this offering or in any other purchase of our common stock in a quantity sufficient to trigger a change in control under state law would need the prior approval of the applicable state PUC. For example, in Kentucky, KY. Rev. Stat. Ann. §278.020 requires that no person may acquire control of American Water without obtaining necessary regulatory approvals.

These provisions may discourage acquisition proposals and may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting stock or may delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our common stock price.

FORWARD-LOOKING STATEMENTS

We have made statements under “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus supplement or incorporated by reference herein that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “forecast,” “outlook,” “future,” “potential,” “continue,” “may,” “can,” “should” and “could” and similar expressions. Forward-looking statements may relate to, among other things, our future financial performance, our growth strategies, our ability to repay debt, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments.

Forward-looking statements are predictions based on our current expectations and assumptions regarding future events. They are not guarantees of any outcomes, financial results or levels of performance, and you are cautioned not to place undue reliance upon them. These forward-looking statements are subject to a number of risks and uncertainties, and new risks and uncertainties of which we are not currently aware or which we do not currently perceive may arise in the future from time to time. Should any of these risks or uncertainties materialize, or should any of our expectations or assumptions prove incorrect, then our results may vary materially from those discussed in the forward-looking statements herein. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to, the factors discussed under “Risk Factors” in this prospectus supplement and Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, as updated or amended in subsequent filed reports with the SEC, and the following factors:

•	weather conditions, patterns or events, including drought or abnormally high rainfall;

•	changes in general economic, business and financial market conditions;

•	fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements;

•	changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies;

•	the decisions of governmental and regulatory bodies, including decisions to raise or lower rates;

•	the timeliness of regulatory commissions’ actions concerning rates;

•	migration into or out of our service territories;

•	our ability to obtain permits for expansion projects;

•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;

•	the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations;

•	our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business;

•	our ability to manage the expansion of our business;

•	our ability to control operating expenses and to achieve efficiencies in our operations;

•	access to sufficient capital on satisfactory terms;

•	fluctuations in interest rates;

•	restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends;

•	changes in our credit rating;

•	changes in capital requirements;

•	the incurrence of impairment charges;

•	difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions;

•	ability to retain and attract qualified employees;

•	cost overruns relating to improvements or the expansion of our operations; and

•	civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

The risks and uncertainties referenced above are not intended to be exhaustive. See “Risk Factors” beginning on page S-11 of this prospectus supplement and our most recent Annual Report on Form 10-K, including the information in Item 1A, “Risk Factors,” therein, and other documents filed with the SEC for an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements contained in or incorporated by reference in this prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Any forward-looking statements we make speak only as of the date of such statement. Except as required by law, we do not have any obligation, and we specifically disclaim any undertaking or intention, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus supplement concerning the water and wastewater industry, its segments and related markets and our general expectations concerning such industry and its segments and related markets are based on management estimates. Such estimates are derived from publicly available information released by third-party sources, as well as data from our internal research and on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. We have estimated the number of people served by our water and wastewater systems (i) by multiplying the number of residential water and wastewater connections by average people per household based on 2000 United States Census data by state (average people per household varies by state but is generally between 2.4 to 3.0 individuals per household); (ii) by adjusting for weather fluctuations, for some other customer classes, including commercial customers, and for bulk water sales and (iii) by reconciling drinking water and wastewater connections to avoid double counting population served where the same user has both drinking water and wastewater service. In some instances, population estimates for our Non-Regulated Businesses are based on either (i) specific population estimates from the client or (ii) population estimates based on the average volume of water processed by the applicable facilities. While we are not aware of any misstatements regarding the industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million (based on the public offering price of $             per share) from the sale of shares of our common stock by us in this offering after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds to us from this offering to redeem short-term debt, which includes borrowings under AWCC’s $840.0 million unsecured revolving credit facility and commercial paper with maturity of under one week. Affiliates of some of the underwriters are lenders under this credit facility. The credit facility is scheduled to terminate on September 15, 2012 for $155.0 million of commitments and on September 15, 2013 for $685.0 million of commitments. As of May 27, 2009, the average interest rate on our commercial paper was 1.08%, and the average interest rate on short term borrowings under the credit facility was 0.60%. AWCC had $320.0 million of outstanding borrowings and $46.9 million of outstanding letters of credit under this credit facility as of May 27, 2009. As of May 27, 2009, AWCC had $165.0 million of commercial paper outstanding.

The selling stockholder will receive the remaining net proceeds from the sale of shares of our common stock in this offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder in this offering.

PRICE RANGE OF COMMON STOCK

Prior to April 23, 2008, there was no established public trading market for our common stock. Since April 23, 2008, our common stock has traded on the NYSE under the symbol “AWK.” The following table sets forth the per-share range of the high and low closing sales prices of our common stock as reported on the NYSE for the periods indicated:

Year Ended December 31, 2008	High	Low
Second Quarter (from April 23, 2008)	$23.37	$20.60
Third Quarter	22.95	18.63
Fourth Quarter	22.16	17.16

Year Ending December 31, 2009	High	Low
First Quarter	$21.48	$16.53
Second Quarter (through May 29, 2009)	18.79	16.95

On May 29, 2009, there were approximately 37 holders of record of our common stock and the last reported sale price of our common stock on the NYSE was $17.28 per share.

DIVIDEND POLICY

Our board of directors has adopted a dividend policy to distribute to our stockholders a portion of our net cash provided by operating activities as regular quarterly dividends, rather than retaining that cash for other purposes. Subject to applicable law and the discretion of our board of directors, our policy is to distribute 50% to 70% of our net income annually.

Our cash dividend policy reflects our basic judgment that it is in the best interest of our stockholders to distribute to them a portion of the cash generated by our business. In order to fund construction expenditures, acquisitions (including tuck-in acquisitions) and principal and interest payments on our indebtedness, and pay dividends at the level currently anticipated under our dividend policy, we expect that we will need additional financing from external sources. In our judgment, our dividend policy, which is consistent with utility industry practice, will enable us to attract financing required to fund capital expenditures and acquisitions.

Subject to applicable law and the discretion of our board of directors, we will pay cash dividends at a rate of approximately $0.20 per share per quarter in 2009 on our common stock, to be paid approximately 60 days after the end of each fiscal quarter. The quarterly and annual average aggregate dividend amounts for the next four quarters would be $35.0 million and $139.6 million, respectively. The aggregate dividend amounts are based upon the estimated average 174.5 million shares outstanding after this offering during the next four quarters.

We expect that dividends will be paid in March, June, September and December of each fiscal year to holders of record approximately 15 days prior to the distribution date. Since the dividends on our common stock will not be cumulative, only declared dividends will be paid.

We have paid quarterly dividends of $0.20 per share since September 2, 2008. In March 2009, the Company made a cash dividend payment of $0.20 per share to all shareholders of record as of February 18, 2009. On April 30, 2009 our board of directors declared a quarterly cash dividend payment of $0.20 per share payable on June 1, 2009 to all shareholders of record as of May 18, 2009. From 2003 to 2007, inclusive, because we were not a public company, we did not pay dividends on our common stock. However, American Water, prior to its acquisition by RWE in 2003, paid dividends to common stockholders in each of the years since it became publicly traded in 1947.

For further information about our dividend policy and our ability to pay dividends, see “Risk Factors—Risks Related to Our Industry and Business—Our Regulated Businesses require significant capital expenditures to maintain infrastructure and expand our rate base and may suffer if we fail to secure appropriate funding to make investments, or if we suffer delays in completing major capital expenditure projects” under Item 1A of our most recent Annual Report on Form 10-K and “Risk Factors—You may never receive dividends on your investment in our common stock, which may limit your returns” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009 on an actual basis and on an as adjusted basis to give effect to the issuance and sale by us of shares of our common stock in this offering at an offering price of $             per share and the issuance of $100.0 million of first mortgage bonds, $50.0 million of senior unsecured notes and $52.9 million of tax-exempt bonds since March 31, 2009 and the use of proceeds from each offering as if each had occurred on March 31, 2009.

You should read this table in conjunction with, and this table is qualified in its entirety by reference to, the sections in this prospectus entitled “Summary Historical Consolidated Financial Data,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of March 31, 2009
	(in thousands)
	Historical	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$8,516	$8,516

Short-term debt(1)(2)
Short-term debt	645,092

Total short-term debt	645,092

Long-term debt of AWCC including current portion
Senior notes(1)	3,006,000	3,108,900
Long-term debt of other subsidiaries including current portion
Private activity bonds and government funded debt	935,800	935,800
Mortgage bonds(2)	675,200	775,200
Senior debt	40,518	40,518
Redeemable preferred stock at redemption value(3)	24,425	24,425
Notes payable and other	2,841	2,841
Unamortized debt discount, net	61,674	61,674

Total long-term debt	4,746,458	4,949,358

Total debt	5,391,550

Equity
Common stockholders’ equity	3,660,341
Preferred stock without mandatory redemption requirements	4,557	4,557

Total equity	3,664,898

Total capitalization including short-term debt and current portion of long-term debt	$9,056,448

(1)	The as adjusted column reflects the issuance by AWCC of $25.5 million in aggregate principal amount of 8.27% senior unsecured notes due 2039 and $24.5 million in aggregate principal amount of 7.21% senior unsecured notes due 2019 on May 19, 2009, $16.7 million in aggregate principal amount of 6.75% tax exempt bonds due 2031, $18.0 million in aggregate principal amount of 6.1% tax exempt bonds due 2019 and $18.3 million in aggregate principal amount of tax exempt bonds due 2018 on May 21, 2009. The proceeds from the issuances were used to pay down short term debt.

(2)	The as adjusted column reflects the issuance by NJAWC of $75.0 million in aggregate principal amount of its 6.35% first mortgage bonds due 2039 and $25.0 million in aggregate principal amount of its 5.48% first mortgage bonds due 2019 on May 13, 2009. The proceeds from the issuance were used to pay down short term debt.

(3)	Includes current portion of redeemable preferred stock and the unamortized debt discount attributable to preferred stock of $0.3 million.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

Our net tangible book value as of March 31, 2009 was approximately $2,459.1 million, or $15.37 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2009. Total tangible assets represent total assets, excluding goodwill of $1,249.8 million and other intangible assets and deferred financing costs of $68.9 million. After giving effect to the issuance and sale by us of 14,500,000 shares of our common stock in this offering at an assumed offering price of $17.28 per share (the last reported sale price of our common stock on May 29, 2009, on the NYSE), and after deducting the underwriting discounts and estimated offering expenses that we will pay, our net tangible book value as of March 31, 2009 would have been approximately $2,701.1 million, or $15.48 per share of common stock. This represents an immediate increase in net tangible book value of $0.11 per share to existing stockholders and an immediate dilution of $1.80 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Per Share
Assumed offering price per share	$17.28
Net tangible book value per share as of March 31, 2009	$15.37
Increase per share attributable to this offering	$0.11
Net tangible book value per share after this offering	$15.48
Decrease per share to new investors due to dilution	$1.80

These calculations assume no issuance of shares of our common stock through the exercise of stock options as of March 31, 2009. To the extent all of these options had been exercised as of March 31, 2009, our net tangible book value per share of common stock would have further decreased and the dilution per share of common stock to new investors in this offering would have further increased. Sales of shares by the selling stockholder in this offering do not affect our net tangible book value.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data at the dates and for the periods indicated. The statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus supplement. The statement of operations data for the years ended December 31, 2004 and 2005, and the balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from our historical financial statements, in each case, which are not included in our Annual Report on Form 10-K for the year ended December 31, 2008 and are not incorporated by reference in this prospectus supplement. The statement of operations data for the three months ended March 31, 2008 and 2009 and the balance sheet data as of March 31, 2009 have been derived from our unaudited historical consolidated financial statements, which have been prepared on a basis consistent with our annual consolidated financial statements are included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and are incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year or any future period.

Our historical consolidated financial data are not necessarily indicative of our future performance or what our financial position and results of operations would have been if we had operated as a separate, stand-alone entity during the periods shown. This financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in “Summary Historical Consolidated Financial Data,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which are incorporated by reference in this prospectus supplement.

	For the Years Ended December 31,					For the Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of operations data(1):
Operating revenues	$2,017,871	$2,136,746	$2,093,067	$2,214,215	$2,336,928	$506,815	$550,170
Operating expenses
Operation and maintenance	1,121,970	1,201,566	1,174,544	1,246,479	1,303,798	311,261	314,402
Depreciation and amortization	225,260	261,364	259,181	267,335	271,261	63,916	68,843
General taxes	170,165	183,324	185,065	183,253	199,139	52,066	52,497
Loss (gain) on sale of assets(2)	(8,611)	(6,517)	79	(7,326)	(374)	(70)	(202)
Impairment charges	78,688	385,434	221,685	509,345	750,000	750,000	450,000

Total operating expenses, net	1,587,472	2,025,171	1,840,554	2,199,086	2,523,824	1,177,173	885,540

Operating income (loss)	430,399	111,575	252,513	15,129	(186,896)	(670,358)	(335,370)

Other income (deductions)
Interest, net	(315,944)	(345,257)	(365,970)	(283,165)	(285,155)	(69,968)	(71,979)
Amortization of debt expense	(3,377)	(4,367)	(5,062)	(4,867)	(5,895)	(1,318)	(1,488)
Other, net(3)	14,350	13,898	9,581	17,384	27,352	1,149	1,114

Total other income (deductions)	(304,971)	(335,726)	(361,451)	(270,648)	(263,698)	(66,228)	(67,138)

Income (loss) from continuing operations before income taxes	125,428	(224,151)	(108,938)	(255,519)	(450,594)	(736,586)	(402,508)

Provision for income taxes	66,328	50,979	46,912	86,756	111,827	(4,102)	10,571

Income (loss) from continuing operations	$59,100	$(275,130)	$(155,850)	$(342,275)	$(562,421)	$(732,484)	$(413,079)

Income (loss) from continuing operations per basic common share(4)	$0.37	$(1.72)	$(0.97)	$(2.14)	$(3.52)	$(4.58)	$(2.58)

Income (loss) from continuing operations per diluted common share(4)	$0.37	$(1.72)	$(0.97)	$(2.14)	$(3.52)	$(4.58)	$(2.58)

Basic weighted average common shares(4)	160,000	160,000	160,000	160,000	159,967	160,000	160,011

Diluted weighted average common shares(4)	160,000	160,000	160,000	160,000	159,967	160,000	160,011

	For the Years Ended December 31,					For the Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)	(unaudited)
	(in thousands)
Other data:
Cash flows provided by (used in):
Operating activities	$458,408	$525,435	$323,748	$473,712	$552,169	$85,391	$142,499
Investing activities	(545,903)	(530,165)	(691,438)	(746,578)	(1,033,667)	(187,705)	(202,281)
Financing activities	95,254	(9,049)	332,367	256,593	477,559	98,035	58,756
Construction expenditures	(540,765)	(552,636)	(682,863)	(750,810)	(1,008,806)	(188,437)	(196,178)
Dividends declared per common share	—	—	—	—	0.40	—	0.20

	As of December 31,					As of March 31, 2009
	2004	2005	2006	2007	2008
						(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$78,856	$65,077	$29,754	$13,481	$9,542	$8,516
Utility plant and property, net of depreciation	7,754,434	8,101,769	8,605,341	9,199,909	9,991,783	10,102,399
Total assets	12,728,410	12,542,029	12,783,059	12,951,327	13,231,818	12,907,244
Other short-term and long-term debt	5,101,891	5,030,078	4,103,532	4,991,806	5,278,895	5,367,397
Redeemable preferred stock	1,775,224	1,774,691	1,774,475	24,296	24,150	24,153
Total debt and redeemable preferred stock	6,877,115	6,804,769	5,878,007	5,016,102	5,303,045	5,391,550
Common stockholders’ equity	3,129,555	2,804,716	3,817,397	4,542,046	4,102,001	3,660,341
Preferred stock without mandatory redemption requirements	4,651	4,571	4,568	4,568	4,557	4,557
Total stockholders’ equity	3,134,206	2,809,287	3,821,965	4,546,614	4,106,558	3,664,898

(1)	On September 28, 2007, Thames US Holdings, at the time an indirect wholly-owned subsidiary of RWE, was merged with and into American Water, with American Water as the surviving entity. American Water was an indirect wholly-owned subsidiary of RWE until its initial public offering in April 2008. The historical consolidated financial statements of American Water represent the consolidated results of the Company, formerly issued under the name Thames Water Aqua US Holdings, Inc. and Subsidiary Companies.

(2)	Represents primarily losses (gains) on sales of publicly traded securities and dispositions of assets not needed in utility operations.

(3)	Includes allowance for other funds used during construction, allowance for borrowed funds used during construction and preferred dividends of subsidiaries.

(4)	For the three months ended March 31, 2009 and March 31, 2008, the number of shares used to compute loss from continuing operations per basic common share and loss from continuing operations per diluted common share is 160.0 million. For the year ended December 31, 2008, the number of shares used to compute loss from continuing operations per basic common share and loss from continuing operations per diluted common share is 160.0 million. The number of shares used to compute income (loss) from continuing operations per basic common share and income (loss) from continuing operations per diluted common share for the fiscal years ended December 31, 2007 and 2006 is 160.0 million after giving effect to the 160,000-for-1 stock split on November 7, 2007. For the three months ended March 31, 2009 and the year ended December 31, 2008 there are no dilutive incremental common shares included in diluted earnings per share as all potentially dilutive instruments would be antidilutive. For the three months ended March 31, 2008, the Company had no potentially dilutive shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of our initial public offering and related transactions. Accordingly, the discussion and analysis of historical periods before our initial public offering and related transactions do not reflect the significant impact that these transactions have had or will have on us. You should read the following discussion together with the financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for three months ended March 31, 2009, which are incorporated by reference in this prospectus supplement. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made, or incorporated by reference, in this prospectus supplement should be read as applying to all related forward-looking statements whenever they appear, or are incorporated by reference, in this prospectus supplement. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss herein under “Risk Factors” and in Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated or amended in subsequent filed reports with the SEC, and those appearing elsewhere in this prospectus supplement or otherwise incorporated herein by reference. You should read “Risk Factors” and “Forward-Looking Statements.” Certain 2007 and 2006 amounts have been reclassified within operations and maintenance expense to conform to the 2008 presentation.

Overview

Founded in 1886, American Water is the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served. Our approximately 7,300 employees provide drinking water, wastewater and other water-related services to more than 15 million people in 32 states and Ontario, Canada. In 2008, we generated $2,336.9 million in total operating revenue, representing approximately four times the operating revenue of the next largest investor-owned company in the United States water and wastewater business, and $186.9 million in operating loss, which includes $750.0 million of impairment charges relating to continuing operations, and a net loss of $562.4 million. For the three months ended March 31, 2009, we generated $550.2 million in total operating revenue, $335.4 million in operating loss, which includes $450.0 million of impairment charges, and a net loss of $413.1 million.

Our primary business involves the ownership of water and wastewater utilities that provide water and wastewater services to residential, commercial and industrial customers. Our Regulated Businesses that provide these services are generally subject to economic regulation by state PUCs in the states in which they operate. The federal government and the states also regulate environmental, health and safety and water quality matters. Our Regulated Businesses currently provide services in 20 states and in 2008 served approximately 3.3 million customers, or connections to our water and wastewater networks. We report the results of this business in our Regulated Businesses segment. For the year ended December 31, 2008 and for the three months ended March 31, 2009, our Regulated Businesses generated $2,082.7 million and $497.4 million, respectively, in operating revenue, prior to inter-segment eliminations, representing 89.1% and 90.4%, respectively, of our consolidated operating revenue.

We also provide services that are not subject to economic regulation by state PUCs. Our Non-Regulated Businesses include our:

•

Contract Operations Group, which enters into public/private partnerships, including O&M and DBO contracts for the provision of services to water and wastewater facilities for municipalities, the United States military and other customers;

•	Applied Water Management Group, which works with customers to design, build and operate small water and wastewater treatment plants; and

•	Homeowner Services Group, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes.

We report these results in our Non-Regulated Businesses segment. For the year ended December 31, 2008 and for the three months ended March 31, 2009, our Non-Regulated Businesses generated $272.2 million and $57.5 million, respectively, in operating revenue, prior to inter-segment eliminations.

History

Prior to being acquired by RWE in 2003, we were the largest publicly traded water utility company as measured by both operating revenue and population served in the United States. In 2003, we were acquired by RWE and became a private company. On September 28, 2007, Thames US Holdings was merged with and into American Water with American Water being the surviving entity, which we refer to as the Merger. Prior to the Merger, Thames US Holdings, formerly an indirect wholly-owned subsidiary of RWE, was the holding company for us and our regulated and unregulated subsidiaries throughout the United States and Ontario, Canada. The RWE acquisition resulted in certain changes in our business. For example, our operations and management were managed through Thames Water.

Our consolidated statements of operations for the year ended December 31, 2006 reflects expense allocations for some central corporate functions historically provided to us by Thames Water, including information systems, human resources, accounting and treasury activities and legal services. These allocations reflect expenses specifically identifiable as relating to our business as well as our share of expenses allocated to us based on capital employed, capital expenditures, headcount, revenues, production volumes, fixed costs, environmental accruals or other methods management considers to be reasonable. During our transition to a separate, stand-alone company, we have developed or obtained additional in-house capabilities related to these functions, and therefore there were no such expense allocations in 2008 or in 2007 from RWE or its affiliates. We and RWE consider these allocations to be a reasonable reflection of our utilization of the services provided by Thames Water. However, our expenses as a separate, stand-alone company may be higher or lower than the amounts reflected in our 2006 consolidated statements of operations. Also, we agreed not to file rate cases with some state PUCs for specified periods of time as a condition of the acquisition. As of December 31, 2007, all rate stay-out provisions associated with the RWE acquisition had expired.

In 2005, RWE decided to divest American Water. In March 2006, RWE decided to divest American Water through the sale of shares in one or more public offerings. In order to become a public company once again, we have had to incur substantial initial costs, including costs associated with ensuring adequate internal control over financial reporting in order to achieve compliance with the Sarbanes-Oxley Act. These substantial initial costs will not be recovered in rates charged to our customers. See “—Our Internal Control and Remediation Initiatives.”

Upon the completion of our initial public offering in April 2008, we again became listed on the NYSE. RWE Aqua Holdings GmbH, the selling stockholder, sold approximately 63.2 million shares of the Company’s common stock. RWE currently owns approximately 60% of the Company’s shares of common stock.

We performed valuations of our goodwill in 2008, 2007 and 2006. As a result of the valuation analyses, we recorded pre-tax charges of $750.0 million, $509.3 million and $227.8 million, including impairment charges from discontinued operations, for the years ended December 31, 2008, 2007 and 2006, respectively. We also recognized $450.0 million as a goodwill impairment charge for the three months ended March 31, 2009. See “—Goodwill Impairment.”

Our Internal Control and Remediation Initiatives

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. However, from 2003 to April 28, 2008, we were an indirect wholly-owned subsidiary of RWE and, as a privately owned company, were not required to comply with the requirements of the SEC and the Sarbanes-Oxley Act or to prepare our own consolidated financial statements. As a public reporting company, we are required, among other things, to maintain a system of effective internal control over financial reporting suitable to prepare our publicly reported financial statements in a timely and accurate manner, and also to evaluate and report on such system of internal control. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, which will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting.

In connection with the preparation of our consolidated financial statements as of December 31, 2006, we and our independent registered public accountants identified the following material weaknesses in our internal control over financial reporting:

•	Inadequate internal staffing and skills;

•	Inadequate controls over financial reporting processes;

•	Inadequate controls over month-end closing processes, including account reconciliations;

•	Inadequate controls over maintenance of contracts and agreements;

•	Inadequate controls over segregation of duties and restriction of access to key accounting applications; and

•	Inadequate controls over tax accounting and accruals.

Management has assigned a high priority to the evaluation and remediation of our internal controls, and have taken numerous steps to enhance these internal controls to a level that would prevent or detect a material misstatement in the consolidated financial statements and to implement an ongoing process to evaluate and strengthen our overall internal controls over financial reporting. Some of the actions taken to remediate these material weaknesses and to evaluate and strengthen our other internal controls over financial reporting include:

•	Increasing our internal financial staff numbers and skill levels, and using external resources to supplement our internal staff when necessary;

•	Implementing detailed processes and procedures related to our period-end financial closing processes, key accounting applications and our financial reporting processes;

•	Implementing or enhancing systems used in the financial reporting processes and month-end close processes;

•	Conducting extensive training on existing and newly developed processes and procedures as well as explaining to employees Sarbanes-Oxley Act requirements and the value of internal controls;

•	Enhancing our internal audit staff;

•	Hiring a director of internal control and a director of taxes during 2007;

•	Implementing a tracking mechanism and new policy and procedure for approval of all contracts and agreements; and

•

Retaining a nationally recognized accounting and auditing firm to assist management in developing policies and procedures surrounding internal controls over financial reporting, to evaluate and test these internal controls and to assist in the remediation of internal control deficiencies.

With respect to the material weaknesses described above, we believe that we have addressed the areas of material weakness, and have tested the effectiveness of controls designed to address these material weaknesses.

Based on these actions and the length of time these controls have been operating at a level that would prevent or detect a material misstatement in the consolidated financial statements, we no longer consider these control deficiencies to be material weaknesses as of March 31, 2009, except for the control deficiencies relating to the maintenance of contracts and agreements, which in our opinion should remain as a material weakness until we have sufficient experience with the sustainability of the levels at which the associated controls have been operating.

As of March 31, 2009, the Company had incurred $58.4 million to remediate these material weaknesses and to document and test key financial reporting controls. At this time, the Company cannot indicate with certainty what additional costs may need to be incurred in the future. As a condition to state PUC approval of the RWE Divestiture, we agreed that costs incurred in connection with our initial internal control and remediation initiatives would not be recoverable in rates charged to our customers.

Elements of our remediation activities can only be accomplished over time, and our initiatives provide no assurances that they will result in an effective internal control environment. Our board of directors, in coordination with our audit committee, will continually assess the progress and sufficiency of these initiatives and make adjustments, as necessary.

The Company believes the additional control procedures as designed, when implemented, will fully remediate the material weaknesses described above.

Factors Affecting Our Results of Operations

As the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served, our financial condition and results of operations are influenced by a variety of industry-wide factors, including the following:

•	economic utility regulation;

•	the need for infrastructure investment;

•	compliance with environmental, health and safety standards;

•	production costs;

•	customer growth;

•	an overall trend of declining water usage per customer;

•	weather and seasonality; and

•	economic environment.

Since our acquisition by RWE in 2003, our results of operations have also been significantly influenced by goodwill impairments. See “—Goodwill Impairment.”

Factors that may affect the results of operations of our Regulated Businesses’ operating performance are mitigated by state PUCs granting us appropriate rate relief that is designed to allow us to recover prudently incurred expenses and to earn an appropriate rate of return on our investment.

Economic Utility Regulation

Our subsidiaries in the states in which we operate our Regulated Businesses are generally subject to extensive economic regulation by their respective state PUCs. Although specific authority might differ from state to state, in most states, these state PUCs must approve rates, accounting treatments, long-term financing programs, significant capital expenditures and plant additions, transactions between the regulated subsidiary and affiliated entities, reorganizations and mergers and acquisitions, in many instances prior to their completion. Regulatory policies not only vary from state to state, they may change over time. These policies will affect the timing as well as the extent of recovery of expenses and the realized return on invested capital.

Our operating revenue is typically determined by reference to the volume of water supplied to a customer multiplied by a price-per-gallon set by a tariff approved by the relevant state PUC. The process to obtain approval for a change in rates, or rate case, involves filing a petition with the state PUC on a periodic basis as determined by our capital expenditures needs and our operating costs. Rate cases and other rate-related proceedings can take several months to a year or more to complete. Therefore, there is frequently a delay, or regulatory lag, between the time one of our regulated subsidiaries makes a capital investment or incurs an operating expense increase and when those costs are reflected in rates. The management team at each of our regulated subsidiaries works to minimize regulatory lag.

Our results of operations are significantly affected by rates authorized by the state PUCs in the states in which we operate, and we are subject to risks and uncertainties associated with rate stay-outs and delayed or inadequate rate recovery. In addition to general rate case filings, we generate revenues through other cost recovery procedures. For example, some states in which we operate allow utility subsidiaries to recover system infrastructure replacement costs without the necessity of filing a full rate proceeding. Since infrastructure replacement is a significant element of capital expenditures made by our subsidiaries, such programs can reduce regulatory lag.

Currently, Pennsylvania, Illinois, Missouri, Indiana, New York, California and Ohio have allowed the use of these infrastructure surcharges. These surcharges adjust periodically based on qualified capital expenditures being completed or anticipated in a future period. These surcharges are typically reset to zero when new base rates are effective and incorporate the costs of these infrastructure expenditures. As of May 29, 2009, we have been granted an additional $12.6 million in revenues, assuming constant sales volumes from such surcharges in several of our states. Furthermore, we were granted a $0.2 million increase for an arsenic surcharge in our Arizona subsidiary, allowing recovery for costs associated with the construction and operation of arsenic treatment facilities.

Also, some of the states in which we operate permit pass-through provisions that allow for an increase in certain operating costs, such as purchased power and property taxes, to be passed on to and recovered from the customers outside of a general rate proceeding.

Some states have permitted use of some form of forecast or forward-looking test year instead of historical data to set rates. Examples of these states include Hawaii, Illinois, Kentucky, Ohio, Pennsylvania, New York, Tennessee and California. In addition, a number of states in which we operate have allowed the utility to update historical data for some changes that occur for some limited period of time subsequent to the historical test year. This allows the utility to take account of some more current costs or capital investments in the rate-setting process. Examples of these states include New Mexico, Texas, Missouri, Iowa, Virginia, Maryland, West Virginia, New Jersey and Arizona.

Another regulatory mechanism to address issues of regulatory lag includes the ability, in some circumstances, to recover in rates a return on utility plant before it is actually in service, instead of capitalizing an allowance for funds used during construction. Examples of states that have allowed such recovery include Texas, Pennsylvania, Ohio, Kentucky, Virginia and California.

The infrastructure surcharge, pass-through provisions, the forward-looking test year and the allowance of a return on utility plant before it is actually in service are examples of mechanisms that present an opportunity to limit the risks associated with regulatory lag. We employ each of these mechanisms as part of our rate case management program to ensure efficient recovery of our costs and investment and to ensure positive short-term liquidity and long-term profitability.

In addition, some states have permitted us to seek pre-approval of certain capital projects and associated costs. In this pre-approval process, the PUCs assess the prudency of such projects.

As a condition to our acquisition by RWE in 2003, we agreed not to file rate cases in some of the states where our Regulated Businesses operate. In the first three months of 2009 we received authorizations for additional annualized revenues from general rate cases of $5.2 million. As of March 31, 2009, we were awaiting a final order for Hawaii’s general case that was filed in 2007, requesting $1.3 million in total additional annual revenues. In October 2008, The Hawaii Public Utility Commission approved, on an interim basis, an increase in additional annualized revenues of $0.7 million. The interim rates were effective for the fourth quarter of 2008. Also, at March 31, 2009, we were awaiting final orders in five states for general rate cases filed in 2008 and in one state for a general rate case filed in 2009, requesting additional annualized revenues of $120.6 million. During May 2009, the New Mexico rate case, which was filed in 2008, was finalized. The final order authorized additional annualized revenues of $1.4 million. Also in May 2009, our Applied Wastewater Management, Inc. rate case was finalized and additional annualized revenues of $1.6 million was authorized. The residual amount of $118.4 million for the remaining four cases filed in 2008 and the case filed in the first quarter of 2009 is under consideration by the state PUCs. Also, during April and May 2009, we filed general rate cases in six states amounting to additional annualized revenue of $182.6 million, including the recovery of higher pension and postretirement benefit costs. In regards to the pension and postretirement benefit cost, we have begun discussions with our regulators about the appropriate treatment for these incremental costs in order to minimize regulatory lag between incurring of the expense and any recovery of the expense. To date, we have authorization to recover or defer $5.8 million of this annual increase and have requested permission to recover or defer as a deferred asset until the next rate case is concluded an additional $7.3 million of this increase in 2009. Until we receive permission from the regulators to defer costs, we will continue to expense them. We are also discussing with regulators other ways in which to defer the costs until future rate cases are filed. There is no assurance that the filed amount, or any portion thereof, of any requested increases will be granted. In April 2009, additional annualized revenues of $2.4 million and $3.8 million resulting from infrastructure charges for our Pennsylvania and Indiana subsidiaries became effective. There is no assurance that the filed amount, or any portion thereof, of any requested increases will be granted.

Infrastructure Investment

The water and wastewater utility industry is highly capital intensive. We invested approximately $1 billion and $750 million in net Company-funded capital improvements in 2008 and 2007, respectively. From 2009 to 2013, we estimate that Company-funded capital investment will total between $4.0 billion and $4.5 billion. We anticipate spending between $790 million and $1.0 billion yearly on Company-funded capital investment for the foreseeable future, depending upon the timing of major capital projects. Our capital investment includes both infrastructure renewal programs, where we replace existing infrastructure, as needed, and construction of new facilities to meet customer growth. From 2009 to 2013, we estimate we will invest approximately $1.3 billion to $1.4 billion to replace aging infrastructure including mains, meters, and supply and treatment facilities. We estimate that we will invest approximately $1.2 billion to $1.3 billion in new facilities to serve customer growth over this same period. In addition, we estimate that complying with water quality standards and other regulatory requirements will require approximately $300 million to $400 million of investment. Projects to enhance system reliability, quality of service and risk reduction are estimated to require an investment of approximately $800 million while efficiency related projects are estimated to require an investment of approximately $400 million to $600 million over this same period.

These capital investments are needed on an ongoing basis to comply with existing and new regulations, renew aging treatment and network assets, provide capacity for new growth and enhance system reliability, security and quality of service. The need for continuous investment presents a challenge due to the potential for regulatory lag, or the delay in recovering our operating expenses and earning an appropriate rate of return on our invested capital and a return of our invested capital. Because the decisions of state PUCs and the timing of those decisions can have a significant impact on the operations and earnings of our Regulated Businesses, we maintain a rate case management program guided by the goals of obtaining efficient recovery of costs of capital and utility operation and maintenance costs, including costs incurred for compliance with environmental, health and safety and water quality regulation. As discussed above under “—Economic Utility Regulation,” we pursue methods to minimize the adverse impact of regulatory lag and have worked with state PUCs and legislatures to implement a number of approaches to achieve this result, including promoting the implementation of forms of forward-looking test years and infrastructure surcharges.

Compliance with Environmental, Health and Safety Standards

Our water and wastewater operations are subject to extensive United States federal, state and local and, in the case of our Canadian operations, Canadian laws and regulations, governing the protection of the environment, health and safety, the quality of the water we deliver to our customers, water allocation rights, and the manner in which we collect, treat, discharge and dispose of wastewater. These requirements include the Safe Drinking Water Act, the Clean Water Act and similar state and Canadian laws and regulations. We are also required to obtain various environmental permits from regulatory agencies for our operations. State PUCs also set conditions and standards for the water and wastewater services we deliver. We incur substantial costs associated with compliance with environmental, health and safety and water quality regulation to which our Regulated Businesses are subject.

Environmental, health and safety and water quality regulations are complex and change frequently, and the overall trend has been that they have become more stringent over time. We face the risk that as newer or stricter standards are introduced, they could increase our operating expenses. In the past, we have generally been able to recover expenses associated with compliance for environmental, health and safety standards, but this recovery is affected by regulatory lag and the corresponding uncertainties surrounding rate recovery.

Production Costs

Our water and wastewater services require significant production inputs and result in significant production costs. These costs include fuel and power, which is used to operate pumps and other equipment, purchased water and chemicals used to treat water and wastewater. We also incur production costs for waste disposal. For 2008, production costs accounted for approximately 11.4% of our total operating costs. Price increases associated with these inputs impact our results of operations until rate relief is granted.

Customer Growth

Customer growth in our Regulated Businesses is driven by (i) organic population growth within our authorized service areas and (ii) by adding new customers to our regulated customer base by acquiring water and wastewater utility systems through acquisitions. Generally, we add customers through tuck-ins of small water and/or wastewater systems, typically serving fewer than 10,000 customers, in close geographic proximity to where we currently operate our Regulated Businesses. During 2008, 2007 and 2006, we had cash outflows of $12.5 million, $15.9 million and $12.5 million, respectively, for tuck-in acquisitions of water and wastewater systems which allowed us to expand our regulated customer base. We also seek larger acquisitions that allow us to acquire multiple water and wastewater utility systems in our existing markets and markets where we currently do not operate our Regulated Businesses. Our experienced development team evaluates potential acquisition targets across the country, particularly in higher-growth areas. Before entering new markets, we will evaluate the regulatory environment to ensure that we will have the opportunity to achieve an appropriate return on our investment while maintaining our high standards for quality, reliability and compliance with environmental, health and safety and water quality standards. These acquisitions may include large acquisitions of companies that have operations in multiple markets. For further information, see “Business—Growth.”

Declining Water Usage Per Customer

Increased water conservation, including through the use of more efficient household fixtures and appliances among residential consumers, combined with declining household sizes in the United States, has contributed to a trend of declining water usage per residential customer. Additionally, in the current economic environment, both industrial and commercial usage continues to decline.

The average annual decrease in residential water usage per customer from January 1999 through December 2008 (as a percentage of January 1999 usage) in the larger states served by our Regulated Businesses ranged from a decline 0.56% per year in New Jersey at the low end to as high as 1.62% per year in West Virginia. The decline in industrial and commercial usage from 2007 to 2008 was 3.7%.

Because the characteristics of residential water use are driven by many factors, including socio-economic and other demographic characteristics of our service areas, climate, seasonal weather patterns and water rates, these declining trends vary by state and service area and change over time. The trend of declining residential water usage per customer is higher in the predominantly rural states served by our Regulated Businesses. We do not believe that the trend in any particular state or region will have a disproportionate impact on our results of operations.

Our Regulated Businesses are heavily dependent upon operating revenue generated from rates we charge to our customers for the volume of water they use. Declining usage due to conservation or economic environment will have a negative impact on our long-term operating revenues if we are unable to secure appropriate regulatory treatment to offset the usage decline.

Water Supply

Our ability to meet the existing and future water demands of our customers depends on an adequate supply of water. Drought, governmental restrictions, overuse of sources of water, the protection of threatened species or habitats or other factors may limit the availability of ground and surface water. Also, customer usage of water is affected by weather conditions, in particular during the summer. Our water systems experience higher demand in the summer due to the warmer temperatures and increased usage by customers for lawn irrigation and other outdoor uses. Summer weather that is cooler and wetter than average generally serves to suppress customer water demand, and can have a downward effect on our operating revenue and operating income. Conversely, when weather conditions are extremely dry and even if our water supplies are sufficient to serve our customers, our systems may be affected by drought-related warnings and/or water usage restrictions imposed by governmental agencies, purchase supply allocation and mandatory conservation measures. All of the above conditions serve to reduce customer demand and operating revenues. These restrictions may be imposed at a regional or state level and may affect our service areas regardless of our readiness to meet unrestricted customer demands. We employ a variety of measures to ensure that we have adequate sources of water supply, both in the short-term and over the long-term. For additional detail concerning these measures, see “Business—Our Regulated Businesses—Overview of Networks, Facilities and Water Supply.”

The geographic diversity of our service areas tends to mitigate some of the effect of weather extremes. In any given summer, some areas are likely to experience drier than average weather while other areas will experience wetter than average weather.

Goodwill Impairment

At March 31, 2009, the Company’s goodwill totaled $1,249.8 million. The Company’s annual impairment reviews are performed as of November 30 of each year, in conjunction with the timing of the completion of the Company’s annual strategic business plan. The Company also undertakes interim reviews when the Company determines that a triggering event that would more likely than not reduce the fair value of a reporting unit below its carrying value has occurred.

The Company’s calculated market capitalization at March 31, 2009 was $1,186.0 million below its aggregated carrying value of its reporting units. During the first quarter of 2009, despite no apparent significant adverse changes in its underlying business, the Company’s market price experienced a high degree of volatility and, as of March 31, 2009, had a sustained period for which it was below historical averages and 10% below the market price employed in the Company’s 2008 annual goodwill impairment test. Having considered both qualitative and quantitative factors, management concluded that this sustained decline in market value below the market value which existed at the 2008 annual impairment test, was an interim triggering event and performed an interim impairment test.

Management concluded the fair value of certain of the Company’s reporting units were below their carrying values as of March 31, 2009. Upon completing the impairment calculation, the Company recognized $450.0 million as a goodwill impairment charge for the three months ended March 31, 2009.

The Company may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to the Company’s performance. These market events could include additional declines over a period of time of the Company’s stock price, a decline over a period of time in valuation multiples of comparable water utilities, the lack of an increase in the Company’s market price consistent with its peer companies, or decreases in control premiums and the overhang effect. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, could also result in an impairment charge. Recognition of impairments of a significant portion of goodwill would negatively affect the Company’s reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain its credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of our regulators.

The Company uses a two-step impairment test to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized (if any) in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which we refer to as SFAS 142. The step 1 calculation used to identify potential impairment compares the calculated fair value for each of the Company’s reporting units to their respective net carrying values (book values), including goodwill, on the measurement date. If the fair value of any reporting unit is less than such reporting unit’s carrying value, then step 2 is performed to measure the amount of the impairment loss (if any) for such reporting unit.

The step 2 calculation of the impairment test compares, by reporting unit, the implied fair value of the goodwill to the carrying value of goodwill. The implied fair value of goodwill is equal to the excess of the fair value of each reporting unit above the fair value of such reporting unit’s identified assets and liabilities. If the carrying value of goodwill exceeds the implied fair value of goodwill for any reporting unit, an impairment loss is recognized in an amount equal to the excess (not to exceed the carrying value of goodwill) for that reporting unit.

The determination of the fair value of each reporting unit and the fair value of each reporting unit’s assets and liabilities is performed as of the measurement date using observable market data before and after the measurement date (if that subsequent information is relevant to the fair value on the measurement date).

The estimated fair value of the regulated reporting unit for step 1 is based on a combination of the following valuation techniques:

•	observable trading prices of comparable equity securities of publicly-traded water utilities considered by us to be the Company’s peers; and

•	discounted cash flow models developed from the Company’s internal forecasts.

The estimated fair values of the non-regulated reporting units are determined entirely on the basis of discounted cash flow models.

The first valuation technique applies average peer multiples to the Regulated reporting unit’s historic and forecasted cash flows. The peer multiples are calculated using the average trading prices of comparable equity securities of publicly-traded water utilities, their published cash flows and forecasts of market price and cash flows for those peers.

The second valuation technique forecasts each reporting unit’s five-year cash flows using an estimated long-term growth rate and discounts these cash flows at their respective estimated weighted average cost of capital.

In conjunction with step 1, the Company also reconciles the difference between the calculated market capitalization and the aggregate carrying value of the reporting units to ensure that any excess is supportable by relevant market information. The Company makes certain assumptions, which it believes to be appropriate, that support this reconciliation. The Company considers, in addition to the listed trading price of the Company’s shares, the effect on that price due to RWE’s majority ownership, the effect of RWE’s expected disposition of its owned Company shares on the market for those shares, the applicability of a control premium to the Company’s shares and certain other factors the Company deems appropriate. As a result, the Company may conclude that the Company’s fair value exceeds what the Company might otherwise have concluded had it relied on market price alone.

In addition, given recent market conditions, management determined that it is appropriate for the Company to consider the average of the Company’s closing market price over a thirty day period rather than using a particular date to calculate its market capitalization.

If step 2 of the impairment test is required, the Company determines the fair value of the applicable reporting unit’s assets and liabilities. The fair values of the applicable debt are highly dependent upon market conditions surrounding the measurement date. For the step 2 calculations of the fair value of debt, the Company uses observable prices of instruments and indices that have risks similar to those instruments being valued, adjusted to compensate for differences in credit profile, collateral, tax treatment and call features, to calculate the fair value of each reporting unit’s debt.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment charges for goodwill, including discontinued operations, in the amount of $750.0 million, $509.3 million and $227.8 million, respectively.

As of March 31, 2008, in light of the initial public offering price and trading levels in our common stock subsequent to the date of the initial public offering, the Company performed an interim impairment test and, on May 9, 2008, management concluded that the carrying value of the Company’s goodwill was impaired. The Company believed that the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors recorded an impairment charge to the goodwill of its Regulated reporting unit in the amount of $750.0 million as of March 31, 2008. The impairment charge was primarily attributed to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of peer companies used during the 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased market interest rates). As a result of the impairment charge, RWE Aqua Holdings GmbH (a wholly-owned subsidiary of RWE) transferred $245.0 million to the Company on May 13, 2008. This cash was used to reduce short-term debt. RWE is not obligated to make any additional capital contributions.

During the third quarter of 2007, as a result of the Company’s debt being placed on review for a possible downgrade and the proposed sale of a portion of the Company in the initial public offering, management determined at that time it was appropriate to update its valuation analysis before the next scheduled annual test. Based on this assessment, the Company performed an interim impairment test and recorded an impairment charge to goodwill related to its Regulated reporting unit in the amount of $243.3 million as of September 30, 2007. The decline was primarily due to a slightly lower long-term earnings forecast caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

The Company completed its scheduled annual impairment test in the fourth quarter of 2007 and determined that an impairment had occurred based upon information regarding the Company’s market value in connection with the initial public offering. Management determined that the indicative fair value of the Company based on estimates of the initial public offering price range was the best evidence of the Company’s market value and incorporated this indicated market value into the Company’s valuation methodology, which also considered other items, such as peer multiples, discounted cash flows and a control premium. Based on the results of the impairment test, an impairment of $266.0 million to the Company’s carrying value was recognized as of December 31, 2007.

The 2006 impairment charge of $227.8 million was attributable to higher interest rates in the Regulated reporting unit and a change in the potential net realizable value of a non-regulated reporting unit.

Economic Environment

Continued market disruption could cause a broad economic downturn. This downturn could lead to increased incidence of customers’ failure to pay for services delivered as well as a decreased usage by our industrial and commercial customers.

Results of Operations

The following table sets forth our consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 and for the three months ended March 31, 2009 and 2008:

	For the Years Ended December 31,			For the three months ended March 31,
	2006	2007	2008	2008	2009
	(in thousands, except per share data)			(unaudited)	(unaudited)
Operating revenues	$2,093,067	$2,214,215	$2,336,928	$506,815	$550,170

Operating expenses:
Operation and maintenance	1,174,544	1,246,479	1,303,798	311,261	314,402
Depreciation and amortization	259,181	267,335	271,261	63,916	68,843
General taxes	185,065	183,253	199,139	52,066	52,497
Loss (gain) on sale of assets	79	(7,326)	(374)	(70)	(202)
Impairment charges	221,685	509,345	750,000	750,000	450,000

Total operating expenses, net	1,840,554	2,199,086	2,523,824	1,177,173	885,540

Operating income (loss)	252,513	15,129	(186,896)	(670,358)	(335,370)

Other income (deductions):
Interest, net	(365,970)	(283,165)	(285,155)	(69,968)	(71,979)
Allowance for other funds used during construction	5,980	7,759	14,497	2,541	3,343
Allowance for borrowed funds used during construction	2,652	3,449	8,171	1,368	1,872
Amortization of debt expense	(5,062)	(4,867)	(5,895)	(1,318)	(1,488)
Preferred dividends of subsidiaries	(215)	(225)	(225)	—	—
Other, net	1,164	6,401	4,909	1,149	1,114

Total other income (deductions)	(361,451)	(270,648)	(263,698)	(66,228)	(67,138)

Loss from continuing operations before income taxes	(108,938)	(255,519)	(450,594)	(736,586)	(402,508)

Provision for income taxes	46,912	86,756	111,827	(4,102)	10,571

Loss from continuing operations	(155,850)	(342,275)	(562,421)	(732,484)	(413,079)
Loss from discontinued operations, net of tax	(6,393)	(551)	—	—	—

Net loss	$(162,243)	$(342,826)	$(562,421)	(732,484)	(413,079)

Loss per common share:
Basic
Loss from continuing operations	$(0.97)	$(2.14)	$(3.52)	$(4.58)	$(2.58)
Loss from discontinued operations, net of tax	$(0.04)	$(0.00)	$—	—	—
Net loss	$(1.01)	$(2.14)	$(3.52)	$(4.58)	$(2.58)
Diluted
Loss from continuing operations	$(0.97)	$(2.14)	$(3.52)	$(4.58)	$(2.58)
Loss discontinued operations, net of tax	$(0.04)	$(0.00)	$—	—	—
Net loss	$(1.01)	$(2.14)	$(3.52)	$(4.58)	$(2.58)
Average common shares outstanding during the period:
Basic	160,000	160,000	159,967	160,000	160,011
Diluted	160,000	160,000	159,967	160,000	160,011
Dividends per common share	$—	$—	$0.40	$—	$0.20

The following table summarizes certain financial information for our Regulated and Non-Regulated Businesses for the periods indicated (without giving effect to inter-segment eliminations):

	For the Years Ended December 31,						For the Three Months Ended March 31,
	2006		2007		2008		2008		2009
	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses	Regulated Businesses	Non- Regulated Businesses
	(in thousands)						(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues	$1,854,618	$248,451	$1,987,565	$242,678	$2,082,740	$272,186	$449,534	$61,172	$497,370	$57,532
Adjusted EBIT(1)	$468,701	$(4,725)	$500,088	$23,579	$531,774	$26,307	$71,900	$4,582	$107,726	$4,715

(1)	Adjusted EBIT is defined as earnings before interest and income taxes from continuing operations. Management evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBIT. Adjusted EBIT does not represent cash flows for periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Adjusted EBIT as defined by the Company may not be comparable with Adjusted EBIT as defined by other companies.

Our primary business involves the ownership of water and wastewater utilities that provide services to residential, commercial and industrial customers. As such, our results of operations are significantly impacted by rates authorized by the state regulatory commissions in the states in which we operate. The table below details the annualized revenues, including step increases resulting from rate authorizations and infrastructure charges, which were granted in 2008, 2007 and 2006 and the three months ended March 31, 2009.

	Annualized Rate Increases Granted During the
	Years Ended December 31,			Three Months Ended March 31, 2009
	2006	2007	2008
	(in millions)
State
New Jersey	$—	$56.2	$72.1	$—
Pennsylvania	8.0	40.6	12.2	6.0
Missouri	6.8	24.0	37.2	—
Illinois	0.9	1.7	22.7	—
Indiana	1.8	14.0	3.9	—
California	15.1	0.5	13.0	—
West Virginia	—	—	14.5	5.2
New York	—	—	6.6	0.4
Arizona	7.9	3.7	9.2	0.2
Other	0.8	18.2	14.9	—

Total	$41.3	$158.9	$206.3	$11.8

The effective dates for the larger rate increases granted in 2008 were December 8, 2008, November 28, 2008 and August 8, 2008 in New Jersey, Missouri and Illinois, respectively. The effective dates for the larger rate increases granted in 2007 were March 30, 2007, November 30, 2007 and October 22, 2007 in New Jersey, Pennsylvania and Missouri, respectively. The change in annualized rate increases granted between 2006 and 2007 can be attributed to the removal of the stay-out provisions and increased investment in our regulated infrastructure programs.

Comparison of Results of Operations for the Three Months Ended March 31, 2009 and 2008

Operating revenues. Operating revenues increased by $43.4 million, or 8.6% for the three months ended March 31, 2009 compared to the three months ended March 31, 2008. Regulated Businesses’ revenues increased by $47.8 million, or 10.6% for the three months ended March 31, 2009 compared to the same period in the prior year. The Non-Regulated Businesses’ revenues for the three months ended March 31, 2009 decreased by $3.6 million, or 6.0% compared to the three months ended March 31, 2008.

The increase in revenues from the Regulated Businesses for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 was primarily due to rate increases obtained through rate authorizations for many of our operating companies (most of which were granted and became effective during periods throughout 2008) of which the first quarter 2009 impact was approximately $43.5 million. In addition, surcharge and balancing account revenues increased by $3.7 million for the three months ended March 31, 2009 compared to the same period in 2008. These increases were offset by decreased revenues of approximately $2.0 million attributable to lower demand in the first quarter of 2009 compared to the first quarter of 2008.

The net decrease in revenues from the Non-Regulated Businesses was primarily attributable to lower revenues of $3.2 million in our Contract Operations Group, which was mainly attributable to lower revenues associated with design and build contracts, offset by increased military project revenues.

The following table sets forth the percentage of Regulated Businesses’ revenues and water sales volume by customer class:

	For the three months ended March 31,
	2009		2008		2009		2008
	Operating Revenues				Water Sales Volume
	(Dollars in thousands, gallons in millions)
Customer Class
Water service:
Residential	$286,620	57.6%	$257,223	57.2%	44,555	53.0%	45,245	52.0%
Commercial	91,133	18.3%	82,853	18.4%	18,229	21.7%	18,916	21.7%
Industrial	23,081	4.7%	23,837	5.3%	8,629	10.3%	9,908	11.4%
Public and other	62,808	12.6%	57,820	12.9%	12,614	15.0%	12,959	14.9%
Other water revenues	12,063	2.4%	9,046	2.0%	—	—	—	—

Total water revenues	475,705	95.6%	430,779	95.8%	84,027	100.0%	87,028	100.0%

Wastewater service	21,665	4.4%	18,755	4.2%

	$497,370	100.0%	$449,534	100.0%

The following discussion related to water services indicates the increase or decrease in the Regulated Businesses’ revenues and associated water sales volumes in gallons by customer class. Like operating expense increases, declines in water sales volumes generally only impact our results during a period of regulatory lag, as future rate proceedings consider these factors.

Water Services—Water service operating revenues from residential customers for the three months ended March 31, 2009 totaled $286.6 million, a $29.4 million increase, or 11.4%, over the same period in 2008, mainly due to rate increases partially offset by a decrease in sales volume. The volume of water sold to residential customers decreased by 1.3% for the three months ended March 31, 2009 to 44.6 billion gallons, from 45.2 billion gallons for the same period in 2008.

Water service operating revenues from commercial water customers for the three months ended March 31, 2009 increased by $8.2 million, or 9.9%, to $91.1 million mainly due to rate increases offset by decreases in sales volume compared to the same period in 2008. The volume of water sold to commercial customers decreased by 3.7% for the three months ended March 31, 2009, to 18.2 billion gallons, from 18.9 billion gallons for the three months ended March 31, 2008.

Water service operating revenues from industrial customers totaled $23.1 million for the three months ended March 31, 2009, a decrease of $0.7 million, or 2.9%, from those recorded for the same period in 2008 mainly due to decreased sales volume offset by rate increases. The volume of water sold to industrial customers totaled 8.6 billion gallons for the three months ended March 31, 2009, a decrease of 13.1% from the 9.9 billion gallons for the three months ended March 31, 2008. We attribute this decrease to the current economic environment as customers reduce demand due to a slow-down in their production process or the shut-down of production all together in the case of some bankruptcies.

Water service operating revenues from public and other customers increased $5.0 million, or 8.7%, for the three months ended March 31, 2009 to $62.8 million from $57.8 million for the three months ended March 31, 2008 mainly due to rate increases. Revenues from municipal governments for fire protection services and customers requiring special private fire service facilities totaled $27.2 million for the three months ended March 31, 2009, an increase of $1.6 million over the same period of 2008. Revenues generated by sales to governmental entities and resale customers for the three months ended March 31, 2009 totaled $35.6 million, an increase of $3.4 million from the three months ended March 31, 2008.

Wastewater services—Our subsidiaries provide wastewater services in 12 states. Revenues from these services increased by $2.9 million, or 15.4%, to $21.7 million for the three months ended March 31, 2009, from $18.8 million for the same period in 2008. The increase was attributable to increases in rates charged to customers in a number of our operating companies as well as higher revenues as a result of acquisitions of wastewater systems in Pennsylvania and West Virginia in the last six months of 2008.

Operation and maintenance. Operation and maintenance expense increased $3.1 million, or 1.0%, for the three months ended March 31, 2009 compared to the same period in the prior year.

Operation and maintenance expenses for the three months ended March 31, 2009 and 2008, by major expense category, were as follows:

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Production costs	$69,027	$64,228	$4,799	7.5%
Employee-related costs	132,611	126,833	5,778	4.6%
Operating supplies and services	56,830	69,495	(12,665)	(18.2)%
Maintenance materials and services	32,242	34,947	(2,705)	(7.7)%
Customer billing and accounting	10,803	7,410	3,393	45.8%
Other	12,889	8,348	4,541	54.4%

Total	$314,402	$311,261	$3,141	1.0%

Production costs, including fuel and power, purchased water, chemicals and waste disposal increased by $4.8 million, or 7.5%, for the three months ended March 31, 2009 compared to the same period in the prior year. Production costs, by major expense type were as follows:

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Fuel and power	$25,906	$25,218	$688	2.7%
Purchased water	20,351	19,350	1,001	5.2%
Chemicals	14,827	11,267	3,560	31.6%
Waste disposal	7,943	8,393	(450)	(5.4)%

Total	$69,027	$64,228	$4,799	7.5%

The increase in purchased water is primarily due to rate increases by our suppliers resulting from higher costs incurred. Chemical costs increased due to rising prices for those commodities.

Employee-related costs including wage and salary, group insurance, and pension expense increased $5.8 million or 4.6%, for the three months ended March 31, 2009, compared to the same period in the prior year. These employee related costs represented 42.2% and 40.7% of operation and maintenance expenses for the three months ended March 31, 2009 and 2008, respectively.

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Salaries and wages	$92,706	$92,673	$33	0.0%
Pensions	14,649	11,260	3,389	30.1%
Group insurance	20,264	17,810	2,454	13.8%
Other benefits	4,992	5,090	(98)	(1.9)%

Total	$132,611	$126,833	$5,778	4.6%

Salaries and wages remained relatively unchanged with increased headcount offset by less overtime worked in addition to the lower incentive payouts. Pension expense increased for the three months ended March 31, 2009 due to an increase in the amortization of actuarial losses attributable to lower than expected returns on plan assets in 2008 as a result of the decline in the economic environment. These market conditions are also the primary reason for the rise of other post employment benefits which are included in the group insurance figures above.

Operating supplies and services include the day-to-day expenses of office operation, legal and other professional services, as well as information systems and other office equipment rental charges. For the three months ended March 31, 2009, these costs decreased by $12.7 million or 18.2%, compared to the same period in 2008.

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Contracted services	$18,564	$27,019	$(8,455)	(31.3)%
Office supplies and services	14,842	14,805	37	0.2%
Transportation	7,281	8,453	(1,172)	(13.9)%
Rents	5,366	5,717	(351)	(6.1)%
Other	10,777	13,501	(2,724)	(20.2)%

Total	$56,830	$69,495	$(12,665)	(18.2)%

Contracted services decreased for the three months ended March 31, 2009 compared to the same period in 2008. This decrease is due to the consulting fees associated with our remediation efforts to comply with the Sarbanes-Oxley Act of 2002. These costs amounted to $6.0 million for the period ended March 31, 2008. Additionally, contracted services decreased in our Contract Operations group by $3.0 million primarily related to a decreased level of activity for the Design, Build and Operate project in Fillmore, California. The decrease in transportation costs was due to lower gasoline prices during the three months ended March 31, 2009 compared to the same period in 2008. Other operating supplies and services decreased due to lower divestiture related costs. These costs totaled $3.3 million in 2008 compared to $0.4 million in 2009.

Maintenance materials and services, which include emergency repairs as well as costs for preventive maintenance, decreased $2.7 million or by 7.7%, for the three months ended March 31, 2009 compared to the same period in the prior year.

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Maintenance services and supplies	$22,233	$24,394	$(2,161)	(8.9)%
Removal costs, net	10,009	10,553	(544)	(5.2)%

Total	$32,242	$34,947	$(2,705)	(7.7)%

The Regulated Businesses’ maintenance materials and service costs decreased by $3.0 million for the three months ended March 31, 2009. In addition to lower removal costs, the expenses for the quarter ended March 31, 2008 included $1.8 million in costs associated with a program in Illinois to maintain valves. Additionally, tank painting expenses were lower by $1.1 million primarily in New Jersey.

Customer billing and accounting expenses increased by $3.4 million, or 45.8%, for the three months ended March 31, 2009 compared to the same period in the prior year.

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Uncollectible accounts expense	$4,735	$1,407	$3,328	236.5%
Postage	2,966	2,797	169	6.0%
Other	3,102	3,206	(104)	(3.2)%

Total	$10,803	$7,410	$3,393	45.8%

The increase was the result of higher uncollectible accounts expense in our Regulated Businesses of $3.9 million due to an usually low balance in 2008 due to a concerted collection effort of previously written off accounts in the first quarter of 2008 as well as increases in our overall write-off percentages and specific provisions for certain receivables due to the uncertainty of collectability in the first quarter of 2009. Our Non-Regulated Businesses’ uncollectible expense decreased by $0.5 million, primarily due to collection of previous write-offs.

Other operation and maintenance expenses include casualty and liability insurance premiums and regulatory costs. These costs increased by $4.5 million, or 54.4%, in 2009.

	For the three months ended March 31,
	2009	2008	Increase (Decrease)	Percentage
	(In thousands)
Insurance	$10,344	$6,478	$3,866	59.7%
Regulatory expenses	2,545	1,870	675	36.1%

Total	$12,889	$8,348	$4,541	54.4%

Insurance expense increased due to increased claims experienced in 2009 compared to 2008 in addition to increased general liability and property insurance premiums. Regulatory expenses are higher in 2009 as a result of costs incurred in connection with the rate case appeal in our Tennessee subsidiary as well as increased amortization of costs related to final rate orders received in several states.

Depreciation and amortization. Depreciation and amortization expense increased by $4.9 million, or 7.7%, for the three months ended March 31, 2009 compared to the same period in the prior year as a result of additional utility plant placed in service.

General taxes. General taxes expense, which includes taxes for property, payroll, gross receipts, and other miscellaneous items, relatively remained unchanged, increasing by only $0.4 million, or 0.8%, in the three months ended March 31, 2009 compared to the three months ended March 31, 2008.

Gain on sale of assets. Gain on sale of assets was $0.2 million for the three months ended March 31, 2009 compared to a gain of $0.1 million for the three months ended March 31, 2008 due to non-recurring sales of assets no longer used in our operations.

Impairment charge. For the three months ended March 31, 2009, we recorded an impairment charge to goodwill of our Regulated Businesses in the amount of $448.2 million and our Non-regulated Business of $1.8 million. For the three months ended March 31, 2008, we recorded an impairment charge of $750.0 million in our Regulated Business. The March 31, 2009 impairment charge was primarily related to the high degree of volatility experienced and, as of March 31, 2009, the sustained period for which the Company’s market price was below its carrying value. The 2008 impairment charge was primarily due to the market price of our common stock (both the initial public offering price and the price during subsequent trading) being less than what was anticipated during our 2007 annual test. Also contributing to the impairment charge was a decline in the fair value of our debt (due to increased market interest rates).

Other income (deductions). Interest expense, net of interest income, which is the primary component of our other income (deductions), increased by $2.0 million, or 2.9%, for the three months ended March 31, 2009 compared to the same period in the prior year. The increase is primarily due to the increased borrowings associated with capital expenditures. Partially offsetting the change in interest expense was an increase in AFUDC of $1.3 million for the three months ended March 31, 2009 compared to the same period in 2008 as a result of increased construction work in progress.

Provision for income taxes. Our consolidated provision for income taxes increased $14.7 million, or 358.5%, to $10.6 million for the three months ended March 31, 2009. The effective tax rates for the three months ended March 31, 2009 and 2008 of (2.6%) and 0.6% respectively, reflect the tax effects of goodwill impairments as discrete items as the Company considers these charges as infrequently occurring or unusual.

Net income (loss). Net loss decreased $319.4 million, to $413.1 million for the three months ended March 31, 2009 compared to a net loss of $732.5 million for the three months ended March 31, 2008. The decrease is the result of the aforementioned changes.

Comparison of Results of Operations for the Years Ended December 31, 2008 and 2007

Operating revenues. Our operating revenues increased by $122.7 million, or 5.5%, to $2,336.9 million for 2008 from $2,214.2 million for 2007. Regulated Businesses’ revenues increased by $95.2 million, or 4.8%, for 2008 compared to 2007. The Non-Regulated Businesses’ revenues for 2008 increased by $29.5 million, or 12.2%, from 2007.

The increase in the Regulated Businesses’ revenues was primarily due to rate increases obtained through general rate cases totaling approximately $132.8 million as well as higher revenues resulting from surcharges of $4.5 million and from customer growth and acquisitions of approximately $3.3 million. This increase was offset by a $52.3 million decrease in revenues related to lower customer consumption, mainly in our states in the Midwestern region of the United States primarily due to the extremely wet weather conditions in those areas during 2008, as well as decreased usage in 2008 compared to 2007 in New Jersey and Pennsylvania mainly due to drier weather conditions in 2007.

Our Non-Regulated Businesses’ operating revenues increased by $29.5 million, or 12.2%, to $272.2 million in 2008 from $242.7 million for 2007. The net increase was primarily attributable to higher revenues in our Contract Operations Group and our Homeowner Services Group, partially offset by decreased revenues in our Applied Water Management Group and Canadian Fixed Residuals. The increase in Contract Operations Group revenues was primarily attributable to incremental revenues associated with design and build contracts, as well as increased military construction and O&M project revenues. The increase from our Homeowner Service Group represented increased product penetration within its existing customer base. Applied Water Management Group revenues were lower than the prior year as a result of the decline in design and build activity resulting from the downturn in new home construction.

The following table sets forth the amounts and percentages of Regulated Businesses’ revenues and water sales volume by customer class:

	For the Years Ended December 31,
	2008		2007		2008		2007
	Operating Revenues (dollars in thousands)				Water Sales Volume (gallons in millions)
Customer Class
Water service:
Residential	$1,197,723	57.5%	$1,146,133	57.7%	214,045	52.9%	223,386	52.8%
Commercial	403,596	19.4%	385,272	19.4%	89,920	22.2%	93,010	22.0%
Industrial	101,769	4.9%	94,734	4.8%	42,032	10.4%	44,609	10.5%
Public and other	255,637	12.3%	247,578	12.4%	58,838	14.5%	62,299	14.7%
Other water revenues	44,157	2.1%	38,277	1.9%	—	—	—	—

Total water revenues	2,002,882	96.2%	1,911,994	96.2%	404,835	100.0%	423,304	100.0%

Wastewater service	79,858	3.8%	75,571	3.8%

	$2,082,740	100.0%	$1,987,565	100.0%

Water services—Water service operating revenues from residential customers for 2008 increased $51.6 million, or 4.5%, from 2007, primarily due to rate increases offset by a decrease in sales volume. The volume of water sold to residential customers decreased by 9.3 billion gallons, or 4.2%, from 2007, largely as a result of wetter weather conditions in California and the Midwestern region of the United States in 2008 and drier weather conditions in New Jersey and Pennsylvania in 2007.

Water service operating revenues from commercial water customers for 2008 increased by $18.3 million, or 4.8%, mainly due to rate increases offset by decreases in sales volume compared to 2007. The volume of water sold to commercial customers decreased by 3.1 billion gallons, or 3.3%, from 2007.

Water service operating revenues from industrial customers for 2008 increased $7.0 million, or 7.4%, from 2007 mainly due to rate increases, offset by decreased sales volume that we believe were caused by the downturn in the economy. The volume of water sold to industrial customers decreased 2.6 billion gallons, or 5.8%, from 2007.

Water service operating revenues from public and other customers increased $8.1 million, or 3.3%, from 2007 mainly due to rate increases. Revenues from municipal governments for fire protection services and customers requiring special private fire service facilities totaled $104.3 million for 2008, an increase of $5.0 million from 2007. Revenues generated by sales to governmental entities and resale customers for 2008 totaled $151.3 million, an increase of $3.1 million from 2007.

Wastewater services—Our subsidiaries provide wastewater services in 12 states. Revenues from these services for 2008 increased by $4.3 million, or 5.7%, from 2007. The increase was attributable to increases in rates charged to customers principally in Arizona, New Jersey and Pennsylvania.

Operation and maintenance. Operation and maintenance expense increased $57.3 million, or 4.6%, for 2008 compared to 2007.

Operation and maintenance expense for the 2008 and 2007, by major expense category, were as follows:

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Production costs	$288,571	$278,065	$10,506	3.8%
Employee-related costs	505,550	463,362	42,188	9.1%
Operating supplies and services	283,230	293,475	(10,245)	(3.5)%
Maintenance materials and services	136,305	128,016	8,289	6.5%
Customer billing and accounting	44,012	38,256	5,756	15.0%
Other	46,130	45,305	825	1.8%

Total	$1,303,798	$1,246,479	$57,319	4.6%

Production costs increased by $10.5 million, or 3.8%, for 2008 compared to 2007. Production costs by major expense type were as follows:

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Fuel and power	$110,641	$106,937	$3,704	3.5%
Purchased water	95,253	94,011	1,242	1.3%
Chemicals	50,823	45,159	5,664	12.5%
Waste disposal	31,854	31,958	(104)	(0.3)%

Total	$288,571	$278,065	$10,506	3.8%

The increase in fuel and power costs was primarily due to higher electricity prices. Purchased water costs were higher as a result of rate increases resulting from higher costs incurred by our suppliers. The increase in chemical costs were attributable to rising prices as well as additional usage requirements related to fluctuating raw water quality caused by weather conditions in some of the states in which we operate.

Employee-related costs including wage and salary, group insurance, and pension expense increased $42.2 million, or 9.1%, for 2008 compared to 2007. These employee-related costs represented 38.8% and 37.2% of operation and maintenance expenses for 2008 and 2007, respectively.

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Salaries and wages	$379,509	$352,177	$27,332	7.8%
Pensions	39,315	29,984	9,331	31.1%
Group insurance	67,330	64,832	2,498	3.9%
Other benefits	19,396	16,369	3,027	18.5%

Total	$505,550	$463,362	$42,188	9.1%

Salaries and wages increased $23.7 million and $5.1 million in our Regulated and Non-Regulated Businesses, respectively. These increases primarily resulted from stock-based compensation expense of

$3.7 million mainly attributable to the issuance of awards granted in connection with the initial public offering, $4.3 million of wages related to job reclassification of certain hourly employees for services performed and from an increase in the number of employees primarily as a result of enhancing customer service and inflationary wage rate increases. The increase in pension expense was primarily due to an increase in our Regulated Businesses’ pension expense of $9.1 million, or 25.1%, for 2008 over 2007. Pension expense in excess of the amount contributed to the pension plans is deferred by certain of our regulated subsidiaries pending future recovery in rates as contributions are made to the plans. Although our pension expense calculated in accordance with SFAS 87 remained relatively unchanged, pension expense increased for 2008 due to increased contributions by certain of our regulated operating companies whose costs are recovered based on the Company’s funding policy, which is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974 which we refer to as ERISA, rather than the SFAS 87 expense. The increase in the contributions is attributable to a change in the discount rate and lower than expected returns on plan assets. Medical benefit expenses for employees increased due to an increase in the number of employees and the rising cost of health care. Other benefits increased primarily as a result of increased salaries and wages which in turn resulted in increased Company contribution to the 401(k) and defined contribution plans. Also other benefit expenses increased due to the benefit expense related to the new employee stock purchase plan.

Operating supplies and services include the day-to-day expenses of office operation, legal and other professional services, as well as information systems and other office equipment rental charges. For 2008, these costs decreased by $10.2 million, or 3.5%, compared to 2007.

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Contracted services	$111,847	$110,083	$1,764	1.6%
Office supplies and services	63,422	62,464	958	1.5%
Transportation	36,337	35,051	1,286	3.7%
Rents	22,543	21,985	558	2.5%
Other	49,081	63,892	(14,811)	(23.2)%

Total	$283,230	$293,475	$(10,245)	(3.5)%

Contracted services increased in 2008 compared to the same period in 2007. This increase was primarily due to higher contracted services in our Contract Operations group in 2008 as compared to 2007, associated with several operating contracts (including a DBO project in Fillmore, California). Offsetting this increase were lower consulting fees associated with our remediation efforts to comply with Sarbanes-Oxley Act of 2002. These costs decreased by $22.6 million to $9.4 million in 2008 from $32.0 million in 2007. Other operating supplies and services were lower in 2008 as 2007 costs were higher due to a write-off of certain deferred costs totaling $1.1 million by our New Jersey subsidiary as they were no longer deemed recoverable. Additionally, our Non-Regulated Businesses recorded loss contingencies of $3.6 million in 2007. Other decreases are associated with the cost of materials primarily related to our Contract Operations Group, due to changes in project work performed.

Maintenance materials and services, which include emergency repairs as well as costs for preventive maintenance, increased $8.3 million, or by 6.5%, for 2008 compared to 2007.

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Maintenance services and supplies	$94,790	$92,041	$2,749	3.0%
Removal costs, net	41,515	35,975	5,540	15.4%

Total	$136,305	$128,016	$8,289	6.5%

Our Regulated Businesses’ maintenance materials and service costs increased by $6.8 million in 2008 mainly due to increased costs of $1.7 million associated with a program in Illinois to maintain valves and fire hydrants, and higher cost of removal expenses of $5.5 million in certain of our operating companies, partially offset by lower paving costs of $1.4 million in our New Jersey and Missouri operating companies. The Non-Regulated Businesses’ maintenance and services expenses increased by $1.7 million as a result of higher frequency of claims, primarily resulting from the increase in the number of customer contracts, with the service line protection program in our Homeowner Services Group, as well as from increased costs associated with the Contract Operations Group mainly due to costs associated with new military operations and maintenance projects.

Customer billing and accounting expenses increased by $5.8 million, or 15.0%, for 2008 compared to 2007.

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Uncollectible accounts expense	$19,233	$15,818	$3,415	21.6%
Postage	11,829	10,932	897	8.2%
Other	12,950	11,506	1,444	12.6%

Total	$44,012	$38,256	$5,756	15.0%

The increase was primarily the result of higher uncollectible accounts expense in our Regulated Businesses of $0.6 million and in our Non-Regulated Businesses of $2.9 million primarily due to increased uncollectible expense in the Applied Water Management Group of $1.8 million primarily due to the collection of $1.2 million in 2007 for an amount that was previously written-off as well as higher uncollectible expense in our Contract Operation Group. In addition, postage expense increased in our Regulated subsidiaries $0.9 million compared to 2007.

Other operation and maintenance expenses include casualty and liability insurance premiums and regulatory costs. These costs increased by $0.8 million, or 1.8%, for 2008 compared to 2007.

	For the Years Ended December 31,
	2008	2007	Increase (Decrease)	Percentage
	(in thousands)
Insurance	$33,173	$37,276	$(4,103)	(11.0)%
Regulatory expenses	12,957	8,029	4,928	61.4%

Total	$46,130	$45,305	$825	1.8%

Insurance expense decreased due to more favorable claims experience in 2008 compared to 2007. Regulatory expenses increased primarily due to write-offs of deferred rate case expenses, primarily in Tennessee, Illinois, California, and Ohio as well as increased rate case amortization costs associated with rate cases settled in 2007.

Depreciation and amortization. Depreciation and amortization expense increased by $3.9 million, or 1.5%, for 2008 compared to 2007. This increase was primarily due to additional assets placed in service, mainly in our Regulated Businesses, over the last year.

General taxes. General taxes expense, which includes taxes for property, payroll, gross receipts, and other miscellaneous items, increased by $15.9 million, or 8.7%, in 2008 compared to 2007. This increase is primarily due to increased gross receipts taxes of $7.9 million primarily in New Jersey and Missouri and higher property tax expense of $4.2 million primarily in Ohio and Missouri. Additionally, payroll taxes increased by $2.7 million, due to increased salaries and wages and higher payroll tax limits.

Gain on sale of assets. The gain on sale of assets was $0.4 million for 2008 compared to a gain of $7.3 million for 2007. The gains in 2008 and 2007 are primarily attributable to non-recurring sales of assets no longer used in our operations.

Impairment charge. The impairment charge was $750.0 million for 2008 compared to $509.3 million for 2007. The 2008 impairment charge was primarily due to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than what was anticipated during our 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased interest rates). The 2007 impairment charge to goodwill to our Regulated Businesses was primarily due to slightly lower long-term earnings forecast caused by our updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery. See “Factors Affecting Our Results of Operations—Goodwill Impairment.”

Other income (deductions). Interest expense, net of interest income, the primary component of our other income (deductions), increased by $2.0 million, or 0.7%, for 2008 compared to 2007. The increase is primarily due to increased borrowings associated with capital expenditures. Offsetting the change in interest expense is an increase in AFUDC of $11.5 million for 2008 compared to 2007 as a result of increased construction activity in 2008 over 2007. Amortization of debt expense increased $1.0 million for 2008 compared to 2007 as a result of debt restructuring. Other items contributing to the change include lower miscellaneous income for 2008 compared to 2007 primarily as a result our Indiana subsidiary now accounting for certain income in operating revenues in accordance with a 2007 rate order.

Provision for income taxes. Our consolidated provision for income taxes increased $25.0 million, or 28.8%, to $111.8 million for 2008 from $86.8 million for 2007.

Net income (loss). The net loss for 2008 was $562.4 million compared to a net loss of $342.8 million for 2007. The variation between the periods is the result of the aforementioned changes.

Comparison of Results of Operations for the Years Ended December 31, 2007 and 2006

Operating revenues. Our consolidated operating revenues increased $121.1 million, or 5.8%, to $2,214.2 million for 2007 from $2,093.1 million for 2006. An increase in operating revenues for our Regulated Businesses of $132.9 million in 2007 was somewhat offset by a decrease in operating revenues for our Non-Regulated Businesses of $5.8 million. The increase in the Regulated Businesses’ operating revenues was primarily due to rate increases of approximately $61.9 million obtained through general rate cases in New Jersey, Ohio, Arizona, California and other states. In addition, rate increases obtained through infrastructure-related provisions in Pennsylvania, Missouri, Illinois and Indiana totaled approximately $15.5 million. Water service operating revenues also increased due to growth of 0.7% in our Regulated Businesses’ customer base through small acquisitions in our service areas and through growth in existing service areas. Water sales volume associated with existing customers increased by 1.5% in 2007 compared to the prior year due to dry weather mainly in New Jersey and Pennsylvania.

The following table sets forth the percentage of our Regulated Businesses’ operating revenues and water sales volume by customer class:

	For the Years Ended December 31,
	2007		2006		2007		2006
	Operating Revenues (dollars in thousands)				Water Sales Volume (gallons in millions)
Customer Class
Water service:
Residential	$1,146,133	57.7%	$1,067,865	57.6%	223,386	52.8%	217,172	52.1%
Commercial	385,272	19.4%	362,754	19.5%	93,010	22.0%	91,589	22.0%
Industrial	94,734	4.8%	92,024	5.0%	44,609	10.5%	44,408	10.6%
Public and other	247,578	12.4%	230,177	12.4%	62,299	14.7%	63,814	15.3%
Other water revenues	38,277	1.9%	29,621	1.6%	—	—	—	—

Total water revenues	1,911,994	96.2%	1,782,441	96.1%	423,304	100.0%	416,983	100.0%

Wastewater service	75,571	3.8%	72,177	3.9%

	$1,987,565	100.0%	$1,854,618	100.0%

Water Services—Water service operating revenues from residential customers for 2007 amounted to $1,146.1 million, a 7.3% increase over 2006, primarily due to rate increases and changes in sales volume. The volume of water sold to residential customers increased by 2.9% in 2007 to 223.4 billion gallons, from 217.2 billion gallons in 2006, largely as a result of favorable weather conditions in the Mid-Atlantic states and a 0.7% increase in the residential customer base due to growth, primarily through acquisitions.

Water service operating revenues from commercial water customers for 2007 amounted to $385.3 million, a 6.2% increase over 2006, primarily due to rate increases and changes in sales volume. The volume of water sold to commercial customers increased by 1.6% in 2007 to 93.0 billion gallons, from 91.6 billion gallons in 2006, driven by favorable weather conditions and partially offset by a decline in the number of commercial customers.

Water service operating revenues from industrial customers amounted to $94.7 million in 2007, a 2.9% increase over 2006, primarily due to rate increases and changes in sales volume. The volume of water sold to industrial customers increased by 0.5% in 2007 to 44.6 billion gallons, from 44.4 billion gallons in 2006.

Water service operating revenues from public and other customers increased $17.4 million for 2007 to $247.6 million from $230.2 million for 2006, mainly due to rate increases and changes in sales volume. Revenues from municipal governments for fire protection services and customers requiring special private fire service facilities totaled $99.3 million for 2007, an increase of $0.8 million over the same period of 2006. Revenues generated by sales to governmental entities and resale customers for 2007 totaled $148.3 million, an increase of $16.6 million from 2006.

Wastewater Services—Our subsidiaries provide wastewater services in 12 states. Operating revenues from these services increased by 4.7% to $75.6 million for 2007. The increase reflects a growth of 0.4% in the number of wastewater customers served but is primarily due to increases in rates charged to customers in states where we have wastewater operations (principally Arizona, Hawaii, and New Jersey).

Our Non-Regulated revenues decreased by $5.8 million, or 2.3%, to $242.7 million in 2007 from $248.5 million for 2006. The net decline in revenues is primarily attributable to a $15.8 million decrease in revenues of our Contract Operations Group, partially offset by a $7.4 million increase in revenues of our Homeowner Services Group, and an increase of $3.5 million from our other Non-Regulated Businesses. The decline in revenues of our Contract Operations Group includes the effects of having substantially completed the construction of the Lake Pleasant Water Treatment plant, a large water treatment plant in Phoenix, Arizona, during 2006 ($49.5 million of construction revenue recognized in 2006 compared to $5.2 million in 2007). Pursuant to our DBO contract with the city of Phoenix, we served as the lead contractor in connection with the construction of the Lake Pleasant facility, which includes an 80 million gallons-per-day surface water treatment plant and granular activated carbon reactivation system. The Lake Pleasant facility is significantly larger in size and function compared to other projects with which we have been engaged. However, we do not expect the completion of this project to have a material impact on our results of operations. Revenues from that project were partially replaced by new contracts, including a DBO project in Fillmore, California generating $12.3 million of incremental revenues and new military projects generating approximately $10.0 million of revenues. The increase from our Homeowner Services Group represents expansion into new geographic markets (Virginia and Trenton, New Jersey). The increase in our other Non-Regulated Businesses’ revenues is due to revenues attributable to special projects in 2007.

Operation and maintenance. Our consolidated operation and maintenance expense increased by $71.9 million, or 6.1%, to $1,246.5 million for 2007 from $1,174.5 million for 2006.

Operation and maintenance expense by major category was as follows:

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Production costs	$278,065	$257,727	$20,338	7.9%
Employee-related costs	463,362	418,807	44,555	10.6%
Operating supplies and services	293,475	291,352	2,123	0.7%
Maintenance materials and services	128,016	109,797	18,219	16.6%
Customer billing and accounting	38,256	54,624	(16,368)	(30.0)%
Other	45,305	42,237	3,068	7.3%

Total	$1,246,479	$1,174,544	$71,935	6.1%

Production costs, including fuel and power, purchased water, chemicals and waste disposal, increased by $20.3 million, or 7.9%, for 2007 compared to 2006.

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Fuel and power	$106,937	$97,896	$9,041	9.2%
Purchased water	94,011	85,701	8,310	9.7%
Chemicals	45,159	41,758	3,401	8.1%
Waste disposal	31,958	32,372	(414)	(1.3)%

Total	$278,065	$257,727	$20,338	7.9%

The increases were primarily attributable to increased demand and higher electricity prices, as rate freezes resulting from electricity deregulation expired in some states in which we operate.

Employee-related costs including wage and salary, group insurance, and pension expense increased by $44.6 million, or 10.6%, for 2007 compared to 2006. These costs represented 37.2% and 35.7% of operation and maintenance expense for 2007 and 2006, respectively.

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Salaries and wages	$352,177	$311,439	$40,738	13.1%
Pensions	29,984	31,940	(1,956)	(6.2)%
Group insurance	64,832	59,546	5,286	8.9%
Other benefits	16,369	15,882	487	3.1%

Total	$463,362	$418,807	$44,555	10.6%

The increase in 2007 was due to higher wage, salary and group insurance expenses in our Regulated Businesses, primarily resulting from an increase in the number of employees to enable service enhancements in our Regulated Businesses as well as wage rate increases. This increase was offset by a reduction in pension expense. Pension expense in excess of the amount contributed to the pension plans is deferred by some of our regulated subsidiaries pending future recovery in rates as contributions are made to the plans. The decrease is primarily attributable to lower pension expense in 2007. In addition, pension expense for 2006 included additional pension expense due to curtailment charges and a special transaction benefit charge.

Operating supplies and services include the day-to-day expenses of office operation, legal and other professional services, as well as information systems and other office equipment, facilities rental charges and other miscellaneous expenses. For 2007, these costs increased by $2.1 million or 0.7% compared to 2006.

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Contracted services	$110,083	$116,775	$(6,692)	(5.7)%
Office supplies and services	62,464	55,882	6,582	11.8%
Transportation	35,051	31,050	4,001	12.9%
Rents	21,985	18,599	3,386	18.2%
Other	63,892	69,046	(5,154)	(7.5)%

Total	$293,475	$291,352	$2,123	0.7%

The decrease in contracted services is primarily associated with the design and build of the Lake Pleasant Water Treatment Plant in Phoenix, Arizona. In 2006, these costs were approximately $38.7 million, compared to $4.3 million in 2007. Additionally, the decrease reflects operating contracts of our Non-Regulated Businesses that ended during 2006, and a decline in design and build activity by the Applied Water Management Group of $3.4 million due to a downturn in new home construction. Offsetting these decreases were additional expenses associated with several other contracts in our Non-Regulated Businesses, including a DBO project in Fillmore, totaling $7.6 million in 2007 compared to $0.4 million in 2006, as well as increased military contract expenses of $6.1 million. Also offsetting the decrease were consulting fees associated with our remediation efforts in connection with the Sarbanes-Oxley Act of 2002. These costs increased $15.1 million over 2006. Office supplies and services increased as a result of increased travel as well as inflation. Transportation costs increased primarily within our Regulated Businesses due to increased leasing costs and higher gasoline prices, amounting to approximately $3.2 million. Other operating supplies and services decreased primarily as a result of the aforementioned Non-Regulated contracts, with Lake Pleasant costs of $0.8 million in 2007 compared to $10.1 million in 2006 and Fillmore DBO costs of $4.8 million in 2007 compared to $0.2 million in 2006. Offsetting these decreases was a 2006 restatement by our Indiana subsidiary of $2.4 million previously disallowed in the regulatory process. Additional expenses related to the RWE Divesture were $0.8 million higher for 2007 than 2006 due to higher divesture support costs.

Maintenance materials and services, which include emergency repairs as well as costs for preventive maintenance, increased by $18.2 million, or 16.6%, for 2007 compared to 2006.

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Maintenance services and supplies	$92,041	$75,170	$16,871	22.4%
Removal costs, net	35,975	34,627	1,348	3.9%

Total	$128,016	$109,797	$18,219	16.6%

These increases were primarily the result of a larger number of main breaks in 2007 compared to 2006 experienced by several of our operating subsidiaries due to winter weather conditions, increased paving costs for our New Jersey, Missouri, Illinois and Pennsylvania subsidiaries, as well as higher expenses in our Non-Regulated Businesses, primarily the Homeowner Services Group.

Customer billing and accounting expenses decreased by $16.4 million, or 30.0%, for 2007 compared to 2006.

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Uncollectible accounts expense	$15,818	$33,079	$(17,261)	(52.2)%
Postage	10,932	10,114	818	8.1%
Other	11,506	11,431	75	0.7%

Total	$38,256	$54,624	$(16,368)	(30.0)%

The decrease was primarily due to lower bad debt expense of $9.2 million in our Regulated Business and $5.8 million in our Non-Regulated Businesses as a result of an increased focus on collection of past due accounts.

Other operation and maintenance expenses include casualty and liability insurance premiums and regulatory costs. These costs increased by $3.1 million, or 7.3%, for 2007 compared to 2006.

	For the Years Ended December 31,
	2007	2006	Increase (Decrease)	Percentage
	(in thousands)
Insurance	$37,276	$31,438	$5,838	18.6%
Regulatory expenses	8,029	10,799	(2,770)	(25.7)%

Total	$45,305	$42,237	$3,068	7.3%

Insurance related expenses increased due to less favorable claims experience compared to 2006. This unfavorable variance was offset by a reduction in regulatory expenses due to the write-off of certain deferred rate case expenses in 2006 associated with our California subsidiary.

Depreciation and amortization. Our consolidated depreciation and amortization expense increased $8.1 million, or 3.1%, to $267.3 million for 2007 from $259.2 million for 2006. The increase was primarily due to property placed in service, net of retirements, of $798.8 million as a result of an increased focus on infrastructure spending mainly in our Regulated Businesses.

General taxes. Our consolidated general taxes expense, which includes taxes for property, payroll, gross receipts and other miscellaneous items, decreased $1.8 million, or 1.0%, to $183.3 million for 2007 from $185.1 million for 2006. The decrease was primarily due to lower taxes for expatriates because employees seconded by Thames Water to American Water were no longer employed by American Water in 2007.

Loss (gain) on sale of assets. Our consolidated gain on sale of assets was $7.3 million for 2007 compared to a loss of $0.1 million for 2006 due to non-recurring sales of assets not needed in our utility operations in 2007.

Impairment charges. Our consolidated impairment charges were $509.3 million for 2007 and $221.7 million, excluding discontinued operations, for 2006. The 2007 impairment charges were primarily due to slightly lower long-term earnings caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery as well as new information regarding our market value. The 2006 impairment charge was primarily attributable to higher interest rates in our Regulated Businesses and a change in the potential net realizable value of our Non-Regulated Businesses.

Other income (deductions). Interest expense, the primary component of our consolidated other income (deductions), decreased $82.8 million, or 22.6%, to $283.2 million for 2007 from $366.0 million for 2006. The decline was primarily due to the repayment of outstanding debt with new equity contributions from RWE in order to establish a capital structure that is consistent with other regulated utilities and also to meet the capital structure expectations of various state regulatory commissions. This decrease was offset slightly by higher interest expense of our Regulated Businesses of $9.8 million mainly due to increased borrowings to fund capital programs.

Provision for income taxes. Our consolidated provision for income taxes increased $39.9 million, or 85.1%, to $86.8 million for 2007 from $46.9 million for 2006. The increase is due to higher taxable income in 2007 as compared to 2006.

Net income (loss). Our consolidated net loss including results from discontinued operations increased $180.6 million, or 111.3%, to $342.8 million for 2007 from $162.2 million for 2006. The increase is the result of the changes discussed above.

Liquidity and Capital Resources

Our business is capital intensive and requires considerable capital resources. A portion of these capital resources are provided by internally generated cash flows from operations. When necessary, we obtain funds from external sources in the capital markets and through bank borrowings. Our access to external financing on reasonable terms depends on our credit ratings and current business conditions, including that of the water utility industry in general as well as conditions in the debt or equity capital markets. If these business and market conditions deteriorate to the extent that we no longer have access to the capital markets at reasonable terms, we have access to revolving credit facilities with aggregate bank commitments of $850.0 million, of which $483.1 million was available as of May 27, 2009, that we use to fulfill our short-term liquidity needs, to issue letters of credit and back our $165.0 million outstanding commercial paper. As of May 27, 2009, the Company can issue additional commercial paper of $317.8 million which is backed by the credit facilities. See “—Credit Facilities and Short-Term Debt” below for further discussion.

In addition, our regulated utility subsidiaries receive advances and contributions from customers, home builders and real estate developers to fund construction necessary to extend service to new areas. Advances for construction are refundable for limited periods, which vary according to state regulations, as new customers begin to receive service or other contractual obligations are fulfilled. Amounts which are no longer refundable are reclassified to contributions in aid of construction. Utility plant funded by advances and contributions is excluded from the rate base. Generally, we depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property. Some of our subsidiaries do not depreciate contributed property, based on regulatory guidelines.

We use our capital resources, including cash, to (i) fund capital requirements, including construction expenditures, (ii) pay off maturing debt, (iii) pay dividends, (iv) fund pension and postretirement welfare obligations and (v) invest in new and existing ventures. We spend a significant amount of cash on construction projects that have a long-term return on investment. Additionally, we operate in rate-regulated environments in which the amount of new investment recovery may be limited, and where such recovery takes place over an extended period of time, as our recovery is subject to regulatory lag. As a result of these factors, our working capital, defined as current assets less current liabilities, was in a net deficit position of $748.6 million as of March 31, 2009.

We expect to fund future maturities of long-term debt through a combination of external debt and cash flow from operations. We have no plans to reduce debt significantly.

We rely on our revolving credit facility and the capital markets to satisfy our liquidity needs. Disruptions in the credit markets may discourage lenders from meeting their existing lending commitments, extending the terms of such commitments or agreeing to new commitments. Market disruptions may also limit our ability to issue debt securities in the capital markets. In order to meet our short-term liquidity needs we are borrowing under AWCC’s existing $850.0 million revolving credit facilities. AWCC had $320.0 million of outstanding borrowings under its lines of credit, $46.9 million of outstanding letters of credit under this credit facility and $165.0 million of outstanding overnight commercial paper as of May 27, 2009. We can provide no assurances that our lenders will meet their existing commitments or that we will be able to access the commercial paper or loan markets in the future on terms acceptable to us or at all.

As of December 31, 2008, the Company had issued, through its subsidiaries, $120.3 million of variable rate demand bonds, which are periodically remarketed. During the first quarter of 2009, the Company used its commercial paper and revolver, to redeem, through its subsidiaries, these variable rate demand bonds because no buyer was willing to purchase the bonds at market rates. As of March 31, 2009, all variable rate demand bonds had been repurchased and were held in the Company’s treasury. On May 21, 2009, AWCC successfully remarketed $31.9 million of these variable rate demand bonds. On May 21, 2009, AWCC closed its remarketing on $52.9 million fixed rate Tax Exempt Water Facility Revenue Bonds, which were part of the $120.3 million variable rate demand bonds. As of May 28, 2009 $35.4 million of these variable rate demand bonds are held in the Company’s treasury. We can provide no assurance that the bonds will be remarketed successfully or at reasonable rates.

On May 19, 2009, AWCC closed its private placement offering of $25.5 million in aggregate principal amount of 8.27 % Senior Unsecured Notes due 2039 and $24.5 million in aggregate principal amount of 7.21 % Senior Unsecured Notes due 2019. On May 13, 2009, NJAWC closed its private offering of $75 million in aggregate principal amount of its 6.35% first mortgage bonds due 2039 and $25 million in aggregate principal amount of its 5.48% first mortgage bonds due 2019.

As a result of the American Recovery and Reinvestment Tax Act of 2009 (“the Act”), we intend to apply for subsidized financing under the Act in many of the states where we operate. Since the issuance of tax-exempt bonds and financing from state revolving funds is subject to governmental approvals, at this time we are not certain how much of these funds, if any, will be available to investor owned utilities. Also in connection with the Act, the Company has reflected the benefits from the extension of bonus depreciation in its first quarter results.

Cash Flows from Operating Activities

Cash flows from operating activities primarily result from the sale of water and wastewater services and, due to the seasonality of operations, are weighted toward the third quarter of each fiscal year. Our future cash flows from operating activities will be affected by economic utility regulation; infrastructure investment; inflation; compliance with environmental, health and safety standards; production costs; customer growth; declining per customer usage of water; and weather and seasonality. See “—Factors Affecting our Results of Operations.”

Cash flows from operating activities have been a reliable, steady source of cash flow, sufficient to meet operating requirements and a portion of our capital expenditures requirements. We will seek access to debt and equity capital markets to meet the balance of our capital expenditure requirements. There can be no assurance that we will be able to successfully access such markets on favorable terms or at all. Operating cash flows can be negatively affected by changes in our rate regulatory environments or changes in our customer economic outlook and ability to pay for service in a timely manner. We can provide no assurance that our customers’ historical payment pattern will continue in the future. Cash flows from operating activities for the three months ended March 31, 2009 were $142.5 million compared to $85.4 million for the three months ended March 31, 2008.

During 2008, the Company’s unfunded status of its pension plan increased significantly primarily due to lower than expected 2008 asset returns, which are expected to result in increased benefit costs and required funding contributions in future years. Such an increase is likely to be material to results in 2009 and subsequent years. Based on current plan assets and expected future asset returns, the Company currently estimates the increase to pension and postretirement expense (net of capitalized amounts) in 2009 to be approximately $32 million, pre-tax. We have begun discussions with our regulators about the appropriate treatment for these incremental costs in order to minimize the regulatory lag between the incurrence of the expense and any recovery of the expense. To date, we have authorization to recover or defer $5.8 million of this annual increase and have requested permission to recover or defer as a deferred asset until the next rate case is concluded an additional $7.3 million of this increase in 2009. Until we receive permission from the regulators to defer costs, we will continue to expense them. We are also discussing with regulators other ways in which to defer the costs until future rate cases are filed. The Company currently expects to make pension and postretirement benefit contributions to the plan trusts of $125.9 million, $132.5 million, $124.7 million, $161.9 million and $123.2 million in 2009, 2010, 2011, 2012 and 2013 respectively. Through March 2009, we have made contributions to fund pension and other postretirement benefits of $17.1 million and $10.4 million, respectively. Actual amounts contributed could change significantly from these estimates.

The following table provides a summary of the major items affecting our cash flows from operating activities for the periods indicated:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2006	2007	2008	2008	2009
	(in thousands)
Net income (loss)	$(162,243)	$(342,826)	$(562,421)	$(732,484)	$(412,079)
Add (subtract):
Non-cash operating activities(1)	664,060	881,013	1,214,120	826,569	585,065
Changes in working capital(2)	(96,578)	16,770	5,523	21,144	(1,978)
Pension and postretirement healthcare contributions	(81,491)	(81,245)	(105,523)	(29,838)	(27,509)

Net cash flows provided by operations	$323,748	$473,712	$552,169	$85,391	$142,499

(1)	Includes (gain) loss on sale of businesses, depreciation and amortization, impairment charges, removal costs net of salvage, provision for deferred income taxes, amortization of deferred investment tax credits, provision for losses on utility accounts receivable, allowance for other funds used during construction, (gain) loss on sale of assets, deferred regulatory costs, amortization of deferred charges and other non-cash items, net, less pension and postretirement healthcare contributions.

(2)	Changes in working capital include changes to accounts receivable and unbilled utility revenue, taxes receivable (including federal income), other current assets, accounts payable, taxes accrued (including federal income), interest accrued and other current liabilities.

The increase in cash flows from operations during 2008 compared to 2007 was primarily due to increased revenues partially offset by higher contributions to our pension and postretirement healthcare trusts.

The increase in cash flows from operations during 2007 compared to 2006 was primarily due to improvements in working capital mainly driven by changes in taxes accrued and other current liabilities, slightly offset by changes in accounts receivable and unbilled utility revenues.

Cash Flows from Investing Activities

Cash flows used in investing activities were as follows for the periods indicated:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2006	2007	2008	2008	2009
	(in thousands)
Construction expenditures	$(682,863)	$(750,810)	$(1,008,806)	$(188,437)	$(196,178)
Other investing activities, net(1)	(8,575)	4,232	(24,861)	732	(6,103)

Net cash flows used in investing activities	$(691,438)	$(746,578)	$(1,033,667)	$(187,705)	$(202,281)

(1)	Includes allowances for other funds used during construction, acquisitions, proceeds from the sale of assets and securities, proceeds from the sale of discontinued operations, removal costs from property, plant and equipment retirements, receivables from affiliates, restricted funds and investment in equity investee.

Cash flows used in investing activities for the three months ended March 31, 2009 and 2008 were $202.3 million and $187.7 million, respectively. Construction expenditures increased $7.8 million to $196.2 million for the three months ended March 31, 2009 from $188.4 million for the three months ended March 31, 2008 as a result of increased investment in regulated utility plant projects. We anticipate investing approximately $800.0 million on construction and other capital projects in 2009.

Cash flows used in investing activities increased in 2008 compared to 2007 and in 2007 compared to 2006, as we continued to increase our investment in regulated infrastructure projects. From 2009 to 2013, we estimate that Company-funded capital investment will total between $4.0 billion and $4.5 billion. We anticipate spending between $790 million and $1.0 billion yearly on Company-funded capital investment for the foreseeable future, depending upon the timing of major capital projects. We expect construction expenditures to be approximately $800 million during 2009. We intend to invest capital prudently to provide essential services to our regulated customer base, while working with regulators in the various states in which we operate to have the opportunity to earn an appropriate rate of return on our investment and a return of our investment. As part of our strategy to improve operational efficiencies, we are evaluating our processes, along with the information systems associated with those processes, to optimize workflow throughout our field operations as well as streamlining our back-office operations, as we believe are necessary and appropriate. When we make adjustments to our operations, we will incur incremental expenses, including costs to upgrade or replace outdated information systems, prior to realizing the benefit of a more efficient workforce and operating structure. We believe that increasing our operating efficiency and controlling the costs associated with the operation of our business are important to providing the quality service to our customers and communities we serve as well as to our long-term competitiveness. We are currently developing a timeline for the implementation of this strategic initiative but expect that it will span a period of three to five years. The details, including scope, cost and implementation of these solutions will not be fully known until the data gathering phase has been completed, which is targeted for December 2009. Expenditures associated with this project are included in the $4.0 billion to $4.5 billion capital investment spending outlined above.

Our construction program consists of both infrastructure renewal programs, where we replace infrastructure as needed, and construction of new water and wastewater treatment and delivery facilities to meet new customer growth. An integral aspect of our strategy is to seek growth through tuck-ins and other acquisitions which are complementary to our existing business and support the continued geographical diversification and growth of our operations. Our projected capital expenditures and other investments are subject to periodic review and revision to reflect changes in economic conditions and other factors. Generally, acquisitions are funded initially with short-term debt and later refinanced with the proceeds from long-term debt or equity offerings.

Included in 2009 are planned construction expenditures of approximately $83 million to construct a new water treatment plant on the Kentucky River. On April 25, 2008, the Kentucky Public Service Commission approved Kentucky American Water’s application for a certificate of convenience and necessity to construct a 20.0 million gallon per day treatment plant on the Kentucky River and a 30.6 mile pipeline to meet Central Kentucky’s water supply deficit. The Kentucky project is expected to be completed by 2010 with an estimated cost of $162 million.

The following table provides a summary of our historical construction expenditures:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2006	2007	2008	2008	2009
	(in thousands)
Transmission and distribution	$314,282	$325,222	$449,249	$79,638	$82,804
Treatment and pumping	127,094	178,073	211,930	34,605	39,489
Services, meter and fire hydrants	132,610	179,933	224,089	39,915	28,838
General structures and equipment	72,892	32,336	71,146	17,070	28,348
Sources of supply	35,985	35,135	53,292	17,208	16,699

Total construction expenditures	$682,863	$750,810	$1,008,806	$188,437	$196,178

Construction expenditures for the periods noted above were partially offset by customer advances and contributions for construction (net of refunds) of $3.1 million, $35.8 million, and $47.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Customer advances and contributions are reflected in net cash flows from financing activities. Capital expenditures during the periods noted above were related to the renewal of supply and treatment assets, new water mains and customer service lines, as well as rehabilitation of existing water mains and hydrants.

Construction expenditures for 2008 increased by $258.0 million, or 34.4%, over 2007. Expenditures related to transmission and distribution increased by $123.9 million in 2008 over 2007 and meter and fire hydrant replacements increased by $44.2 million in 2008 compared to 2007. These increases occurred due to an increase in the rate of infrastructure replacement. Treatment and pumping expenditures increased by $33.9 million in 2008 compared to 2007 as a result of significant treatment improvements in a number of states in which we operate including Kentucky, Illinois and Arizona.

Construction expenditures for 2007 increased by $67.9 million, or 10.0%, over 2006. The increase consisted mainly of infrastructure replacements and upgrades to treatment facilities at several plants including Joplin, Missouri, Maricopa County, Arizona, Franklin Township, New Jersey and Champaign, Illinois.

We also conduct ongoing reviews of our existing investments. As a result of these reviews, we sold the operations of various non-regulated water-related businesses during 2006 and 2007.

The following provides a summary of the major acquisitions and dispositions affecting our cash flows from investing activities in the years indicated:

2008:

•	We paid approximately $12.5 million for the acquisition of water and waste water systems.

•

We received approximately $12.6 million from the sale of other assets, which included $10.6 million in cash from the sale of the Felton water system. In September 2008, our California subsidiary completed its sale of the Felton water system to San Lorenzo Valley Water District (“SLVWD”). Under the terms of the agreement, SLVWD paid $13.4 million for the operating assets of the water system, which serves approximately 1,330 customers in Felton. The payment included a $10.6 million cash payment to California American Water and the assumption by SLVWD of $2.8 million in debt. The sale of the Felton system resulted in a loss on sale of $0.4 million.

2007:

•

We paid approximately $15.9 million for the acquisition of a number of water and wastewater systems, the largest of which was S.J. Services Inc., the parent company of Pennsgrove Water Supply Company, Inc. and South Jersey Water Supply Company, Inc. The purchase price, including acquisition costs, for S.J. Services Inc. was $13.5 million in cash.

•	We received approximately $9.7 million in cash proceeds from the sale of a group of assets of the Residuals business.

•	We received $16.3 million in cash proceeds from the sale of other assets, including $13.0 million of proceeds on a property in Mansfield, New Jersey owned by a Non-Regulated subsidiary.

2006:

•	We paid approximately $12.5 million for the acquisition of water and wastewater systems.

•	We received approximately $30.2 million in cash proceeds from the sale of discontinued operations, including a group of assets of the Residuals business and the Underground business.

Our investing activities require considerable capital resources which we have generated in operations and attained through financing activities. We can provide no assurances that these resources will be sufficient to meet our expected investment needs and may be required to delay or reevaluate our investment plans.

During 2007, NJAWC, entered into an agreement with the City of Trenton, New Jersey (the “City”) to purchase the assets of the City’s water system located in four surrounding townships. The agreement required approval from the New Jersey Board of Public Utilities (“BPU”). The initial proposed purchase price of $100.0 million was subsequently amended to $75.0 million and the agreement has also been amended to include the provision of technical services by the City over seven years to ensure a smooth transition of ownership at a cost to NJAWC of $5.0 million. The administrative law judge hearing the matter issued an initial decision (the “Initial Decision”) approving a stipulation of settlement reflecting the changed agreement (the “Stipulation”) and sent the Initial Decision to the BPU for consideration.

On February 25, 2009, a small group of Trenton residents filed a petition with the City Clerk seeking to force the sale to a referendum. On April 3, 2009, the BPU issued its order approving the Stipulation. The effective date of the Stipulation has been automatically stayed pending the resolution of court proceedings initiated in New Jersey Superior Court by a small number of Trenton residents seeking to submit the sale to a referendum. The trial court ruled in March 2009 that a referendum is not required. In May 2009, the court granted the residents motion for reconsideration of that ruling and the matter will now proceed to a hearing before the trial court judge. The Company can provide no assurance as to the outcome of the court proceedings.

Included in the Stipulation, and dependent upon the consummation of the sale, the Company intends to purchase finished water from the City for the next twenty years under a water supply agreement. The acquisition is expected to add approximately forty thousand customers to the Company’s customer base.

Cash Flows from Financing Activities

Our financing activities whose primary purpose is to fund construction expenditures, include the issuance of long-term and short-term debt, primarily through our wholly-owned financing subsidiary, AWCC. We intend to access the capital markets on a regular basis, subject to market conditions. In addition, we intend to issue equity in the future to maintain an appropriate capital structure, subject to any restrictions in the registration rights agreement between us and RWE. In order to finance new infrastructure, we received customer advances and contributions for construction (net of refunds) of $2.6 million and ($13.7) million for the three months ended March 31, 2009 and 2008, respectively, and $3.1 million, $35.8 million, and $47.4 million for the years ended December 31, 2008, 2007, 2006, respectively.

On May 21, 2009, AWCC successfully remarketed $31.9 million of variable rate demand notes previously held in the Company’s treasury. The net proceeds from this offering were used to repay commercial paper. Also, on May 21, 2009, AWCC remarketed $52.9 million of these variable rate demand notes as fixed rate Tax Exempt Water Facility Revenue bonds with interest rates ranging from 6.00% to 6.75%. The net proceeds from this offering were used to repay short-term debt. On May 19, 2009, AWCC closed its private placement offering of $25.5 million in aggregate principal amount of 8.27 % Senior Unsecured Notes due 2039 and $24.5 million in aggregate principal amount of 7.21 % Senior Unsecured Notes due 2019. We will use the net proceeds to pay down short-term debt. We used the proceeds principally to pay down short-term debt. On May 13, 2009, NJAWC closed its private offering of $75 million in aggregate principal amount of its 6.35% first mortgage bonds due 2039 and $25 million in aggregate principal amount of its 5.48% first mortgage bonds due 2019. NJAWC used the proceeds principally to pay down short-term debt.

On April 8, 2009, our Pennsylvania subsidiary, Pennsylvania-American Water Company, closed an offering to issue $80.0 million in tax-exempt water facility revenue bonds through the Pennsylvania Economic Development Financing Authority (“PEDFA”). The coupon rate on the bonds is 6.2% with a maturity date of April 1, 2039. The $80 million bond was rated “A” by Standard & Poor’s and “A3” by Moody’s. The proceeds from the offering were used to fund certain capital improvement projects.

In February 2009, AWCC completed its public offering of $75.0 million of 8.25% senior notes with a maturity date of 2038. The net proceeds of the offering were used to repay short-term debt incurred to fund capital expenditures and general working capital purposes.

In May 2008, AWCC issued senior notes through private placement offerings totaling $200.0 million. Interest rates ranged from 6.25% to 6.55%, and maturities ranged from 2018 to 2023. On May 13, 2008, we received a cash equity contribution from RWE of $245.0 million. In November 2008, AWCC issued $75.0 million of 10% senior notes with a maturity date of 2038 through a public offering. Proceeds from the $275.0 million in debt offerings and the $245.0 million in cash equity contribution were used to repay short-term debt incurred to fund capital expenditures and general working capital purposes.

AWCC issued senior notes through private placement offerings totaling $2,117.0 million during 2007. Interest rates ranged from 5.39% to 6.59% and maturities ranged from seven years to 30 years. RWE made equity contributions to the Company amounting to $1,067.1 million and $1,194.5 million during 2007 and 2006, respectively. The Company used the equity contributions and proceeds from the senior notes to offset loans payable to RWE, to repay outstanding commercial paper and for other corporate purposes.

Additionally, during September 2007, AWCC issued $1,750.0 million of RWE redemption notes to RWE. The RWE redemption notes bear interest monthly at the one-month London Interbank Offered Rate, which we refer to as LIBOR, plus 22.5 basis points and mature on the earliest of the following to occur (a) March 20, 2009, (b) the date on which the Company and RWE mutually agree to terminate the notes with all accrued and unpaid interest and principal becoming immediately due and payable in full, or (c) the date on which RWE no longer owns more than 80% of the voting rights of the Company. The Company used the proceeds from the RWE redemption notes to redeem $1,750.0 million of its 5.9% mandatory redeemable preferred stock held by RWE.

During October 2007, AWCC issued $750.0 million in senior notes with a term of 10 years and a fixed interest rate of 6.085% and $750.0 million in senior notes with a term of 30 years and a fixed interest rate of

6.593%, which we refer to as the new senior notes. AWCC used the proceeds to fund the redemption of $1,286.0 million aggregate principal amount of RWE redemption notes and $206.0 million (including after tax gains of $2.2 million, net of $1.4 million of tax) aggregate principal amount of RWE notes. In the second quarter of 2008, the Company completed an offer to exchange fully registered 6.085% Senior Notes due 2017 and fully registered 6.593% Senior Notes due 2037 for all of its outstanding unregistered notes of the same series. The Company did not receive any proceeds from the exchange offer, nor did the Company’s debt level change as a result of the exchange offer. The terms of the registered notes and the unregistered notes are substantially identical in all material respects. In December 2007, we used the net proceeds from the issuance of approximately $415.0 million of commercial paper and $49.0 million of excess cash to fund the repayment of approximately $464.0 million of RWE redemption notes.

Our board of directors has adopted a dividend policy to distribute to our stockholders a portion of our net cash provided by operating activities as regular quarterly dividends, rather than retaining that cash for other purposes. Our policy is to distribute 50% to 70% of our net income annually. We expect that dividends will be paid every March, June, September and December of each fiscal year to holders of record approximately 15 days prior to the distribution date. Since the dividends on our common stock will not be cumulative, only declared dividends will be paid. For 2008, we paid a dividend of $0.20 per share on September 2, 2008 and December 1, 2008. There were no dividend payments made for 2007. Subject to applicable law and the discretion of our board of directors, we will pay cash dividends of approximately $0.20 per share per quarter in 2009, to be paid approximately 60 days after the end of each fiscal quarter. The quarterly and annual average aggregate dividend amounts for the four quarters would be $34.3 million, and $137.1 million annually. The aggregate dividend amounts are based upon the estimated average 171.3 million shares outstanding during the next four quarters. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Although we believe we will have sufficient net profits or surplus to pay dividends at the anticipated levels during the next four quarters, our board of directors will seek periodically to assure itself of this before actually declaring any dividends. In future periods, our board of directors may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not be able to pay dividends.

On February 6, 2009, our board of directors declared a quarterly cash dividend payment of $0.20 per share payable on March 2, 2009 to all shareholders of record as of February 18, 2009. On April 30, 2009 our board of directors declared a quarterly cash dividend payment of $0.20 per share payable on June 1, 2009 to all shareholders of record as of May 18, 2009.

On May 1, 2009 we and AWCC filed a universal shelf registration statement, of which this prospectus supplement forms a part, that enables us to offer and sell from time to time various types of securities, including common stock, preferred stock and debt securities, subject to market demand and ratings status.

In addition, on May 1, 2009, we asked the SEC to withdraw the registration statement on Form S-1 that we originally filed on December 18, 2008 for the proposed offering of our common stock. No securities have been sold pursuant to such registration statement.

The following long-term debt was issued in the first three months of 2009:

Company	Type	Interest	Maturity	Amount (in thousands)
American Water Capital Corp.	Senior notes	8.25%	2038	$75,000

Total issuances				$75,000

The following long-term debt was retired through optional redemption or payment at maturity during the first three months of 2009:

Company	Type	Interest	Maturity	Amount (in thousands)
Long-term debt:
American Water Capital Corp.	Floating rate	1.55%-2.20%	2018-2032	$86,860
American Water Capital Corp.	Senior notes-fixed rate	6.87%	2011	28,000
Other subsidiaries	Floating rate	1.50%-10.00%	2015-2032	33,420
Other subsidiaries	Fixed rate	5.00%-9.10%	2009-2030	565
Other subsidiaries	State financing authority loans and other	0.00%-5.00%	2009-2034	1,565

Total retirements & redemptions				$150,410

The following long-term debt was issued in 2008:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
American Water Capital Corp.	Senior notes	6.25%	2018	$110,000
American Water Capital Corp.	Senior notes	6.55%	2023	90,000
American Water Capital Corp.	Senior notes	10.00%	2038	75,000
Other subsidiaries	State financing authority loans and other	1.00%-1.39%	2024-2025	4,941

Total issuances				$279,941

The following long-term debt and preferred stock with mandatory redemption requirements were repurchased or retired through optional redemption or payment at maturity during 2008:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
Long-term debt:
American Water Capital Corp.	Senior notes-fixed rate	6.87%	2011	$28,000
Other subsidiaries	Senior notes-floating rate	6.48%-10.00%	2021-2032	144,725
Other subsidiaries	Subsidiary fixed rate bonds and notes	5.05%-9.35%	2008-2029	61,065
Other subsidiaries	State financing authority loans and other	0.00%-9.87%	2008-2034	10,389

Preferred stock with mandatory redemption requirements:
Other subsidiaries		4.60%-6.00%	2013-2019	218

Total retirements & redemptions				$244,397

The following long-term debt was issued in 2007:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
American Water Capital Corp.	RWE notes-variable rate	5.72%	2009	$1,750,000
American Water Capital Corp.	Senior notes	5.39%-6.59%	2018-2037	2,117,000
Other subsidiaries	State financing authority loans and miscellaneous	1.00%-1.62%	2013-2025	2,109

Total issuances				$3,869,109

In 2007, in connection with the acquisition of S.J. Services Inc, we assumed $3.5 million of long-term debt consisting of senior notes and state financing authority loans with interest rates ranging from 0.00% to 9.10% and maturities ranging from 2008 to 2025.

The following debt and preferred stock with mandatory redemption requirements were retired through extinguishments, optional redemption or payment at maturity in 2007:

Company	Type	Interest Rate	Maturity	Amount (in thousands)
Long-term debt:
American Water Capital Corp	Senior notes-fixed rate	6.87%	2011	$28,000
American Water Capital Corp	RWE notes-fixed rate	4.00%-6.05%	2007-2034	465,300
American Water Capital Corp	RWE redemption notes-fixed rate	5.72%	2009	1,750,000
Various Subsidiaries	Senior notes-fixed rate	7.25%-8.75%	2007-2028	101,531
Various Subsidiaries	Miscellaneous	0%-10.06%	2007-2034	114,340

Preferred stock with mandatory redemption requirements:
American Water Works Company, Inc.	RWE preferred stock-fixed rate	5.90%	2012	1,750,000
Various Subsidiaries		4.60%-8.88%	2007-2019	388

Total extinguishments, retirements & redemptions				$4,209,559

From time to time and as market conditions warrant, we may consider offerings of other tax-exempt water facility revenue bonds. Under a tax-exempt offering, the interest paid to investors is non-taxable. As an additional benefit to bondholders, the recently enacted American Recovery and Reinvestment Act has established that the interest is not includable in the Alternative Minimum Tax calculation. Subject to market conditions, we expect to raise approximately $300 million in tax-exempt financing over the next few months. We can provide no assurances that these offerings will occur. Separately, we have applications totaling $98.6 million filed with state PUCs to access revolving loan funds. Due to the demand for these funds, we believe the likelihood of being awarded these funds is low.

From time to time and as market conditions warrant, we may engage in long-term debt retirements via tender offers, open market repurchases or other viable alternatives to strengthen our balance sheets.

Credit Facilities and Short-Term Debt

The components of short-term debt were as follows:

	March 31, 2009	December 31, 2008
	(in thousands)
Revolving credit line	$370,000	$437,000
Commercial paper, net of discount	256,940	—
Book-overdraft	18,152	42,010
Lines of credit	—	—

Total short-term debt	$645,092	$479,010

AWCC has entered into a $10.0 million committed revolving line of credit with PNC Bank, N.A. This line of credit will terminate on December 31, 2009 unless extended and is used primarily for short-term working capital needs. Interest rates on advances under this line of credit are based on either the prime rate of PNC Bank, N.A. or the applicable LIBOR for the term selected plus 200 basis points. In addition, there is a fee of 25 basis points charged quarterly on the portion of the commitment that is undrawn. As of May 27, 2009, December 31, 2008 and December 31, 2007 there was $0.3 million, $0.0 million and $ 9.0 million, respectively, outstanding under this revolving line of credit. If this line of credit were not extended beyond its current maturity date of December 31, 2009, AWCC would continue to have access to its $840.0 million unsecured revolving credit facility described below.

AWCC, our finance subsidiary, has entered into an $840.0 million senior unsecured credit facility syndicated among the following group of 11 banks with JPMorgan Chase Bank, N.A. acting as administrative agent.

Bank	Commitment Amount Through September 15, 2012	Commitment Amount Through September 15, 2013
	(in thousands)
JPMorgan Chase Bank, N.A.	$115,000	$0
Citibank, N.A.	115,000	115,000
Citizens Bank of Pennsylvania	80,000	80,000
Credit Suisse, Cayman Islands Branch	80,000	80,000
William Street Commitment Corporation	80,000	80,000
Merrill Lynch Bank USA	80,000	80,000
Morgan Stanley Bank	80,000	80,000
UBS Loan Finance LLC	80,000	80,000
National City Bank	50,000	50,000
PNC Bank, National Association	40,000	40,000
The Bank of New York Mellon	40,000	0

	$840,000	$685,000

This revolving credit facility, which was originally scheduled to terminate on September 15, 2011, is principally used to support the commercial paper program at AWCC and to provide up to $150.0 million in letters of credit. On September 14, 2007, this revolving credit facility was extended for an additional year by the facility bank group, making the new termination date September 15, 2012. On September 15, 2008, a majority of the banks agreed to further extend $685.0 million of commitments under this revolving credit facility to September 15, 2013. On December 18, 2008 The Bank of New York Mellon joined the credit facility syndicate with a commitment amount of $40.0 million through September 15, 2012. If any lender defaults in its obligation to fund advances, the Company may request the other lenders to assume the defaulting lender’s commitment or replace such defaulting lender by designating an assignee willing to assume the commitment, however, the remaining lenders have no obligation to assume a defaulting lender’s commitment and we can provide no assurances that we will replace a defaulting lender. AWCC had $320.0 million of outstanding borrowings and $46.9 million of outstanding letters of credit under this credit facility as of May 27, 2009. As of May 27, 2009, AWCC had $165.0 million of commercial paper outstanding.

On December 31, 2008 and March 31, 2009, AWCC had the following sub-limits and available capacity under the revolving credit facility and indicated amounts of outstanding commercial paper:

	Credit Facility Commitment	Available Credit Facility Capacity	Letter of Credit Sublimit	Available Letter of Credit Capacity	Outstanding Commercial Paper (Net of Discount)	Credit Line Borrowings
	(in thousands)	(in thousands)	(in thousands)	(in thousands)	(in thousands)	(in thousands)
December 31, 2008	$850,000	$369,097	$150,000	$106,097	$0	$437,000
March 31, 2009	$850,000	$436,149	$150,000	$106,149	$256,940	$370,000

Interest rates on advances under the revolving credit facility are based on either prime or LIBOR plus an applicable margin based upon our credit ratings, as well as total outstanding amounts under the agreement at the time of the borrowing. The maximum LIBOR margin is 55 basis points.

The weighted average interest rate on short-term borrowings for the year ended December 31, 2008 and the three months ending March 31, 2009 was approximately 3.51% and 0.99%, respectively.

Capital Structure

Our capital structure was as follows:

	At December 31,			At March 31, 2009
	2006	2007	2008
Common stockholder equity and preferred stock without mandatory redemption rights	40%	48%	44%	40%
Long-term debt and redeemable preferred stock at redemption value	50%	49%	49%	52%
Short-term debt and current portion of long-term debt	10%	3%	7%	8%

	100%	100%	100%	100%

The changes to our capital resource mix during 2008, 2007 and 2006 were accomplished through the various financing activities noted above in “—Cash from Financing Activities.” The capital structure at December 31, 2008 more closely reflects our expected future capital structure.

As a condition to some PUC approvals of the RWE Divestiture, we agreed to maintain a capital structure with a minimum of 45% common equity at the time of the consummation of our initial public offering on April 28, 2008. As a result of the impairment charges recorded for the three months ended March 31, 2008, our capital structure did not meet this minimum requirement and we received a cash equity contribution from RWE of $245.0 million on May 1, 2008. This cash was used to repay $243.4 million of short-term debt. Contributions from RWE were $1,067.1 million for the year ended December 31, 2007. RWE is not obligated to make any additional capital contributions.

Debt Covenants

Our debt agreements contain financial and non-financial covenants. To the extent that we are not in compliance, we or our subsidiaries may be restricted in our ability to pay dividends, issue debt or access our revolving credit lines. Our failure to comply with restrictive covenants under our credit facilities could trigger repayment obligations. We were in compliance with our covenants as of March 31, 2009. The revolving credit facility requires us to maintain a ratio of consolidated debt to consolidated capitalization of not more than 0.70 to 1.00. As of March 31, 2009, our ratio was 0.60 and therefore we were in compliance with the ratio. See Item 1A “Risk Factors—Risks Related to Our Industry and Business—Our failure to comply with restrictive covenants under our credit facilities could trigger repayment obligations” of our most recent Annual Report on Form 10-K. Long-term debt indentures contain a number of covenants that, among other things, limit, subject to certain exceptions, the Company from issuing debt secured by the Company’s assets. Certain long term notes required the company to maintain a ratio of consolidated total indebtedness to consolidated total capitalization of not more than 0.70 to 1.00. In addition, the Company has $1,104.9 million of notes which include the right to redeem the notes in whole or in part from time to time subject to certain restrictions.

Security Ratings

Our access to the capital markets, including the commercial paper market, and their respective financing costs in those markets depend on the securities ratings of the entity that is accessing the capital markets. We primarily access the capital markets, including the commercial paper market, through AWCC. However, we do issue debt at our regulated subsidiaries, primarily in the form of tax exempt securities, to lower our overall cost of debt. The following table shows the Company’s securities ratings as of March 31, 2009:

Securities	Moody’s Investors Service	Standard & Poor’s Rating Service
Senior unsecured debt	Baa2	BBB+
Commercial paper	P2	A2

Moody’s rating outlook for both American Water and AWCC is stable.

On May 1, 2009, Standard & Poor’s reaffirmed its ratings.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency, and each rating should be evaluated independently of any other rating. Security ratings are highly dependent upon our ability to generate cash flows from financing and operating activities in an amount sufficient to service our debt and meet our investment plans. We can provide no assurance that our ability to generate cash flow is sufficient to maintain our existing ratings.

None of our borrowings are subject to default or prepayment as a result of a downgrading of securities although such a downgrading could increase fees and interest charges under our credit facilities.

As part of the normal course of business, we routinely enter into contracts for the purchase and sale of water, energy, fuels and other services. These contracts either contain express provisions or otherwise permit us and our counterparties to demand adequate assurance of future performance when there are reasonable grounds for doing so. In accordance with the contracts and applicable contract law, if we are downgraded by a credit rating agency, especially if such downgrade is to a level below investment grade, it is possible that a counterparty would attempt to rely on such a downgrade as a basis for making a demand for adequate assurance of future performance. Depending on our net position with a counter party, the demand could be for the posting of collateral. In the absence of expressly agreed provisions that specify the collateral that must be provided, the obligation to supply the collateral requested will be a function of the facts and circumstances of the Company’s situation at the time of the demand. If we can reasonably claim that we are willing and financially able to perform our obligations, it may be possible to successfully argue that no collateral should be posted or that only an amount equal to two or three months of future payments should be sufficient. We do not expect to post any collateral which will have a material adverse impact on the Company’s results of operation, financial position or cash flows.

Recent Market Conditions

The Company believes it has sufficient liquidity despite the current disruption of the capital and credit markets. The Company funds liquidity needs for capital investment, working capital and other financial commitments through cash flows from operations, public and private debt offerings, commercial paper markets and credit facilities with $850.0 million in aggregate total commitment from a diversified group of banks. As of April 30, 2009, we had $433.5 million available to fulfill our short-term liquidity needs, to issue letters of credit and back our $292.0 million outstanding commercial paper. As of April 30, 2009, the Company can issue additional commercial paper of $140.3 million which is backed by the credit facilities. The market disruption has caused the Company to redeem its tax exempt bonds in variable rate structures. The Company closely monitors the financial condition of the financial institutions associated with its credit facilities.

The Company’s retirement trust assets are exposed to the market prices of debt and equity securities. Changes to the retirement trust asset value can impact the Company’s pension and other benefits expense, funded status and future minimum funding requirements. Our risk is reduced through our ability to recover pension and other benefit costs through rates. In addition, pension and other benefits liabilities decrease as fixed income asset values decrease (fixed income yields rise) since the rate at which we discount pension and other retirement trust asset future obligations is highly correlated to fixed income yields. During 2008, the market value of our pension and postretirement benefit trust assets declined by $171.9 million. Additionally, a reduction in fixed income yields (rate used to discount obligations) at the end of 2008 caused an increase to pension and postretirement benefit liabilities. The reduction of asset values combined with an increase in pension and postretirement benefit liabilities will constitute an increase to pension and postretirement benefit expense of $32.0 million during 2009 compared to 2008. We have begun discussions with our regulators about the appropriate treatment for these incremental costs in order to minimize regulatory lag between incurring of the expense and any recovery of the expense. To date, we have authorization to recover or defer $5.8 million of this annual increase and have requested permission to recover or defer as a deferred asset until the next rate case is concluded an additional $7.3 million of this increase in 2009. Until we receive permission from the regulators to defer costs, we will continue to expense them. We are also discussing with regulators other ways in which to defer the costs until future rate cases are filed.

The Company also assessed the impact of the severe liquidity crises at major financial institutions on the Company’s ability to access capital markets on reasonable terms. On September 15, 2008, the Company was unable to access short-term liquidity through its A-2/P-2 rated commercial paper program. The Company therefore utilized its credit facilities to repay maturing commercial paper and fund its short-term liquidity needs. Although the Company’s credit facility syndicate banks are currently meeting all of their lending obligations, there can be no assurance that these banks will be able to meet their obligations in the future if the liquidity crises intensify or are protracted.

At this time the Company does not believe recent market disruptions will impact its long-term ability to obtain financing. The Company expects to have access to liquidity in the capital markets on favorable terms before the maturity dates of its current credit facilities and the Company does not expect a significant number of its lenders to default on their commitments thereunder. In addition, the Company can delay major capital investments or pursue financing from other sources to preserve liquidity, if necessary. The Company believes it can rely upon cash flows from operations to meet its obligations and fund its minimum required capital investments for an extended period of time.

Regulatory Restrictions

The issuance by the Company or AWCC of long-term debt or equity securities does not require authorization of any state PUC if no guarantee or pledge of the regulated subsidiaries is utilized. However, state PUC authorization is required to issue long-term debt or equity securities at most regulated subsidiaries. Our regulated subsidiaries normally obtain the required approvals on a periodic basis to cover their anticipated financing needs for a period of time or in connection with a specific financing.

Under applicable law, our subsidiaries can pay dividends only from retained, undistributed or current earnings. A significant loss recorded at a subsidiary may limit the dividends that these companies can distribute to us.

Insurance Coverage

We carry various property, casualty and financial insurance policies with limits, deductibles and exclusions consistent with industry standards. However, insurance coverage may not be adequate or available to cover unanticipated losses or claims. We are self-insured to the extent that losses are within the policy deductible or exceed the amount of insurance maintained. Such losses could have a material adverse effect on our short-term and long-term financial condition and the results of operations and cash flows.

Contractual Obligations and Commitments

We enter into obligations with third parties in the ordinary course of business. These financial obligations, as of December 31, 2008, are set forth in the table below:

Contractual obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	($ in thousands)
Long-term debt obligations(a)	$4,733,980	$175,433	$78,940	$140,846	$4,338,761
Interest on long-term debt(b)	4,894,864	287,323	563,954	557,060	3,486,527
Capital lease obligations(c)	1,829	171	408	359	891
Interest on capital lease obligations(d)	1,761	191	328	254	988
Operating lease obligations(e)	235,013	32,342	50,787	28,980	122,904
Purchase water obligations(f)	761,823	44,938	92,583	90,667	533,635
Other purchase obligations(g)	92,305	92,305	—	—	—
Postretirement benefit plans’ obligations(h)	195,036	41,636	80,700	72,700	—
Pension ERISA minimum funding requirement(h)	473,100	84,200	176,500	212,400	—
Preferred stocks with mandatory redemption requirements	24,425	218	636	3,456	20,115
Interest on preferred stocks with mandatory redemption requirements	28,008	2,036	4,039	3,841	18,092
Other obligations(i)	941,005	246,620	135,021	71,928	487,436

Total	$12,383,149	$1,007,413	$1,183,896	$1,182,491	$9,009,349

Note: The above table reflects only financial obligations and commitments. Therefore, performance obligations associated with our Non-Regulated Businesses are not included in the above amounts.

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents expected interest payments on outstanding long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents future minimum payments under noncancelable capital leases.

(d)	Represents expected interest payments on noncancelable capital leases.

(e)	Represents future minimum payments under noncancelable operating leases, primarily for the lease of motor vehicles, buildings, land and other equipment.

(f)	Represents future payments under water purchase agreements for minimum quantities of water.

(g)	Represents the open purchase orders as of December 31, 2008, for goods and services purchased in the ordinary course of business.

(h)	Represents contributions expected to be made to pension and postretirement benefit plans for the years 2009 through 2013.

(i)	Represents capital expenditures estimated to be required under legal and binding contractual obligations, liability associated with a conservation agreement and an estimate of advances for construction to be refunded.

Public-Private Partnerships

From 1997 through 2002, West Virginia American Water Company, our subsidiary, which we refer to as WVAWC, entered into a series of agreements with various public entities, which we refer to as the Partners, to establish certain joint ventures, commonly referred to as “public-private partnerships.” Under the public-private partnerships, WVAWC constructed utility plant, financed by WVAWC, and the Partners constructed utility plant (connected to WVAWC’s property), financed by the Partners. WVAWC agreed to transfer and convey some of its real and personal property to the Partners in exchange for an equal principal amount of Industrial Development Bonds (“IDBs”), issued by the Partners under a state Industrial Development Bond and Commercial Development Act. WVAWC leased back the total facilities, including portions funded by both WVAWC and the Partners, under leases for a period of 40 years.

WVAWC leased back the transferred facilities under capital leases for a period of 40 years. The leases have payments that approximate the payments required by the terms of the IDBs. In accordance with Financial Accounting Standards Board Interpretation Number 39, Offsetting of Amounts Related to Certain Contracts, we have presented the transaction on a net basis in the consolidated financial statements. The carrying value of the transferred facilities was approximately $161.0 million at December 31, 2008.

Market Risk

We are exposed to market risk associated with changes in commodity prices, equity prices and interest rates. As of March 31, 2009, a hypothetical 100 basis point increase in interest rates associated with our short-term borrowing will decrease our pre-tax earnings by $4.7 million. Our risks associated with price increases for chemicals, electricity and other commodities are reduced through long-term contracts and the ability to recover price increases through rates. Non-performance by these commodity suppliers could have a material adverse impact on our results of operations, cash flows and financial position.

Our common stock began trading on the NYSE on April 23, 2008. The market price of our common stock may experience fluctuations, many of which are unrelated to our operating performance. In particular, our stock price may be affected by general market movements as well as developments specifically related to the water and wastewater industry. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts and governmental or regulatory actions. This volatility may make it difficult for us to access the capital markets in the future through additional offerings of our common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet business obligations.

We are exposed to credit risk through our water, wastewater and other water-related activities for both our Regulated and Non-Regulated Businesses. Our Regulated Businesses serve residential, commercial, industrial and municipal customers while our Non-Regulated Businesses engage in business activities with developers, government entities and other customers. Our primary credit risk is exposure to customer default on contractual obligations and the associated loss that may be incurred due to the non-payment of customer account receivable balances. Our credit risk is managed through established credit and collection policies which are in compliance with applicable regulatory requirements and involve monitoring of customer exposure and the use of credit risk mitigation measures such as letters of credit or prepayment arrangements. Our credit portfolio is diversified with no significant customer or industry concentrations. In addition, our Regulated Businesses are generally able to recover all prudently incurred costs including uncollectible customer accounts receivable expenses and collection costs through rates.

We are also exposed to a potential national economic recession or further deterioration in local economic conditions in the markets in which we operate. The credit quality of our customer accounts receivable is dependent on the economy and the ability of our customers to manage through unfavorable economic cycles and other market changes. In addition, as a result of the downturn in the economy and heightened sensitivity of the impact of additional rate increases on certain customers, there can be no assurances that regulators will grant sufficient rate authorizations. Therefore our ability to fully recover operating expense, recover our investment and provide an appropriate return on invested capital made in our Regulated Businesses may be adversely impacted.

Non-Regulated Businesses Performance Obligations

Our Non-Regulated Businesses Contract Operations Group enters into agreements for the provision of services to water and wastewater facilities for the United States military, municipalities and other customers. These military services agreements expire between 2053 and 2059 and have remaining performance of $1,185.0 million at December 31, 2008. The Operations and Maintenance agreements with municipalities and other customers expire between 2009 and 2038 and have remaining performance commitments as measured by estimated remaining contract revenue of $1,103.8 million and $1,178.8 million at December 31, 2008 and 2007, respectively. Some of the Company’s long-term contracts to operate and maintain a municipality’s, federal government’s or other party’s water or wastewater treatment and delivery facilities include responsibility for certain major maintenance for some of the facilities, in exchange for an annual fee.

Included in the military services performance commitment at December 31, 2008 are Contracts Operations Group was awarded during September 2008 for operation and maintenance of the water and wastewater systems at Army installations at Fort Hood, Texas and Fort Polk, Louisiana. According to the agreements, the awards of the contracts are estimated at approximately $329.0 million and $348.0 million, respectively, over a 50-year period as measured by gross contract revenue subject to price redeterminations and customary federal contracting termination provisions. Federal contract price redetermination is a mechanism to periodically adjust the service fee in subsequent periods to reflect changes in contract obligations and market conditions.

Critical Accounting Policies and Estimates

The application of critical accounting policies is particularly important to our financial condition and results of operations and provides a framework for management to make significant estimates, assumptions and other judgments. Although our management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain. Accordingly, changes in the estimates, assumptions and other judgments applied to these accounting policies could have a significant impact on our financial condition and results of operations as reflected in our consolidated financial statements.

Our financial condition, results of operations and cash flow are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. Management believes that the areas described below require significant judgment in the application of accounting policy or in making estimates and assumptions in matters that are inherently uncertain and that may change in subsequent periods. Our management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with our audit committee. In addition, our management has also reviewed the following disclosures regarding the application of these critical accounting policies with the audit committee.

Regulatory Accounting

Our regulated utility subsidiaries are subject to regulation by state PUCs and the local governments of the states in which they operate. As such, we account for these regulated operations in accordance with SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” which we refer to as SFAS No. 71, which requires us to reflect the effects of rate regulation in our financial statements. Use of SFAS No. 71 is applicable to utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. As of December 31, 2008, we had concluded that the operations of our regulated subsidiaries meet the criteria. If it is concluded in a future period that a separable portion of the businesses no longer meets the criteria, we are required to eliminate the financial statement effects of regulation for that part of the business, which would include the elimination of any or all regulatory assets and liabilities that had been recorded in the consolidated financial statements. Failure to meet the criteria of SFAS No. 71 could materially impact our consolidated financial statements as a one-time extraordinary item and through impacts on continuing operations.

Regulatory assets represent costs that have been deferred to future periods when it is probable that the regulator will allow for recovery through rates charged to customers. Regulatory liabilities represent revenues received from customers to fund expected costs that have not yet been incurred. As of March 31, 2009, we have recorded $938.4 million of net regulatory assets within our consolidated financial statements. Also, at March 31, 2009, we had recorded $313.3 million of regulatory liabilities within our consolidated financial statements. See Note 7 of the Notes to Consolidated Financial Statements included in our most recent Annual Report on Form 10-K for further information regarding the significant regulatory assets.

For each regulatory jurisdiction where we conduct business, we continually assess whether the regulatory assets and liabilities continue to meet the criteria for probable future recovery or settlement. This assessment includes consideration of factors such as changes in applicable regulatory environments, recent rate orders to other regulated entities in the same jurisdiction, the status of any pending or potential deregulation legislation and the ability to recover costs through regulated rates.

Goodwill

At March 31, 2009, the Company’s goodwill totaled $1,249.8 million. The Company’s annual impairment reviews are performed as of November 30 of each year, in conjunction with the timing of the completion of the Company’s annual strategic business plan. The Company also undertakes interim reviews when the Company determines that a triggering event that would more likely than not reduce the fair value of a reporting unit below its carrying value has occurred.

The Company’s calculated market capitalization at March 31, 2009 was $1,186.0 million below its aggregated carrying value of its reporting units. During the first quarter of 2009, despite no apparent significant adverse changes in its underlying business, the Company’s market price experienced a high degree of volatility and, as of March 31, 2009, had a sustained period for which it was below historical averages and 10% below the market price employed in the Company’s 2008 annual goodwill impairment test. Having considered both qualitative and quantitative factors, management concluded that this sustained decline in market value below the market value which existed at the 2008 annual impairment test, was an interim triggering event and performed an interim impairment test.

Management concluded the fair value of certain of the Company’s reporting units were below their carrying values as of March 31, 2009. Upon completing the impairment calculation, the Company recognized $450.0 million as a goodwill impairment charge for the three months ended March 31, 2009.

The Company may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to the Company’s performance. These market events could include additional declines over a period of time of the Company’s stock price, a decline over a period of time in valuation multiples of comparable water utilities, the lack of an increase in the Company’s market price consistent with its peer companies, or decreases in control premiums and the overhang effect. A decline in the forecasted results in our business plan, such as changes in rate case results or capital investment budgets or changes in our interest rates, could also result in an impairment charge. Recognition of impairments of a significant portion of goodwill would negatively affect the Company’s reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain its credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of our regulators.

The Company uses a two-step impairment test to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized (if any) in accordance with SFAS 142. The step 1 calculation used to identify potential impairment compares the calculated fair value for each of the Company’s reporting units to their respective net carrying values (book values), including goodwill, on the measurement date. If the fair value of any reporting unit is less than such reporting unit’s carrying value, then step 2 is performed to measure the amount of the impairment loss (if any) for such reporting unit.

The step 2 calculation of the impairment test compares, by reporting unit, the implied fair value of the goodwill to the carrying value of goodwill. The implied fair value of goodwill is equal to the excess of the fair value of each reporting unit above the fair value of such reporting unit’s identified assets and liabilities. If the carrying value of goodwill exceeds the implied fair value of goodwill for any reporting unit, an impairment loss is recognized in an amount equal to the excess (not to exceed the carrying value of goodwill) for that reporting unit.

The determination of the fair value of each reporting unit and the fair value of each reporting unit’s assets and liabilities is performed as of the measurement date using observable market data before and after the measurement date (if that subsequent information is relevant to the fair value on the measurement date).

The estimated fair value of the regulated reporting unit for step 1 is based on a combination of the following valuation techniques:

•	observable trading prices of comparable equity securities of publicly-traded water utilities considered by us to be the Company’s peers; and

•	discounted cash flow models developed from the Company’s internal forecasts.

The estimated fair values of the non-regulated reporting units are determined entirely on the basis of discounted cash flow models.

The first valuation technique applies average peer multiples to the Regulated reporting unit’s historic and forecasted cash flows. The peer multiples are calculated using the average trading prices of comparable equity securities of publicly-traded water utilities, their published cash flows and forecasts of market price and cash flows for those peers.

The second valuation technique forecasts each reporting unit’s five-year cash flows using an estimated long-term growth rate and discounts these cash flows at their respective estimated weighted average cost of capital.

In conjunction with step 1, the Company also reconciles the difference between the calculated market capitalization and the aggregate carrying value of the reporting units to ensure that any excess is supportable by relevant market information. The Company makes certain assumptions, which it believes to be appropriate, that support this reconciliation. The Company considers, in addition to the listed trading price of the Company’s shares, the effect on that price due to RWE’s majority ownership, the effect of RWE’s expected disposition of its owned Company shares on the market for those shares, the applicability of a control premium to the Company’s shares and certain other factors the Company deems appropriate. As a result, the Company may conclude that the Company’s fair value exceeds what the Company might otherwise have concluded had it relied on market price alone.

In addition, given recent market conditions, management determined that it is appropriate for the Company to consider the average of the Company’s closing market price over a thirty day period rather than using a particular date to calculate its market capitalization.

If step 2 of the impairment test is required, the Company determines the fair value of the applicable reporting unit’s assets and liabilities. The fair values of the applicable debt are highly dependent upon market conditions surrounding the measurement date. For the step 2 calculations of the fair value of debt, the Company uses observable prices of instruments and indices that have risks similar to those instruments being valued, adjusted to compensate for differences in credit profile, collateral, tax treatment and call features, to calculate the fair value of each reporting unit’s debt.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment charges for goodwill, including discontinued operations, in the amount of $750.0 million, $509.3 million and $227.8 million, respectively.

As of March 31, 2008, in light of the initial public offering price and trading levels in our common stock subsequent to the date of the initial public offering, the Company performed an interim impairment test and, on May 9, 2008, management concluded that the carrying value of the Company’s goodwill was impaired. The Company believed that the initial public offering price was indicative of the value of the Company at March 31, 2008, and accordingly, based on those factors recorded an impairment charge to the goodwill of its Regulated reporting unit in the amount of $750.0 million as of March 31, 2008. The impairment charge was primarily attributed to the market price of the Company’s common stock (both the initial public offering price and the price during subsequent trading) being less than that implied by the trading value of peer companies used during the 2007 annual test. Also contributing to the impairment was a decline in the fair value of the Company’s debt (due to increased market interest rates). As a result of the impairment charge, RWE Aqua Holdings GmbH (a wholly-owned subsidiary of RWE) transferred $245.0 million to the Company on May 13, 2008. This cash was used to reduce short-term debt. RWE is not obligated to make any additional capital contributions.

During the third quarter of 2007, as a result of the Company’s debt being placed on review for a possible downgrade and the proposed sale of a portion of the Company in the initial public offering, management determined at that time it was appropriate to update its valuation analysis before the next scheduled annual test. Based on this assessment, the Company performed an interim impairment test and recorded an impairment charge to goodwill related to its Regulated reporting unit in the amount of $243.3 million as of September 30, 2007. The decline was primarily due to a slightly lower long-term earnings forecast caused by updated customer demand and usage expectations and expectations for timing of capital expenditures and rate recovery.

The Company completed its scheduled annual impairment test in the fourth quarter of 2007 and determined that an impairment had occurred based upon information regarding the Company’s market value in connection with the initial public offering. Management determined that the indicative fair value of the Company based on estimates of the initial public offering price range was the best evidence of the Company’s market value and incorporated this indicated market value into the Company’s valuation methodology, which also considered other items, such as peer multiples, discounted cash flows and a control premium. Based on the results of the impairment test, an impairment of $266.0 million to the Company’s carrying value was recognized as of December 31, 2007.

The 2006 impairment charge of $227.8 million was attributable to higher interest rates in the Regulated reporting unit and a change in the potential net realizable value of a non-regulated reporting unit.

Impairment of Long-Lived Assets

Long-lived assets, other than goodwill which is discussed above, include land, buildings, equipment and long-term investments. Long-lived assets, other than investments and land are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include items such as a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or planned to be used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, we estimate the fair value of the asset from future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets, and compare that to the carrying value of the asset. If the carrying value is greater than the fair value, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value. The key variables that must be estimated include assumptions regarding sales volume, rates, operating costs, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. A variation in the assumptions used could lead to a different conclusion regarding the realizability of an asset and, thus, could have a significant effect on the consolidated financial statements.

The long-lived assets of the regulated utility subsidiaries are grouped on a separate entity basis for impairment testing as they are integrated state-wide operations that do not have the option to curtail service and generally have uniform tariffs. A regulatory asset is charged to earnings if and when future recovery in rates of that asset is no longer probable.

The fair values of long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in the external markets. In assessing potential impairment for these investments, we consider these factors. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value.

Revenue Recognition

Revenues of the regulated utility subsidiaries are recognized as water and wastewater services are delivered to customers and include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the date of the latest meter reading to the end of the accounting period. Unbilled revenues as of March 31, 2009 and 2008 were $130.0 million and $134.2 million, respectively. Increases in volumes delivered to the utilities’ customers and favorable rate mix due to changes in usage patterns in customer classes in the period could be significant to the calculation of unbilled revenue. Changes in the timing of meter reading schedules and the number and type of customers scheduled for each meter reading date would also have an effect on the estimated unbilled revenue; however, since the majority of our customers are billed on a monthly basis, total operating revenues would remain materially unchanged.

Revenue from non-regulated operations is recognized as services are rendered. Revenues from certain construction projects are recognized over the contract term based on the estimated percentage of completion during the period compared to the total estimated services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and estimable. Revenues recognized during the period in excess of billings on construction contracts are recorded as unbilled revenue. Billings in excess of revenues recognized on construction contracts are recorded as other current liabilities on the balance sheet until the recognition criteria are met. Changes in contract performance and related estimated contract profitability may result in revisions to costs and revenues and are recognized in the period in which revisions are determined.

Accounting for Income Taxes

The parent company and its subsidiaries participate in a consolidated federal income tax return for United States tax purposes. Members of the consolidated group are charged with the amount of federal income tax expense determined as if they filed separate returns.

Certain income and expense items are accounted for in different time periods for financial reporting than for income tax reporting purposes. The Company provides deferred income taxes on the difference between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements. These deferred income taxes are based on the enacted tax rates expected to be in effect when these temporary differences are projected to reverse. In addition, the regulated utility subsidiaries recognize regulatory assets and liabilities for the effect on revenues expected to be realized as the tax effects of temporary differences, previously flowed through to customers, reverse.

Accounting for Pension and Postretirement Benefits

We maintain noncontributory defined benefit pension plans covering eligible employees of our regulated utility and shared service operations. The pension plans have been closed for any employees hired on or after January 1, 2006. Union employees hired on or after January 1, 2001 and non-union employees hired on or after January 1, 2006 will be provided with a 5.25% of base pay defined contribution plan. We also maintain postretirement benefit plans for eligible retirees. The retiree welfare plans are closed for union employees hired on or after January 1, 2006. The plans had previously closed for non-union employees hired on or after January 1, 2002. We follow the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. In addition, we adopted the recognition and disclosure requirements of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. See Note 15 of the Notes to Consolidated Financial Statements in our most recent Annual Report on Form 10-K for further information regarding the accounting for the defined benefit pension plans and postretirement benefit plans.

Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company’s employees, mortality, turnover and medical costs. Each assumption is reviewed annually. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that the Company recognizes. The primary assumptions are:

•

Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due;

•

Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs we record currently;

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement; and

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

In selecting a discount rate for our pension and postretirement benefit plans, a yield curve was developed for a portfolio containing the majority of United States-issued Aa-graded non-callable (or callable with make-whole provisions) corporate bonds. For each plan, the discount rate was developed as the level equivalent rate that would yield the same present value as using spot rates aligned with the projected benefit payments. The discount rate for determining pension benefit obligations was 6.12% and 6.27% at December 31, 2008 and 2007 respectively. The discount rate for determining other post-retirement benefit obligations was 6.09% and 6.20% at December 31, 2008 and 2007 respectively. The discount rate for determining both the pension obligations and other postretirement benefit obligations was 5.90% at December 31, 2006.

The asset allocation for the Company’s U.S. pension plan at December 31, 2008 and 2007, by asset category, are as follows:

Asset category	Target Allocation 2008	Percentage of Plan Assets At December 31,
		2008	2007
Equity securities	70%	70%	60%
Fixed income	30%	30%	40%

Total	100%	100%	100%

The investment policy guidelines of the pension plan require that the fixed income portfolio has an overall weighted average credit rating of AA or better by Standard & Poor’s and the minimum credit quality for fixed income securities must be BBB- or better. Up to 20% of the portfolio may be invested in collateralized mortgage obligations backed by the United States Government.

The Company’s other postretirement benefit plans are partially funded. The asset allocation for the Company’s other postretirement benefit plans at December 31, 2008 and 2007, by asset category, are as follows:

Asset category	Target Allocation 2008	Percentage of Plan Assets At December 31,
		2008	2007
Equity securities	70%	70%	61%
Fixed income	30%	30%	39%

Total	100%	100%	100%

The Company’s investment policy, and related target asset allocation, is evaluated periodically through asset liability studies. The studies consider projected cash flows of maturity liabilities, projected asset class return risk, and correlation and risk tolerance.

The pension and postretirement welfare plan trusts investments include debt and equity securities held directly and through commingled funds. The trustee for the Company’s defined benefit pension and post retirement welfare plans uses independent valuation firms to calculate the fair value of plan assets. Additionally, the company independently verifies the assets values. Approximately 87.2% of the assets are valued using the quoted market price for the assets in an active market at the measurement date. The remaining 12.8% of the assets are valued using other observable inputs.

In selecting an expected return on plan assets, we considered tax implications, past performance and economic forecasts for the types of investments held by the plans. The long-term expected rate of return on plan assets, which we refer to as EROA, assumption used in calculating pension cost was 7.90% for 2008, 8.00% for 2007, and 8.25% for 2006. The weighted average EROA assumption used in calculating other postretirement benefit costs was 7.75% for 2008, 7.38% for 2007, and 7.95% for 2006.

In selecting a rate of compensation increase, we consider past experience in light of movements in inflation rates. Our rate of compensation increase was 4.00% for 2008, and 4.25% for 2007 and 2006.

In selecting health care cost trend rates, we consider past performance and forecasts of increases in health care costs. Our health care cost trend rate used to calculate the periodic cost was 8.00% in 2008 gradually declining to 5% in 2014 and thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. The health care cost trend rate is based on historical rates and expected market conditions. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

Change in Actuarial Assumption	Impact on Other Postretirement Benefit Obligation at December 31, 2008	Impact on 2008 Total Service and Interest Cost Components
	($ in thousands)
Increase assumed health care cost trend by 1%	$59,525	$6,226
Decrease assumed health care cost trend by 1%	$(49,853)	$(5,100)

We will use a discount rate and EROA of 6.12% and 7.90%, respectively, for estimating our 2009 pension costs. Additionally, we will use a discount rate and expected return on plan assets of 6.09% and 7.60%, respectively, for estimating our 2009 other postretirement benefit costs. A decrease in the discount rate or the EROA would increase our pension expense. Our 2008 and 2007 pension and postretirement costs were $51.4 million and $44.9 million, respectively. Based on current plan assets and expected future asset returns, the

Company currently estimates the increase to pension and postretirement expense (net of capitalized amounts) in 2009 to be approximately $32 million, pretax. It is the Company’s intent to work with PUCs in the states in which it operates to minimize the impact of such increases on its results of operations. The Company currently expects to make pension and postretirement benefit contributions to the plan trusts of $125.2 million, $132.5 million, $124.7 million, $161.9 million and $123.2 million in 2009, 2010, 2011, 2012 and 2013 respectively. Actual amounts contributed could change significantly from these estimates.

The assumptions are reviewed annually and at any interim remeasurement of the plan obligations. The impact of assumption changes is reflected in the recorded pension and postretirement benefit amounts as they occur, or over a period of time if allowed under applicable accounting standards. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. As these assumptions change from period to period, recorded pension and postretirement benefit amounts and funding requirements could also change.

Recent Accounting Pronouncements

On April 9, 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This staff position amends FASB Statement (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. This FSP will be effective for interim reporting periods ending after June 15, 2009. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. As this FSP provides for additional disclosure requirements only, the Company does not expect the adoption of this FSP to have an impact on the Company’s results of operations, financial position or cash flows.

On April 9, 2009, the FASB issued FSP No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), which amends SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), to provide additional guidance on fair value measurements in inactive markets when the volume and level of activity for the asset and liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 will be effective for interim reporting periods ending after June 15, 2009. The Company does not expect the adoption of this FSP to have an impact on the Company’s results of operations, financial position or cash flows.

On April 9, 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which amends impairment guidance for certain debt securities and will require an entity to assess whether it (a) has the intent to sell the debt security or (b) more likely than not will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, the entity must recognize an other-than-temporary impairment. If an entity is able to meet the criteria to assert that it will not have to sell the security before recovery, impairment charges related to credit losses would be recognized in earnings, while impairment charges related to non-credit losses (for example, liquidity risk) would be reflected in other comprehensive income. The FSP will be effective for interim reporting periods ending after June 15, 2009. The Company does not expect the adoption of this FSP to have an impact on the Company’s results of operations, financial position or cash flows.

On April 1, 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arises from Contingencies” (“FSP FAS 141(R)-1”), to amend and clarify the initial recognition and measurement, subsequent measurement and accounting, and related disclosures arising from contingencies in a business combination under SFAS 141(R), “Business Combinations.” Under FSP FAS 141(R)-1, assets acquired and liabilities assumed in a business combination that arise from contingencies should be recognized at fair value on the acquisition date if fair value can be determined during the measurement period. If fair value can not be determined, companies should account for the acquired contingencies using existing guidance. FSP FAS 141(R)-1 is effective for the Company for business combinations finalized after January 1, 2009.

In January 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”). Emerging Issues Task Force (“EITF”) No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”). This pronouncement amends EITF 99-20. “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets.” (EITF 99-20), to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-21-1 also retains and emphasizes the objective of an other than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and is required to be applied prospectively. The adoption of FSP EITF 99-20-1 did not have an impact on the Company’s results of operations, financial position or cash flows.

In February 2008, the FASB issued FSP SFAS 157-2 which allowed a one-year deferral of adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities (such as intangible assets, property, plant and equipment and goodwill) that are required to be measured at fair value on a periodic basis (such as at acquisition or impairment). The Company elected to use this deferral option only partially adopted SFAS 157 on January 1, 2008. The Company adopted SFAS 157 for the Company’s nonfinancial assets and liabilities valued on a non-recurring basis on January 1, 2009. The adoption of this FSP did not have a significant impact on the Company’s results of operations, financial position or cash flows.

In December 2008, the FASB issued FAS No. 132(R)-1, “Employers” Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which requires additional disclosures for employers’ pension and other postretirement benefit plan assets. As pension and other postretirement benefit plan assets were not included within the scope of SFAS No. 157, FSP FAS 132(R)-1 requires employers to disclose information about fair value measurements of plan assets similar to the disclosures required under SFAS No. 157, the investment policies and strategies for the major categories of plan assets, and significant concentrations of risk within plan assets. FSP FAS 132(R)-1 will be effective for the Registrants as of December 31, 2009. As FSP FAS 132(R)-1 provides only disclosure requirements, the adoption of this standard will not have an impact on the Company’s results of operations, financial position or cash flows.

On October 2008, FASB issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When a Market for That Asset Is Not Active” (“FSP 157-3”), which clarifies the application of Statement of Financial accounting Standards No. 157, “Fair Value Measurements” (SFAS 157”) in an inactive market and provides an example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods of which financial statements had not been issued. The adoption of this standard as of September 30, 2008 did not have an impact on the Company’s results of operations, financial position or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” which we refer to as SFAS 157. SFAS 157 establishes a common definition for fair value to be applied to U.S. generally accepted accounting principles guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. On January 1, 2008, the Company adopted the provisions of SFAS 157 for financial assets and liabilities, and nonfinancial assets and liabilities with recurring measurements. The Company’s assets and liabilities measured at fair value on a recurring basis during the period were cash and cash equivalents, restricted funds and short-term debt. These assets and liabilities were measured at fair value on the balance sheet date using quoted prices in active markets (level 1 inputs, as defined by SFAS 157). The adoption of SFAS 157 for the Company’s financial assets and liabilities did not have a material effect on the Company’s results of operations, financial position or cash flows. The Company measured the assets of its defined benefit pension and other postretirement welfare plans pursuant to SFAS 157 as of December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 requires that changes in a parent’s ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary. When change in a parent’s ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements. SFAS 160 was applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which were applied retrospectively for all periods presented. The adoption of SFAS 160 did not have a material impact on the Company’s results of operations, cash flows or financial positions; however, it could impact future transactions entered into by the Company. As a result of the adoption of SFAS 160, beginning in the first quarter of 2009, the Company reflects its subsidiaries’ preferred stock without mandatory redemption requirements in its consolidated financial statements within equity. The Company reclassified these preferred shares to equity within the Company’s Consolidated Balance Sheets and Statements of Changes in Stockholders’ Equity in accordance with SFAS 160 for all periods presented. In the Company’s 2008 Form 10-K, these preferred shares were presented as preferred stock without mandatory redemption requirements separate from equity within the Company’s Consolidated Balance Sheets. The dividends on these preferred shares have not been reflected separately on the Company’s Statements of Operations or the Company’s Statements of Comprehensive Loss, as the amounts are not considered material.

Also in December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” which we refer to as SFAS 141(R). SFAS 141(R), which will significantly change the accounting for business combinations, is effective for business combinations finalized on or after January 1, 2009. As the provisions of SFAS 141(R) are applied prospectively to business combinations for which the acquisition date occurs after the guidance becomes effective, the impact to the Company cannot be determined until the transactions occur. In December 2008, the Company expensed transaction costs of approximately $0.9 million for acquisitions that will not close until after January 1, 2009 and will not be capitalized as goodwill under the provisions of SFAS 141(R).

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” (“ SFAS 159”). This standard permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for years beginning January 1, 2008. The Company has not elected to exercise the fair value irrevocable option. Therefore, the adoption of SFAS 159 did not have an impact on the Company’s results of operations, financial position or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” which we refer to as SFAS 158. This statement requires the recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, actuarial gains and losses, prior service costs or credits, and transition obligations and assets that have not been recognized in net periodic benefit cost under previous accounting standards will be recognized as a regulatory asset for the portion of the underfunded liability that meets the recovery criteria prescribed in SFAS No. 71 and as accumulated other comprehensive income, net of tax effects, for that portion of the underfunded liability that does not meet SFAS No. 71 regulatory accounting criteria. We adopted the recognition and disclosure requirements of the statement on December 31, 2006.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which we refer to as SAB 108. SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB 108 was effective for the fiscal year ended December 31, 2006.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which we refer to as FIN 48, an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is intended to address inconsistencies among entities with the measurement and recognition in accounting for income tax deductions for financial statement purposes. Specifically, FIN 48 addresses the timing of the recognition of income tax benefits. FIN 48 requires the financial statement recognition of an income tax benefit when we determine that it is more-likely-than-not that the tax position will be sustained. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted it as required on January 1, 2007, and it did not have a significant effect on our results of operations or financial position.

During 2006, the Emerging Issues Task Force of the Financial Accounting Standards Board ratified EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation),” which we refer to as EITF 06-3. The Task Force reached a consensus that the scope of EITF 06-3 includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and that the presentation of such taxes is an accounting policy that should be disclosed. Our accounting policy is to present these taxes on a net basis (excluded from revenues).

BUSINESS

Our Company

American Water Works Company, Inc., a Delaware Corporation, is the most geographically diversified as well as the largest, as measured both by operating revenue and population served, investor-owned United States water and wastewater utility company. Our approximately 7,300 employees provide approximately 15 million people with drinking water, wastewater and other water-related services in 32 states and Ontario, Canada.

In 2008, we generated $2,336.9 million in total operating revenue and $186.9 million in operating loss, which includes $750.0 million of impairment charges relating to continuing operations, and a net loss of $562.4 million. In 2007, we generated $2,214.2 million in total operating revenue, representing approximately four times the operating revenue of the next largest investor-owned company in the United States water and wastewater business, and $15.1 million in operating income which includes $509.3 million of impairment charges relating to continuing operations, and a net loss of $342.8 million. For the three months ended March 31, 2009, we generated $550.2 million in total operating revenue, $335.4 million in operating loss, which includes $450.0 million of impairment charges, and a net loss of $413.1 million.

We have two operating segments which are also the Company’s two reportable segments, which we refer to as the Regulated Businesses and Non-Regulated Businesses segments. For further details on our segments, see Note 22 of the Consolidated Financial Statements included in our most recent Annual Report on Form 10-K.

For 2008, our Regulated Businesses generated $2,082.7 million in operating revenue, which accounted for 89.1% of total operating revenue. For the same period, our Non-Regulated Businesses generated $272.2 million in operating revenue, which accounted for 11.6% of total consolidated operating revenue. For the three months ended March 31, 2009, our Regulated Businesses generated $497.4 million in operating revenue, which accounted for 90.4% of total operating revenue. For the same period, our Non-Regulated Businesses generated $57.5 million in operating revenue, which accounted for 10.5% of total consolidated operating revenue.

For additional financial information, please see the financial statements and related notes thereto appearing in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q.

Our History as a Public Company

The Company was founded in 1886 as the American Water Works & Guarantee Company, for the purposes of building and purchasing water systems in McKeesport, Pennsylvania. In 1935, the Company was reorganized under its current name, and in 1947 the common stock of the Company became publicly traded on the NYSE. Prior to being acquired by RWE Aktiengesellschaft, which we refer to as RWE, a stock corporation incorporated in the Federal Republic of Germany, in 2003, we were the largest publicly traded water utility company as measured both by operating revenue and population served in the United States.

Our Acquisition by RWE

In 2003, we were acquired by RWE and were no longer a publicly traded company. The RWE acquisition resulted in certain changes in our business. For example, our operations and management were managed through Thames Water Plc, a former subsidiary of RWE, which we refer to as Thames Water. Also, we agreed not to file rate cases with certain state commissions or other entities engaged in economic regulation of our subsidiaries, which we refer to as PUCs, for specified periods of time as a condition of the acquisition. All rate stay-out provisions associated with the RWE acquisition have expired. On September 28, 2007, Thames US Holdings was merged with and into American Water with American Water being the surviving entity, which we refer to as the Merger. In 2005, RWE decided to divest American Water and in March 2006, decided to effect the divestiture through the sale of shares in one or more public offerings.

Our Initial Public Offering

Upon the completion of our initial public offering in April 2008, we again became listed on the NYSE under the symbol “AWK” and resumed our position as the largest publicly traded water utility company in the United States.

Regulated Businesses Overview

Our primary business involves the ownership of water and wastewater utilities that provide water and wastewater services to residential, commercial and industrial customers. Our subsidiaries that provide these services are generally subject to economic regulation by the state PUCs in the states in which they operate. The federal government and the states also regulate environmental, health and safety and water quality matters. We report the results of this business in our Regulated Businesses segment.

The following charts set forth operating revenue for 2008 and customers as of December 31, 2008, respectively, for the states in which our Regulated Businesses provide services:

Non-Regulated Businesses Overview

We also provide services that are not subject to economic regulation by state PUCs through our Non-Regulated Businesses. Our Non-Regulated Businesses include:

•

our Contract Operations Group, which enters into public/private partnerships, including Operations and Maintenance, which we refer to as O&M, and Design, Build and Operate, which we refer to as DBO contracts for the provision of services to water and wastewater facilities for municipalities, the United States military and other customers;

•	our Applied Water Management Group, which works with customers to design, build and operate small water and wastewater treatment plants;

•	our Homeowner Services Group, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes; and

•

Terratec Environmental Ltd., which we refer to as Terratec, which primarily provides wastewater, residuals, transport, disposal and management services to municipal and industrial customers in Ontario, Canada.

We report the results of these lines of business in our Non-Regulated Businesses segment. For 2008 and for the three months ended March 31, 2009, operating revenue for our Non-Regulated Businesses was $272.2 million and $57.5 million, respectively, prior to inter-segment eliminations, accounting for 11.6% and 10.5%, respectively, of total operating revenue for the same period.

Our Industry

Overview

The United States water and wastewater industry has two main segments: (i) utility, which involves supplying water and wastewater services to consumers, and (ii) general services, which involves providing water- and wastewater-related services to water and wastewater utilities and other customers on a contract basis.

The utility segment includes municipal systems, which are owned and operated by local governments or governmental subdivisions, and investor-owned systems. The Environmental Protection Agency (“EPA”) estimates that government-owned systems make up the vast majority of the United States water and wastewater utility segment, accounting for approximately 84% of all United States community water systems and approximately 98% of all United States community wastewater systems. Investor-owned water and wastewater systems account for the remainder of the United States water and wastewater community water systems. Growth of service providers in the utility segment is achieved through acquisitions, including small water and wastewater systems, typically serving fewer than 10,000 customers, in close geographic proximity to where we currently operate our Regulated Business, which we refer to as “tuck-ins,” of other water and wastewater systems and organic growth of the population served by such providers.

The utility segment is characterized by high barriers to entry, including high capital spending requirements. Investor-owned water and wastewater utilities also face regulatory approval processes in order to do business, which may involve obtaining relevant operating approvals, including certificates of public convenience and necessity (or similar authorizations) from state PUCs. Investor-owned water and wastewater systems are generally economically regulated by the state PUCs in the states in which they operate. The federal government and the states also regulate environmental, health and safety and water quality matters for both investor-owned and government-owned water and wastewater utilities.

The general services segment includes engineering and consulting companies and numerous other fee-for-service businesses. These include the building and operating of water and wastewater utility systems, system repair services, lab services, sale of water infrastructure and distribution products (such as pipes) and other specialized services. The general services segment is characterized by aggressive competition and market-driven growth and profit margins.

The aging water and wastewater infrastructure in the United States is in constant need of modernization and facilities replacement. Increased regulations to improve water quality and the management of wastewater discharges, which began with passage of the Clean Water Act in 1972 and the Safe Drinking Water Act in 1974, have been among the primary drivers of the need for modernization. The EPA estimates that approximately $335.0 billion of capital spending will be necessary between 2007 and 2026 to replace aging infrastructure and to comply with quality standards to ensure quality water systems across the United States. In addition, the EPA estimates that approximately $388.0 billion of capital spending will be necessary between 2000 and 2019 to replace aging infrastructure and ensure quality wastewater systems across the United States.

The following chart sets forth estimated capital expenditure needs from 2003 through 2022 for United States water systems:

Capital expenditures related to municipal water supply, treatment and distribution and wastewater collection and treatment facilities are typically funded by water and wastewater rates, taxes or the issuance of bonds. However, raising large amounts of funds is challenging for municipal water utilities, which impacts their ability to increase capital spending. In order to meet their capital spending challenges, many municipalities are examining a combination of privatizations and partnerships with the private sector. Privatization involves a transfer of responsibility for, and ownership of, the utility from the municipality to the private sector. Partnerships between municipalities and the private sector include DBO contracts, own, operate and transfer contracts and own, leaseback and operate contracts. Under these types of contracts, the municipality maintains ownership of the water and/or wastewater system and the private sector takes responsibility for managing and operating the system.

Fragmentation and Consolidation

The utility segment of the United States water and wastewater industry is highly fragmented, with approximately 52,000 community water systems and approximately 16,000 community wastewater facilities, according to the EPA. As shown in the charts below, the majority of the approximately 52,000 community water systems are very small, serving a population of 500 or less.

The following charts set forth the total United States water industry by system type and the total population served by system type, respectively, for 2008: (Water Statistics)

This large number of relatively small water and wastewater utilities results in inefficiencies in the marketplace, since smaller utilities may not have the operating expertise, financial and technological capability or economies of scale to provide services or raise capital as efficiently as larger utilities. These inefficiencies may lead to industry consolidation in the future, as the larger investor-owned utilities acquire smaller, local water and wastewater systems. Larger utilities that have greater access to capital are generally more capable of making mandated and other necessary infrastructure upgrades to both water and wastewater systems. In addition, water and wastewater utilities with large customer bases spread across broad geographic regions may more easily absorb the impact of adverse weather, such as droughts, excessive rain and cool temperatures in specific areas. Larger utilities are able to spread overhead expenses over a larger customer base, thereby reducing the costs to serve each customer. Since many administrative and support activities can be efficiently centralized to gain economies of scale and sharing of best practices, companies that participate in industry consolidation have the potential to improve operating efficiencies, lower unit costs and improve service at the same time.

Water and Wastewater Rates

Investor-owned water and wastewater utilities generate operating revenue from customers based on rates that are established by state PUCs through a rate-setting process that may include public hearings, evidentiary hearings and the submission by the utility of evidence and testimony in support of the requested level of rates. In evaluating a rate case, state PUCs typically focus on five areas: (i) the amount and prudence of investment in facilities considered “used and useful” in providing public service; (ii) the operating and maintenance costs and taxes associated with providing the service (typically by making reference to a representative 12-month period of time, known as a test year); (iii) the appropriate rate of return; (iv) the tariff or rate design that allocates operating revenue requirements equitably across the customer base; and (v) the quality of service the utility provides, including issues raised by customers.

For most consumers, water and wastewater bills make up a relatively small percentage of household expenditures compared to other utility services.

The following chart sets forth the relative cost of water in the United States as a percentage of total household utility expenditures:

Our Strengths

We believe that we are distinguished by the following key competitive strengths:

Market leader with broad national footprint and strong local presence. We are the largest and most geographically diversified investor-owned water and wastewater utility company in the United States. With operations in 32 states and Ontario, Canada, we serve a population of approximately 15 million people, which we estimate is approximately five times the population served by the next largest investor-owned water and wastewater company in the United States. Our scale and geographic scope enable us to capitalize effectively on growth opportunities across our service areas, while helping to insulate us from adverse conditions in any one geographic area.

•

Regulatory, weather and economic diversity. State regulatory decisions, regional droughts and floods and local and regional economic downturns can have a major effect on geographically concentrated water and wastewater utilities. Our presence in numerous jurisdictions and localities across the United States promotes more stable and predictable financial performance across our overall business.

•

Economies of scale. As the largest investor-owned water and wastewater utility company in the United States, our Regulated Businesses include approximately 48,000 miles of distribution and collection mains, approximately 80 surface water treatment plants, 600 groundwater treatment plants and 50 wastewater treatment facilities. Our scale and long-standing history with suppliers provide us with a competitive advantage in procuring goods and services reliably and economically, which enables us to provide high quality, cost-effective service to our customers and allows us to economically employ industry experts to serve all our systems. In addition, our experience in operating utilities in many jurisdictions results in the identification and application of best practices across the entire company.

•

Active community involvement supports customer satisfaction. We establish an active presence in the local communities where we operate, supported by strong, ongoing community relations and corporate responsibility. We work closely with these communities to help create detailed water development plans, collaborate on growth initiatives and implement various water infrastructure and conservation projects. We are involved in local charities, schools and community organizations. In 2008, we donated approximately $1.8 million to a wide array of charitable projects in communities that we serve. This strong local presence and community involvement complements our high quality service and helps us to achieve high levels of customer satisfaction. We work with internal and external audiences to develop and support activities that contribute to a responsible business and to achieve high economic, social and environmental standards while balancing the needs of our key stakeholders through a multi-faceted corporate responsibility approach. See “Business—Community Relations.”

Regulated Businesses provide financial stability. Our core Regulated Businesses, which consist of locally managed utility subsidiaries that generally are economically regulated by the states in which they operate, accounted for approximately 89.1% and 90.4% of our consolidated operating revenue in 2008 and for the three months ended March 31, 2009, respectively. Our Regulated Businesses provide a high degree of financial stability because (i) high barriers to entry provide limited protection from competitive pressures, (ii) economic regulation promotes predictability in financial planning and long-term performance through the rate-setting process and (iii) our largely residential customer base promotes consistent operating results.

•

Barriers to entry. Generally, water and wastewater utilities operate pursuant to certificates of public convenience and necessity (or similar authorizations) issued by the state PUC in which they operate, which creates a barrier to entry. The requirement to hold such a certificate typically prevents investor- owned water and wastewater utilities from competing with us in our authorized areas. In addition, the high cost of constructing a new water or wastewater system generally inhibits competitive entry into our markets, including by municipal or government-owned utilities, which must either construct new systems or convert our assets to public ownership in order to compete directly with us in our authorized areas. Both of these factors provide a framework that allows us to operate our Regulated Businesses on a predictable and consistent basis.

•

Economic regulation. Economic regulation in the water and wastewater utility industry exists as a substitute for competition. The primary regulatory model used by state PUCs involves a determination of an applicable rate base (consisting of allowed investments made in infrastructure), the recovery of prudently incurred operating expenses and an opportunity to earn an appropriate rate of return on our invested capital and a return of our invested capital. This model allows us to project our return on our investment and a return of our investment and recovery of expenses and promotes predictability in financial planning and long-term performance of our Regulated Businesses.

•

Residential customer base. Residential customers accounted for approximately 91% of the total customers served by our Regulated Businesses in 2008 and for the three months ended March 31, 2009 and approximately 58% of total operating revenue for our Regulated Businesses in 2008 and for the three months ended March 31, 2009, respectively. Residential usage of water tends to be stable because residential customers need water for daily health and sanitary needs regardless of economic or other external factors. In addition, residential customers generally do not have the option of switching to another service provider. For these reasons, residential customers represent a stable customer platform, generating consistent operating results for our company over time and across our geographic service areas.

Experience in securing appropriate rates of return and promoting constructive regulatory frameworks. We seek an appropriate rate of return on our investment and a return of our investment and recovery of prudently incurred operating expenses from state PUCs in the form of rate increases. We have a strong track record of providing reliable service at cost-effective rates, which has typically resulted in high customer satisfaction and has generally allowed us to maintain positive relations with local communities and regulators. We have generally been granted rate relief in a timely manner after application, and prior to our acquisition by RWE we often were successful in securing appropriate rate relief when we filed rate cases. In the period following RWE’s acquisition of the Company, as a condition to the approval of the acquisition, we agreed with certain state PUCs that we would not file rate cases for specified periods of time, also known as rate stay-outs. All rate stay-out provisions associated with the RWE acquisition have expired.

A number of states in which our Regulated Businesses operate have adopted efficient rate policies, including some form of single tariff pricing, forward-looking test years, pass-through provisions or infrastructure surcharges. Pennsylvania, New Jersey, West Virginia, Ohio, Indiana and Illinois are examples of states that have adopted a full or partial single rate policy, under which all customers in a state or certain regions within a state are charged utilizing a single rate structure, regardless of which of our individual systems serves them. The single tariff structure is based on costs that are determined on a statewide or intra-state regional basis, thereby moderating the impacts of periodic fluctuations in local costs while lowering administrative costs for us and our customers. In addition, a number of states in which we operate allow utilities to utilize some form of forecast or forward-looking test year. Forward-looking test years and infrastructure surcharges reduce the regulatory lag associated with the traditional method of recovering rates from state PUCs through lengthy rate cases based on historical information. The forward-looking test year mechanism allows us to earn on a more timely basis a return of our current or projected costs and a rate of return on our current or projected invested capital and other “known and measurable changes” in our business. Pass-through provisions allow for an increase in certain operating costs, such as purchased power and property taxes, to be passed on to, and recovered from, customers outside of a general rate case proceeding. The infrastructure surcharge mechanism allows our rates to be adjusted and charged to customers outside the context of a general rate proceeding for pre-specified portions of our capital expenditures to replace aging infrastructure closer to the time these expenses are incurred. Pennsylvania, Illinois, Missouri, Indiana, New York, California and Ohio are examples of states that have permitted some form of infrastructure surcharge for investments to replace aging infrastructure. These constructive regulatory mechanisms encourage us to maintain a steady capital expenditure program to repair and improve water and wastewater systems as needed by reducing the regulatory lag on the recovery of prudent expenditures.

Significant growth opportunities with a low risk business profile. We believe we are well positioned to benefit from favorable industry dynamics in the water and wastewater sectors, which provide significant opportunities for future growth in both our Regulated Businesses and complementary Non-Regulated Businesses.

•

Replacement of aging infrastructure. The EPA estimates that approximately $335.0 billion of capital spending will be needed between 2007 and 2026 to replace aging water infrastructure and comply with stricter water quality standards, and the EPA estimates that approximately $388.0 billion will be needed between 2000 and 2019 to replace aging wastewater infrastructure. We intend to invest capital prudently to enable us to continue to provide essential services to our regulated water and wastewater utility customers.

In addition, approximately 84% of community water systems are owned by municipalities or government entities that have varying access to financial resources and may have less extensive experience with large construction programs. In order to meet their capital spending challenges, we believe that municipalities will increasingly examine a range of strategies, including privatizations and partnerships with the private sector. We have successfully developed expertise in managing large capital investment projects and programs as an owner-operator and have an established track record of investing to upgrade, replace and add new pipes, treatment and pumping facilities and other water system infrastructure. In addition, we have experience designing, building and operating water treatment plants, which treat water from major rivers as well as lakes, reservoirs and groundwater sources within the United States. Our experience and resources position us favorably to partner with municipalities to upgrade and manage their infrastructure projects.

•

Fragmented industry provides consolidation opportunities. With approximately 52,000 community water systems and roughly 16,000 community wastewater systems in the United States, the water and wastewater industry is significantly more fragmented than the other major utility industries. We expect the factors driving industry consolidation to increase in the future. These include economies of scale, environmental regulations, capital investment needs and need for technical and regulatory expertise. With the presence of our Regulated Businesses in 20 states, we have a large platform on which to grow both organically and through consolidation of this fragmented market. Historically, we have been able to successfully identify, acquire and integrate water and wastewater systems.

•

Opportunities for non-regulated growth. Our expertise and geographic diversity increases our ability to make opportunistic investments in non-regulated businesses that are complementary to our Regulated Businesses. Our national footprint and public/private partnership experience, including O&M, military and DBO contracts and services, position us to participate in existing and emerging non-regulated water businesses. These include contracting for the supply and treatment of water and wastewater with the United States military, for which we operate and maintain the water and/or wastewater systems at Forts Leavenworth, Sill, Rucker, A.P. Hill, Hood, Polk and Scott Air Force Base. We also have one 3-year sub-contract with a municipality, acting as primary contractor with the Department of Defense, for similar services on an interim basis until construction of new connections to an existing municipal facility is completed.

Experienced senior management team. Our four most senior executives, Donald L. Correll, President and Chief Executive Officer, Ellen C. Wolf, Senior Vice President and Chief Financial Officer, John S. Young, President, American Water Services, and Walter J. Lynch, President, Regulated Operations, have an average of over 20 years of experience in the utilities industry. In addition, Mr. Correll, Ms. Wolf and Mr. Young have each held senior management positions at publicly traded companies. Our 14 state presidents have an average of 25 years of experience in the utilities industry.

Industry leader in water quality, testing and research. As the largest investor-owned United States water and wastewater utility company, we are experts in water quality testing, compliance and treatment and have established and own industry-leading water testing facilities. Our technologically advanced quality control and testing laboratory in Belleville, Illinois is certified in 23 states and Puerto Rico. Our laboratories and other facilities perform more than one million water quality tests per year.

Our Strategy

Our goal is to consistently provide customers with safe, high quality drinking water and reliable water and wastewater services. Our business strategies include:

•	continuing to invest prudently in regulated water and wastewater infrastructure projects;

•	earning an appropriate rate of return on our investments from state PUCs;

•	growing our Regulated Businesses through acquisitions; and

•	continuing to pursue public/private partnerships, including O&M and military contracts and services and other non-regulated businesses that are complementary to our Regulated Businesses.

Continue our prudent investment in regulated infrastructure projects. We intend to invest capital prudently to enable us to continue to provide essential services to our regulated water and wastewater utility customers, while working with regulators in the various states in which we operate to have the opportunity to earn an appropriate rate of return on our investment and a return of our investment.

Over the next five years, we estimate that Company-funded capital investment will total between approximately $4.0 billion and $4.5 billion. Our capital investment includes both infrastructure renewal programs, where we replace existing infrastructure, as needed, and construction of facilities to meet new customer growth. Over the next five years, we estimate we will invest approximately $1.3 to $1.4 billion to replace aging infrastructure including mains, meters, and supply and treatment facilities. We estimate that we will invest approximately $1.2 to $1.3 billion in facilities to serve new customer growth over this same period. In addition, we estimate that complying with water quality standards and other regulatory requirements will require approximately $300 to $400 million of investment. We estimate that projects to enhance system reliability, security and risk reduction, will require an investment of approximately $800 million, while efficiency related projects will require an investment of $400 to $600 million.

The charts below set forth our estimated percentage of projected capital expenditures for 2009 to 2013 by purpose of investment and by asset type, respectively:

Earn an appropriate rate of return on our investments. A critical competency of a regulated utility is filing and completing rate cases with state PUCs. We will focus on the timely filing and completion of these rate cases in order to earn an appropriate return on our investments and to obtain recovery of prudently incurred expenses.

Grow our Regulated Businesses through acquisitions. We intend to continue to expand our regulated footprint geographically by acquiring water and wastewater systems in our existing markets and certain markets in the United States where we do not currently operate our Regulated Businesses. Our experienced development team evaluates potential acquisition targets across the country, particularly in higher-growth areas. Before entering new markets, we will evaluate the regulatory environment to ensure that we will have the opportunity to achieve an appropriate return on our investment while maintaining our high standards for quality, reliability and compliance with environmental, health and safety and water quality standards. These acquisitions may include large acquisitions of companies that have operations in multiple markets.

We also intend to continue to grow our regulated footprint through tuck-in acquisitions of small water and/or wastewater systems, typically serving fewer than 10,000 customers, in close geographic proximity to where we currently operate our Regulated Businesses. Tuck-ins allow us to integrate systems, operations and management and achieve efficiencies.

Continue to pursue complementary businesses. While our business mix will continue to focus predominantly on regulated activities, we are pursuing opportunities in non-regulated businesses that are complementary to our Regulated Businesses and our capabilities. We plan to focus on our public/private partnerships, including O&M and military contracts and services. We intend to capitalize on our O&M expertise as well as our existing municipal and government relationships to identify and bid for new ventures that have attractive risk and return characteristics. We also intend to continue to expand our non-regulated Homeowner Services business, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes, in areas within and beyond our existing regulated footprint.

Our Regulated Businesses

Our core Regulated Businesses, which consist of locally managed utility subsidiaries that generally are economically regulated by the states in which they operate, accounted for approximately 89.1% of our consolidated operating revenue in 2008. Our Regulated Businesses provide a high degree of financial stability because (i) high barriers to entry provide limited protection from competitive pressures, (ii) economic regulation promotes predictability in financial planning and long-term performance through the rate-setting process and (iii) our largely residential customer base promotes consistent operating results.

Overview of Networks, Facilities and Water Supply

Our Regulated Businesses operate in approximately 1,600 communities in 20 states in the United States. Our primary operating assets include approximately 80 surface water treatment plants, 600 groundwater treatment plants, 1,100 groundwater wells, 50 wastewater treatment facilities, 1,100 treated water storage facilities, 1,200 pumping stations and 100 dams and 48,000 miles of mains and collection pipes. We own substantially all of the assets used by our Regulated Businesses.

We generally own the land and physical assets used to store, extract and treat source water. Typically, we do not own the water itself, which is held in public trust and is allocated to us through contracts and allocation rights granted by federal and state agencies or through the ownership of water rights pursuant to local law. Sources of supply are seasonal in nature and weather conditions can have a pronounced effect on supply. In connection with supply planning for most surface or groundwater sources, we employ sophisticated models to determine safe yields under different rainfall and drought conditions. Surface and groundwater levels are routinely monitored for all supplies so that supply capacity may be predicted and, as needed, mitigated through demand management and additional supply development.

The following chart sets forth the sources of water supply for our Regulated Businesses for 2008 by volume:

The level of water treatment that we apply varies significantly depending upon the quality of the water source. Surface water sources, such as rivers, typically require significant filtration, while some groundwater sources, such as aquifers, require chemical treatment only. In addition, a small amount of treated water is purchased from neighboring water purveyors. Treated water is transported through an extensive transmission and distribution network, which includes underground pipes, above ground storage facilities and numerous pumping facilities with the ultimate distribution of the treated water to the customers’ premises. We also have installed meters to measure the water that we deliver through our distribution network. We employ a variety of methods of meter reading to monitor consumption, ranging from basic mechanical meters read by traveling meter readers to remote “drive-by” electronic meter reading equipment. The majority of new meters are able to support future advances in electronic meter reading.

The provision of wastewater services involves the collection of wastewater from customers’ premises through sewer lines. The wastewater is then transported through a sewer network to a treatment facility where it is treated to meet required effluent standards. The treated wastewater is finally returned to the environment as effluent, and the solid waste byproduct of the treatment process is disposed of in accordance with local standards.

Maintaining the reliability of our networks is a key activity of our Regulated Businesses. We have ongoing main renewal programs in all states in which our Regulated Businesses operate. These programs consist of both rehabilitation of existing mains and replacement of mains that have reached the end of their useful service life. The decision of whether to replace or rehabilitate our mains is subject to considerations of cost, feasibility and customer service impact.

The following table sets forth operating revenue for 2008 and number of customers as of December 31, 2008 for our regulated subsidiaries in the states where our Regulated Businesses provide services:

	Operating Revenue ($ in millions)	% of Total	Number of Customers	% of Total
New Jersey	$517.7	24.9%	643,330	19.4%
Pennsylvania	447.9	21.5%	648,958	19.5%
Illinois	187.5	9.0%	307,734	9.3%
Missouri	181.1	8.7%	456,887	13.8%
Indiana	156.4	7.5%	283,886	8.5%
California	128.6	6.2%	170,853	5.1%
West Virginia	115.7	5.5%	170,404	5.1%

Subtotal (Top Seven States)	1,734.9	83.3%	2,682,052	80.7%
Other	347.8	16.7%	639,663	19.3%

Total Regulated Businesses	$2,082.7	100.0%	3,321,715	100.0%

†	Includes data from our operating subsidiaries in the following states: Arizona, Georgia, Hawaii, Iowa, Kentucky, Maryland, Michigan, New Mexico, New York, Ohio, Tennessee, Texas and Virginia.

Approximately 83.3% of operating revenue from our Regulated Businesses in 2008 was generated from approximately 2.7 million customers in our seven largest states, as measured by operating revenues. In fiscal year 2008, no single customer accounted for more than 1% of our annual operating revenue.

The operational characteristics of our Regulated Businesses, including water and wastewater networks and infrastructure and water sources and supply, vary on a state-by-state basis, as explained below with respect to our top seven states by Regulated Businesses revenues.

New Jersey

NJAWC serves a population of approximately 2.5 million. NJAWC combined with our Applied Wastewater Management Inc., which we refer to as AWWM, (also regulated in New Jersey) generated approximately $517.7 million of operating revenue in 2008, representing approximately 24.9% of operating revenue of our Regulated Businesses for that period.

In New Jersey, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including streams, lakes and reservoirs) and groundwater sources. In 2008, we obtained 65% of our water supply from surface water sources and 30% from groundwater sources. Purchased water accounted for 5% of water supply, respectively, for the same period.

NJAWC currently operates seven surface water treatment plants and approximately 150 groundwater treatment plants, which process water extracted from more than 170 groundwater wells. We maintain approximately 150 treated water storage facilities, 140 pumping stations and seven dams, and our water and wastewater collection and distribution systems comprise approximately 8,900 miles of mains and collection pipes. Both AWWM and NJAWC currently provide wastewater treatment services to small communities in New Jersey.

In New Jersey, in order to ensure that we have adequate sources of water supply, we utilize reservoirs, aquifer storage supplies and seasonal wells to provide for water needs during peak summer seasons. Through the optimization of ground and surface water rights, we are able to balance seasonal fluctuations and provide sufficient water supply to our customers year round. We also maintain drought and emergency plans to minimize the impact on service through a wide range of weather fluctuations.

During 2007, NJAWC, entered into an agreement with the City to purchase the assets of the City’s water system located in four surrounding townships. The agreement required approval from the BPU. The initial proposed purchase price of $100.0 million was subsequently amended to $75.0 million and the agreement has also been amended to include the provision of technical services by the City over seven years to ensure a smooth transition of ownership at a cost to NJAWC of $5.0 million. The administrative law judge hearing the matter issued the Initial Decision approving the Stipulation and sent the Initial Decision to the BPU for consideration.

On February 25, 2009, a small group of Trenton residents filed a petition with the City Clerk seeking to force the sale to a referendum. On April 3, 2009, the BPU issued its order approving the Stipulation. The effective date of the Stipulation has been automatically stayed pending the resolution of court proceedings initiated in New Jersey Superior Court by a small number of Trenton residents seeking to submit the sale to a referendum. The trial court ruled in March 2009 that a referendum is not required. In May 2009, the court granted the residents motion for reconsideration of that ruling and the matter will now proceed to a hearing before the trial court judge. The Company can provide no assurance as to the outcome of the court proceedings.

Included in the Stipulation, and dependent upon the consummation of the sale, the Company intends to purchase finished water from the City for the next twenty years under a water supply agreement. The acquisition is expected to add approximately forty thousand customers to the Company’s customer base.

Pennsylvania

Pennsylvania-American Water Company, which we refer to as PAWC, serves a population of approximately 2 million and generated approximately $447.9 million of operating revenue in 2008, representing approximately 21.5% of operating revenue of our Regulated Businesses for that period.

In Pennsylvania, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including streams, lakes and reservoirs) and groundwater sources. In 2008, we obtained 92% of our water supply from surface water sources and 7% from groundwater sources. Purchased water accounted for 1% of our water supply for the same period.

PAWC currently operates approximately 35 surface water treatment plants and 70 groundwater treatment plants, which process water extracted from over 100 groundwater wells. We maintain approximately 250 treated water storage facilities, 280 pumping stations and 60 dams, and our water and wastewater collection and distribution systems comprise approximately 9,900 miles of mains and collection pipes. We currently operate seven wastewater treatment facilities in Pennsylvania.

In Pennsylvania, in order to ensure that we have adequate sources of water supply, we maintain active drought contingency plans in each of our public water systems. The plans identify the source of supply operations that are used during normal and drought weather conditions and specify measures to be taken at different drought trigger levels to increase supply and/or curtail water demand. Water allocation and passing-flow requirements must be managed to maintain adequate supply to our production facilities. In addition, we have taken action to augment supply in systems that have historically had drought-related supply issues (such as Butler, Pennsylvania) by finding alternative raw water sources and making finished water interconnections with other systems.

Illinois

Illinois-American Water Company, which we refer to as ILAWC, serves a population of approximately 1 million. ILAWC and American Lake Water Company, also a regulated subsidiary in Illinois, generated approximately $187.5 million of operating revenue in 2008, representing approximately 9.0% of operating revenue of our Regulated Businesses for that period.

In Illinois, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2008, we obtained 49% of our water supply from surface water sources and 39% from groundwater sources. Purchased treated water accounted for 12% of water supply for the same period.

ILAWC currently operates approximately five surface water treatment plants and 30 groundwater treatment plants, which process water extracted from more than 60 groundwater wells. We maintain three dams and over 60 treated water storage facilities, 100 pumping stations and our water and wastewater collection and distribution systems comprise nearly 4,400 miles of mains and collection pipes. We currently operate 11 wastewater treatment facilities in Illinois.

In Illinois, we utilize a comprehensive planning process to assess source of supply adequacy. This assessment addresses both water quantity and quality features. Future customer demand projections are prepared. Existing system delivery infrastructure is evaluated to determine the capabilities of addressing anticipated demands. In addition to determining source of supply quantity adequacy, the ability to deliver the appropriate water quality is assessed. This would include compliance with environmental regulations as well as company water quality goals. The planning efforts result in a list of improvements that include source of supply upgrades.

Missouri

Missouri-American Water Company, which we refer to as MOAWC, serves a population of over 1 million and generated approximately $181.1 million of operating revenue in 2008, representing approximately 8.7% of operating revenue of our Regulated Businesses for that period.

In Missouri, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2008, we obtained 83% of our water supply from surface water sources and 17% from groundwater sources.

MOAWC currently operates six surface water treatment plants and approximately 15 groundwater treatment plants, which process water extracted from over 35 groundwater wells. We maintain one dam, approximately 70 treated water storage facilities, 40 pumping stations and our water and wastewater collection and distribution systems comprise nearly 5,700 miles of mains and collection pipes. We currently operate four wastewater treatment facilities in Missouri.

Our ability to ensure adequate supply of water in Missouri is enhanced by our comprehensive planning process. In that process, we project future water demands based on historical growth patterns. Source of supply improvement projects are planned well in advance of actual need. Our operating districts in Missouri enjoy abundant water resources with limitation only in our Joplin service area where the source of water supply is unable to meet peak demands under drought conditions. To manage this issue on the demand side, the water use of a large industrial customer has been restricted under an interruptible tariff. Additional wells have been and will be developed to address short-term supply deficiencies. MOAWC is working with a consortium of agencies to determine a long-term supply solution for the Joplin, Missouri region.

Indiana

Indiana-American Water Company, Inc., which we refer to as INAWC, serves a population of approximately 1 million and generated approximately $156.4 million of operating revenue in 2008, representing approximately 7.5% of operating revenue of our Regulated Businesses for that period.

In Indiana, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2008, we obtained 39% of our water supply from surface water sources and 59% from groundwater sources. Purchased treated water accounted for 2% of water supply for the same period.

INAWC currently operates six surface water treatment plants and approximately 30 groundwater treatment plants, which process water extracted from more than 125 groundwater wells. We maintain six dams and approximately 70 treated water storage facilities, 50 pumping stations and our water and wastewater collection and distribution systems comprise approximately 4,300 miles of mains and collection pipes. We currently operate one wastewater treatment facility in Indiana.

At INAWC, we employ several measures to ensure that we have adequate sources of water supply. INAWC conducts and updates comprehensive planning studies for each of its water utilities to identify and plan for long-term customer demand trends. In order to provide uninterrupted water service, new source of supply and water treatment capital projects are planned and timed to match increases in customer demand and/or changes in the yield of existing sources of supply and treatment capacities. For example, to serve our high growth Indianapolis southern Suburban market, our London Road Project will utilize a new well field and treatment plant that will satisfy the significant needs of increased population and economic development. Further, these facilities are built to be incrementally expandable to match further growth over the next 10 years. In cases of extreme demand (such as drought conditions), customer demand-management plans are in place to sustain water sources through to normal demand conditions. INAWC Noblesville District, a high growth northern suburb of Indianapolis, successfully managed high demand in 2007’s heat wave/drought condition through the use of its demand management plan. Further, emergency connections to alternate water sources are in place in some drought-sensitive Indiana American Water Company, Inc. districts.

California

California-American Water Company, which we refer to as CAWC, serves a population of approximately 0.6 million and generated $128.6 million of operating revenue in 2008, representing approximately 6.2% of operating revenue of our Regulated Businesses for that period.

In California, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including rivers, streams, lakes and reservoirs) and groundwater sources. In 2008, we obtained 1% of our water supply from surface water sources and 66% from groundwater sources. Purchased treated water accounted for 33% of water supply for the same period.

CAWC currently operates one surface water treatment plant and approximately 140 groundwater treatment plants, which process water extracted from more than 170 groundwater wells. We maintain three dams, approximately 90 treated water storage facilities, 115 pumping stations, and our water and wastewater collection and distribution systems comprise approximately 2,700 miles of mains and collection pipes. We currently operate eight wastewater treatment facilities in California.

In California, in order to ensure that we have adequate sources of water supply we are in the permitting stages to obtain approval for the construction of a desalination plant to serve our customers on the Monterey Peninsula, we are designing new groundwater wells in our Larkfield district, and in other areas, we are making arrangements to extend or expand our purchase of water from neighboring water providers. As part of our San Clemente Dam project, under the supervision of the Division of Safety of Dams (DSOD), we also have been investigating alternatives for complying with seismic safety requirements at our San Clemente Dam on the Carmel River, including strengthening or removing the dam, and, in February 2009, informed DSOD that we plan to implement the dam strengthening project pursuant to our application pending before DSOD.

West Virginia

West Virginia-American Water Company, which we refer to as WVAWC, and its subsidiary Bluefield Valley Water Works Company, serve a population of nearly 0.6 million and generated approximately $115.7 million of operating revenue in 2008, representing approximately 5.5% of operating revenue of our Regulated Businesses for that period.

In West Virginia, our infrastructure and assets are designed to collect, treat and distribute water from a variety of surface water sources (including streams, lakes and reservoirs), and in 2008 we obtained 100% of our water supply from surface water sources.

WVAWC currently operates nine surface water treatment plants. We maintain four dams, approximately 170 treated water storage facilities, 235 pumping stations and our water collection and distribution systems comprise approximately 3,400 miles of mains and collection pipes. We currently operate one wastewater treatment facility in West Virginia.

In West Virginia, our surface water supplies are sufficient to meet demand under all but the most extreme drought conditions. Such drought conditions would be atypical for West Virginia, which has an average annual rainfall of 44 inches.

Customers

We have a large and geographically diverse customer base in our Regulated Businesses. For the purposes of our Regulated Businesses, each customer represents a connection to our water and/or wastewater networks. As in the case of apartment complexes, businesses and many homes, multiple individuals may be served by a single connection.

Residential customers make up the large majority of customers in all of the states in which we operate. In 2008, residential customers accounted for 91% of the customers and 58% of the operating revenue of our Regulated Businesses. Residential customers are highly predictable water and wastewater services consumers and they generate stable operating revenue over time and across regions. We also serve commercial customers, such as shops and businesses, industrial customers, such as large-scale manufacturing and production operations, and public authorities, such as government buildings and other public sector facilities, including schools. We supply water to private fire customers for use in fire suppression systems in office buildings and other facilities and also provide bulk water supplies to other water utilities that distribute them to their own customers.

The following table sets forth the number of water and wastewater customers by customer class for our Regulated Businesses as of December 31, 2008, 2007 and 2006:

	December 31,
	2008		2007		2006
	Water	Wastewater	Water	Wastewater	Water	Wastewater
Residential	2,892,137	138,770	2,887,134	135,313	2,866,036	134,624
Commercial	226,935	6,214	227,831	5,825	229,354	5,922
Industrial	4,552	14	4,658	13	4,668	13
Private Fire	36,748	4	34,542	9	33,208	10
Public Authority & Other	16,145	196	17,130	173	16,990	177

Total	3,176,517	145,198	3,171,295	141,333	3,150,256	140,746

The following table sets forth water services operating revenue by customer class and wastewater services operating revenue, excluding other water revenues, for our Regulated Businesses for 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Water service
Residential	$1,197.7	$1,146.1	$1,067.9
Commercial	403.6	385.3	362.7
Industrial	101.8	94.7	92.0
Public and other	255.6	247.6	230.2

Total water services	$1,958.7	$1,873.7	$1,752.8
Wastewater services	79.9	75.6	72.2

Total	$2,038.6	$1,949.3	$1,825.0

Substantially all of our regulated water customers are metered, which allows us to measure and bill for our customers’ water consumption, typically on a monthly basis. Our wastewater customers are billed either on a fixed charge basis or based on their water consumption.

Customer usage of water is affected by weather conditions, particularly, during the summer. Our water systems experience higher demand in the summer due to the warmer temperatures and increased usage by customers for lawn irrigation and other outdoor uses. Summer weather that is cooler and wetter than average generally serves to suppress customer water demand and can have a downward effect on water operating revenue and operating income. Conversely, when weather conditions are extremely dry, our systems may be affected by drought-related warnings and/or water usage restrictions imposed by governmental agencies, also serving to reduce customer demand and operating revenue. These restrictions may be imposed at a regional or state level and may affect our service areas, regardless of our readiness to meet unrestricted customer demands. Other factors affecting our customers’ usage of water includes declining household sizes in the United States, conservation initiatives, including the use of more efficient household fixtures and appliances among residential consumers, and the recent deterioration in economy and credit markets which is having an adverse impact on our industrial and commercial customers operational and financial performance.

Supplies

Our water and wastewater operations require an uninterrupted supply of chemicals, energy and fuel, as well as maintenance material and other critical inputs. Many of these inputs are subject to short-term price volatility. Long-term volatility is partially mitigated through existing procurement contracts, current supplier continuity plans and the regulatory rate setting process.

Because of our geographic diversity, we maintain relationships with many chemical, equipment and service suppliers in the marketplace, and we do not rely on any single entity for a material amount of our supplies. We also employ a strategic sourcing process intended to ensure reliability in supply and long-term cost effectiveness. As a result of our strategic sourcing process and our strong relationships with suppliers, we are able to mitigate interruptions in the delivery of the products and services that are critical to our operations. For example, during Hurricane Katrina, we were challenged to locate chemical suppliers not affected by the hurricane. As a result of our previously negotiated and established relationships with a network of preferred suppliers, we were able to secure an uninterrupted supply of materials and to continue our operations in the affected areas without interruptions.

We have back-up energy sources at key facilities or alternative sources are available to us that are able to keep our operations running in the event of a temporary loss of our primary energy supplies.

Regulation

Economic Regulation

Our subsidiaries in the states in which we operate our Regulated Businesses are generally subject to extensive economic regulation by their respective state PUCs. The term “economic regulation” is intended to indicate that these state PUCs regulate the economic aspects of service to the public from systems that fall within their jurisdiction but do not generally establish water quality standards, which are set by the EPA and/or state environmental authorities and enforced through state environmental or health agencies. State PUCs have broad authority, derived from state laws and state constitutions under which they operate, to regulate many of the economic aspects of the utilities that fall within their jurisdiction. For example, state PUCs issue certificates of public convenience and necessity (or similar authorizations) that may be required for a company to provide public utility services in specific areas of the state. They also must approve the rates and conditions under which service is provided to customers and have extensive authority to establish rules and regulations under which the utilities operate. Although specific authority might differ from state to state, in most states, these state PUCs must approve rates, accounting treatments, long-term financing programs, significant capital expenditures and plant additions, transactions between the regulated subsidiary and affiliated entities, reorganizations and mergers and acquisitions, in many instances prior to their completion. The jurisdiction exercised by each state PUC is prescribed by state laws and regulations and therefore varies from state to state. Regulatory policies not only vary from state to state, they may change over time. These policies will affect the timing as well as the extent of recovery of expenses and the realized return on invested capital.

Economic regulation of utilities deals with many competing, and occasionally conflicting, public interests and policy goals. The primary responsibility of state PUCs is to achieve the overall public interest by balancing the interests of customers and the utility and its stockholders. Although the specific approach to economic regulation does vary, certain general principles are consistent across the states in which our regulated subsidiaries operate. Based on the United States Constitution and state constitutions that prohibit confiscation of property without due process of law and just compensation, as well as state statutory provisions and court precedent, utilities are entitled to recover, through rates charged to customers, prudent and reasonable operating costs as well as an opportunity to earn an appropriate return on our prudent, used and useful capital investment necessary to provide service to customers and a return of our prudent, used and useful capital investment necessary to provide service to customers. The state PUCs will also generally accord a utility the right to serve specific areas and will also provide investor-owned utilities with limited protection from competition because the requirement of an investor-owned utility to operate pursuant to a certificate of public convenience and necessity (or similar authorizations) typically prevents other investor-owned utilities from competing with it in the authorized area. In return, the utility undertakes to provide reliable service on a nondiscriminatory basis to all customers within the authorized area.

Our operating revenue is typically determined by reference to the volume of water supplied to a customer multiplied by a price-per-gallon set by a tariff approved by the relevant state PUC. Certain states have utilized a full or partial single rate policy, under which all customers in a state or certain regions within a state are charged utilizing a single rate structure, regardless of which of our individual systems serves them. The single tariff structure is based on costs that are determined on a state-wide or intra-state regional basis, thereby moderating the impact of periodic fluctuations in local costs while lowering administrative costs for us and our customers.

The process to obtain approval for a change in rates, or rate case, involves filing a petition with the state PUC on a periodic basis as determined by our capital expenditures needs and our operating costs. Rate cases are normally initiated by the regulated utility whenever the utility determines it needs to recover increased operating expenses or a return on new capital investment, or otherwise determines that its current authorized return is not sufficient, given current market conditions, to provide a reasonable return on investment. Typically a rate case will not be filed, however, unless the current or expected future return is below the allowed rate of return currently authorized by the regulator. A state PUC may also initiate a rate proceeding or investigation if it believes a utility may be earning in excess of its authorized rate of return. Rate cases often involve a lengthy and costly administrative process. The utility, the state PUC staff, consumer advocates and any other interveners who may participate in the process prepare and file evidence, consisting of supporting testimony and documentation. This is presented in public hearings in connection with the rate case. These hearings, which are economic and service quality fact-finding in nature, are typically conducted in a trial-like setting before the state PUC or an administrative law judge. During the process, the utility is required to provide staff and interveners with all relevant information they may request concerning the utility’s operations, expenses and investments. The sworn evidentiary record then forms the basis for a state PUC decision.

Some state PUCs are more restrictive than others with regard to the types of expenses and investments that may be recovered in rates as well as with regard to the transparency of their rate-making processes, and how they reach their final rate determinations. However, in evaluating a rate case, state PUCs typically focus on five areas:

•	the amount and prudence of investment in facilities considered “used and useful” in providing public service;

•	the operating and maintenance costs and taxes associated with providing the service (typically by making reference to a representative 12-month period of time, known as a test year);

•	the appropriate rate of return;

•	the tariff or rate design that allocates operating revenue requirements equitably across the customer base; and

•	the quality of service the utility provides, including issues raised by customers.

The decisions of state PUCs and the timing of those decisions can have a significant impact on the operations and earnings of our Regulated Businesses. Rate cases and other rate-related proceedings can take several months to over a year to complete. Therefore, there is frequently a delay, or regulatory lag, between the time one of our regulated subsidiaries makes a capital investment or incurs an operating expense increase and when those costs are reflected in rates. For instance, an unexpected increase in chemical costs or new capital investment that is not appropriately reflected in the most recently completed rate case will generally not be recovered by the regulated subsidiary until the next rate case is filed and approved by the state PUC. Our rate case management program is guided by the goals of obtaining efficient recovery of costs of capital and utility operating and maintenance costs, including costs incurred for compliance with environmental regulations. The management team at each of our regulated subsidiaries anticipates the time required for the regulatory process and files a rate case with the goal of obtaining rates that reflect as closely as possible the cost of providing service at the time the rates become effective. Even if rates are sufficient, we face the risk that we will not achieve the rates of return on our invested capital and a return of our invested capital that are permitted by the state PUC.

Our regulated subsidiaries also pursue methods to minimize the adverse impact of regulatory lag and have worked with state PUCs and legislatures to implement a number of approaches to achieve this result. A number of states in which our Regulated Businesses operate have adopted efficient rate policies, including some form of single tariff pricing, forward-looking test years, pass-through provisions or infrastructure surcharges. Forward-looking test years and infrastructure surcharges reduce the regulatory lag associated with the traditional method of recovering rates from state PUCs through lengthy rate cases based on historical information. Pennsylvania, New Jersey, West Virginia, Kentucky, Ohio, Indiana and Illinois are examples of states that have adopted a full or partial single tariff pricing policy.

Also, an increasing number of states are permitting rates to be adjusted outside of a general rate case for certain costs, such as a return on capital investments to replace aging infrastructure or increases in expenses beyond the utility’s control, such as purchased water costs. This infrastructure surcharge mechanism allows our rates to be adjusted and charged to customers outside the context of a general rate proceeding for pre-specified portions of our capital expenditures to replace aging infrastructure closer to the time these expenses are incurred. For example, Pennsylvania, Illinois, Missouri, Indiana, New York, and Ohio are examples of states that have in the past allowed tariffs that permit the imposition of surcharges on customers’ bills for infrastructure replacement. New Jersey, California, Virginia and Illinois have allowed surcharges for purchased water costs, California has allowed surcharges for power, and New York has allowed surcharges for certain costs such as power and chemicals. These constructive regulatory mechanisms encourage us to maintain a steady capital expenditure program to repair and improve water and wastewater systems as needed by reducing the regulatory lag on the recovery of prudent expenditures.

The forward-looking test year mechanism allows us to earn on a more timely basis a return of our current or projected costs and a rate of return on our current or projected invested capital and other “known and measurable changes” in our business. Some states have permitted use of some form of forecast or forward-looking test year instead of historical data to set rates. Examples of these states include Illinois, Kentucky, Ohio, Pennsylvania, New York, Tennessee and California. In addition, a number of states in which we operate have allowed the utility to update historical data for certain changes that occur for some limited period of time subsequent to the historical test year. This allows the utility to take account of some more current costs or capital investments in the rate-setting process. Examples of these states include New Mexico, Texas, Missouri, Iowa, Virginia, Maryland, West Virginia, New Jersey and Arizona.

Also, some of the states in which we operate permit pass-through provisions that allow for an increase in certain operating costs, such as purchased power and property taxes to be passed on to and recovered from customers outside of a general rate case proceeding.

Another regulatory mechanism to address issues of regulatory lag includes the potential ability, in certain circumstances, to recover in rates a return on utility plant before it is actually in service, instead of capitalizing an allowance for funds used during construction. Examples of states that have allowed such recovery include Texas, Pennsylvania, Ohio, Kentucky, Virginia, Illinois and California.

In addition, some states have permitted us to seek pre-approval of certain capital projects and associated costs. In this pre-approval process, the PUCs assess the prudency of such projects.

The ability of the Company to seek regulatory treatment as described above does not guarantee that the state PUCs will accept the Company’s proposal in the context of a particular rate case. However, the Company strives to use these and other regulatory policies to address issues of regulatory lag wherever appropriate and to expand their use in areas where they may not currently apply.

Environmental, Health and Safety and Water Quality Regulation

Our water and wastewater operations are subject to extensive United States federal, state and local and, in the case of our Canadian operations, Canadian laws and regulations governing the protection of the environment, health and safety, the quality of the water we deliver to our customers, water allocation rights and the manner in which we collect, treat, discharge and dispose of wastewater. We are also subject to certain regulations regarding fire protection services in the areas we serve. These regulations include the Safe Drinking Water Act, the Clean Water Act and other federal, state, local and Canadian laws and regulations governing the provision of water and wastewater services, particularly with respect to the quality of water we distribute. We also are subject to various federal, state, local and Canadian laws and regulations governing the storage of hazardous materials, the management and disposal of hazardous and solid wastes, discharges to air and water, the cleanup of contaminated sites, dam safety and other matters relating to the protection of the environment, health and safety. State PUCs also set conditions and standards for the water and wastewater services we deliver.

We maintain a comprehensive environmental policy including responsible business practices, compliance with environmental laws and regulations, effective use of natural resources, and stewardship of biodiversity. We believe that our operations are in material compliance with, and in many cases surpass, minimum standards required by applicable environmental laws and regulations. Water samples across our water system are analyzed on a regular basis in material compliance with regulatory requirements. Across the Company, we conduct nearly one million water quality tests each year at our laboratory facilities in addition to continuous on-line instrumentations such as monitoring turbidity levels, disinfectant residuals and adjustments to chemical treatment based on changes in incoming water. For 2008, we achieved greater than a 99.9% compliance rate for meeting state and federal drinking water standards and 99.2% for compliance with wastewater requirements.

We participate in the Partnership for Safe Water, the United States EPA’s voluntary program to meet more stringent goals for reducing microbes. Currently, 70 of our facilities have received the program’s “Director” award and 65 have maintained it for more than five years.

For fiscal year 2008, our aggregate capital expenditures for environmental, health and safety and water quality regulatory compliance were approximately $150.0 million, and we currently expect to spend similar amounts for such matters in fiscal year 2009.

Safe Drinking Water Act

The Federal Safe Drinking Water Act and regulations promulgated thereunder establish national quality standards for drinking water. The EPA has issued rules governing the levels of numerous naturally occurring and man-made chemical and microbial contaminants and radionuclides allowable in drinking water and continues to propose new rules. These rules also prescribe testing requirements for detecting contaminants, the treatment systems which may be used for removing contaminants and other requirements. Federal and state water quality requirements have become increasingly more stringent, including increased water testing requirements, to reflect public health concerns.

For example, in 2001, the EPA decreased permissible arsenic levels in drinking water and required compliance by water systems by January 2006. In 2003, a new EPA rule governing non-radon radionuclides became effective, regulating uranium in drinking water for the first time and requiring initial monitoring under state programs by the end of 2007. We believe that we are in material compliance with both these rules.

In order to remove or inactivate microbial organisms, the EPA has promulgated various rules to improve the disinfection and filtration of drinking water and to reduce consumers’ exposure to disinfectants and byproducts of the disinfection process. In January 2006, the EPA promulgated the Long-term 2 Enhanced Surface Water Treatment Rule and the Stage 2 Disinfectants and Disinfection Byproduct Rule. In October 2006, the EPA finalized the Ground Water Rule, applicable to water systems providing water from underground sources. In 2006, the EPA also proposed revisions to the monitoring and reporting requirements of the existing Lead and Copper Rule.

Although it is difficult to project the ultimate costs of complying with the above or other pending or future requirements, we do not expect current requirements under the Safe Drinking Water Act to have a material impact on our operations or financial condition. In addition, capital expenditures and operating costs to comply with environmental mandates traditionally have been recognized by state public utility commissions as appropriate for inclusion in establishing rates. As a result, we expect to fully recover the operating and capital costs resulting from these pending or future requirements.

Clean Water Act

The Federal Clean Water Act regulates discharges from drinking water and wastewater treatment facilities into lakes, rivers, streams and groundwater. In addition to requirements applicable to our sewer collection systems, our operations require discharge permits under the National Pollutant Discharge Elimination System, or NPDES, permit program established under the Clean Water Act. Pursuant to the NPDES program, the EPA or implementing states set maximum discharge limits for wastewater effluents and overflows from wastewater collection systems. We believe that we maintain the necessary permits and approvals for the discharges from our water and wastewater facilities. From time to time, discharge violations occur at our facilities, some of which result in fines. We do not expect any such violations or fines to have a material impact on our results of operations or financial condition.

Other Environmental, Health and Safety and Water Quality Matters

Our operations also involve the use, storage and disposal of hazardous substances and wastes. For example, our water and wastewater treatment facilities store and use chlorine and other chemicals and generate wastes that require proper handling and disposal under applicable environmental requirements. We also could incur remedial costs in connection with any contamination relating to our operations or facilities or our off-site disposal of wastes. Although we are not aware of any material cleanup or decontamination obligations, the discovery of contamination or the imposition of such obligations in the future could result in additional costs. Our facilities and operations also are subject to requirements under the United States Occupational Safety and Health Act and are subject to inspections thereunder. For further information, see “—Research and Development.”

Certain of our subsidiaries are involved in pending legal proceedings relating to environmental matters. These proceedings are described further in the section entitled “Item 3—Legal Proceedings” in our most recent Annual Report on Form 10-K.

Growth

In the course of pursuing our growth strategy, we periodically acquire water and wastewater utilities by making acquisitions in our existing markets and certain markets in the United States where we do not currently operate our Regulated Businesses. We have executed a number of larger acquisitions in the past 10 years. In 1996, our regulated subsidiary, PAWC, acquired the regulated water utility operations of Pennsylvania Gas and Water Company, a subsidiary of Pennsylvania Enterprises Inc., for approximately $409.4 million. In 1999, we acquired the privately held National Enterprises Inc., in a transaction valued at $700.0 million. In 2002, we acquired the water and wastewater facilities in six states from Citizens Communications Company for an aggregate purchase price of $979.8 million. We also acquire water and wastewater utilities through tuck-ins. The proximity of tuck-in opportunities to our regulated footprint allows us to integrate and manage the acquired systems and operations using our existing management and to achieve efficiencies. Historically, pursuing tuck-ins has been a fundamental part of our growth strategy. We intend to continue to grow our regulated footprint through tuck-in acquisitions of small water and/or wastewater systems. Tuck-ins allow us to integrate systems, operations and management and achieve efficiencies. We intend to continue to expand our regulated footprint geographically by acquiring water and wastewater systems in our existing markets and, if appropriate, certain markets in the United States where we do not currently operate our Regulated Businesses.

The chart below sets forth our historical tuck-ins for 1996 through December 2008. In addition to the 10 acquisitions completed in 2008, there are another three transactions that were signed in 2008 and are expected to be completed in 2009, the largest of which is the Trenton acquisition.

While our business mix will continue to focus predominantly on regulated activities, we are pursuing opportunities in non-regulated businesses that are complementary to our Regulated Businesses and our capabilities. We plan to focus on our public/private partnerships, including O&M and military contracts and services. We intend to capitalize on our O&M expertise as well as our existing municipal and government relationships to identify and bid for new ventures that have attractive risk and return characteristics. We also intend to continue to expand our non-regulated Homeowner Services business, which provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes, in areas within and beyond our existing regulated footprint.

Competition and Condemnation

In our Regulated Businesses, we generally do not face direct or indirect competition in providing services in our existing markets because (i) we operate within those markets pursuant to certificates of public convenience and necessity (or similar authorizations) issued by state PUCs and (ii) the high cost of constructing a new water and wastewater system in an existing market creates a barrier to market entry. Our Regulated Businesses do face competition from governmental agencies, other investor-owned utilities and strategic buyers in connection with entering new markets and making strategic acquisitions. Consolidation is changing the competitive landscape as small local utilities struggle to meet their capital spending requirements and look to partner with investor-owned utilities. We also face competition in offering services to new real estate developers, where we compete with others on the basis of the financial terms we offer for our services, the availability of water and our ability to commence providing services on a timely basis. Our largest investor-owned competitors, based on a comparison of operating revenues and population served, are Aqua America Inc., United Water (owned by Suez Environment Company S.A.), American States Water Co. and California Water Services Group.

The certificates of public convenience and necessity (or similar authorizations) pursuant to which we operate our Regulated Businesses do not prevent municipalities from competing with us to provide water and wastewater utility services. Further, the potential exists that portions of our subsidiaries’ utility assets could be acquired by municipalities or other local government entities through one or more of the following methods:

•	eminent domain (also known as condemnation);

•	the right of purchase given or reserved by a municipality or political subdivision when the original certificate was granted; and

•	the right of purchase given or reserved under the law of the state in which the utility subsidiary was incorporated or from which it received its certificate.

The sale price for such a transaction initiated by a local government may be determined consistent with applicable eminent domain law, or the price may be negotiated or fixed by appraisers as prescribed by the law of the state or in the particular franchise or charter. We believe our operating subsidiaries would be entitled to fair market value for any assets required to be sold, and we are of the opinion that fair market value would be in excess of the book value for such assets.

We are periodically subject to condemnation proceedings in the ordinary course of business. On September 5, 2008, California American Water sold the assets of our Felton, California water system, which served approximately 1,330 customers, to the San Lorenzo Valley Water District. The most recent prior sale of our water and wastewater systems under threat of condemnation occurred in 2003. We actively monitor condemnation activities that may affect us as soon as we become aware of them. We do not believe that condemnation poses a material threat to our ability to operate our Regulated Businesses.

Our Non-Regulated Businesses

In addition to our Regulated Businesses, we operate the following Non-Regulated Businesses, which generated $272.2 million of operating revenue in 2008 representing 11.6% of total operating revenue for the same periods. No single group within our Non-Regulated Businesses generates in excess of 10% of our aggregate revenue.

Contract Operations Group

Our Contract Operations Group enters into public/private partnerships, including O&M and DBO contracts for the provision of services to water and wastewater facilities for municipalities, the United States military and other customers. We typically make no capital investment under our contracts with municipalities and other customers, instead performing our services for a fee. We may make limited capital investments under our contracts with the United States military. Our Contract Operations Group generated revenue of $170.1 million in 2008, representing 62.5% of revenue for our Non-Regulated Businesses.

We are currently party to more than 49 contracts across the United States and Canada, with contracts ranging in term from three to 50 years. The services provided under our O&M contracts vary in size and scope. For instance, 44 of our O&M contracts are operational in nature with repair and replace elements but not DBOs. Annual operating revenue from the O&M contracts varies from $0.3 million to $8.2 million per contract. In addition, we are an active participant in the United States Department of Defense’s Utility Privatization Program, or UPP. The Department of Defense has awarded us seven 50-year contracts for the operation and maintenance of the water and wastewater systems since 2003, and we have one 3-year sub-contract with a municipality, acting as primary contractor with the Department of Defense, for similar services on an interim basis until construction of new connections to an existing municipal facility is completed. Remaining lifetime revenue under all these O&M contracts total approximately $2,288.8 million as of December 31, 2008. All of the contracts with the U.S. government may be terminated, in whole or in part, prior to the end of the 50-year term for convenience of the U.S. government or as a result of default or non-performance by the subsidiary performing the contract. In either event, we are entitled to recover the remaining amount of our capital investment pursuant to the terms of a termination settlement with the U.S. government at the time of termination as provided in each of the contracts. The contract price for each of these contracts is subject to redetermination two years after commencement of operations and every three years thereafter. Price redetermination is a contract mechanism to periodically adjust the service fee in the next period to reflect changes in contract obligations and anticipated market conditions.

In general, the Contract Operations Group is engaged in providing these services to systems with over 3,000 customers (and in many cases far larger) as distinguished from the O&M services provided by our Applied Water Management Group usually to systems with less than 3,000 customers. However, there is some overlap in size of systems served due to geographic and operational considerations.

Applied Water Management Group

Our Applied Water Management Group works with customers to design, build and operate smaller-scale water and wastewater treatment plants (typically serving up to 3,000 customers). Our typical customers are real estate developers, industrial companies and new or expanding communities. We specialize in providing reliable, advanced and eco-friendly water and wastewater solutions to suit each customer’s water needs. Our Applied Water Management Group generated revenue of $23.8 million in 2008, representing 8.7% of revenue for our Non-Regulated Businesses.

The Applied Water Management Group currently serves our customer base primarily in the Northeastern United States and was responsible for the design, construction and operation of advanced wastewater treatment recycling systems for sites as varied as residential buildings in Battery Park City in New York City and Gillette Stadium in Foxborough, Massachusetts. Approximately 38% of the Applied Water Management Group’s business involves operating and maintaining smaller-scale water and wastewater plants, made up of a mixture of facilities that we designed and built, and some which we only operate.

Homeowner Services Group

Our Homeowner Services Group provides services to domestic homeowners to protect against the cost of repairing broken or leaking pipes inside and outside their homes. We initially offered these services within territories covered by our regulated subsidiaries, but are expanding to enable other utilities outside our territories to offer the services to their customers. In the marketing of these services, we focus on educating homeowners about their service line ownership responsibility and providing convenient and cost effective solutions to internal and external water line and sewer line repairs. Our Homeowner Services Group generated revenue of $47.5 million in 2008, representing 17.5% of revenue for our Non-Regulated Businesses.

Our Service Line Protection Programs offer customers various service contracts for a monthly fee that cover repair of water line leaks and breaks, sewer line clogs and blockages and emergency in-home plumbing problems. In the event of a problem, customers contact our national call center and we dispatch local contractors to the customer’s home to undertake the necessary repairs.

Our Homeowners Services Group currently has approximately 710,000 customer contracts in 16 of the states where we operate our Regulated Businesses. We intend to expand our service offering to the remaining key states in which we operate our Regulated Businesses as well as other viable territories.

Building on the success of its Service Line Protection Programs, our Homeowner Services Group recently introduced LineSaver™, an exclusive program for municipalities and public water systems that is available across the country. The LineSaver™ program involves partnering with municipalities to offer our protection programs to homeowners serviced by the municipal system while providing an income opportunity to the municipality or public water system. We entered into our first Line Saver™ Program partnership with the city of Trenton, New Jersey and are currently discussing partnerships with municipalities across the nation.

Other Non-Regulated Businesses

Our Non-Regulated Businesses also include (i) our Carbon Services Group, which provides granular activated carbon for water purification to our Regulated Businesses as well as certain outside customers and (ii) our Residuals Group, Terratec, which provides environmentally sustainable management and disposal of biosolids and wastewater by-products. Our United States-based Residuals Group was divested effective June 29, 2007. These other Non-Regulated Businesses generated revenue of $30.8 million in 2008 in the aggregate, representing 11.3% of revenue for our Non-Regulated Businesses.

Competition

We face competition in our Non-Regulated Businesses from a number of service providers, including Veolia, American States, OMI and Southwest Water, particularly in the area of O&M contracting. Securing new O&M contracts is highly competitive, as these contracts are awarded based on a combination of customer relationships, service levels, competitive pricing, references and technical expertise. We also face competition in maintaining existing O&M contracts to which we are a party, as these frequently come up for renegotiation and are subject to an open bidding process.

Research and Development

We established a formal research and development program in 1981 with the goal of improving water quality and operational effectiveness in all areas of our businesses. Our research and development personnel are located at two of our facilities: the regional center in Voorhees, New Jersey and our research laboratory in Delran, New Jersey. In addition, our quality control and testing laboratory in Belleville, Illinois supports research through sophisticated testing and analysis. Since its inception, our research and development program has evolved to become a leading water-related research program, achieving advancements in the science of drinking water, including sophisticated water testing procedures and desalination technologies.

Since the formation of the EPA in 1970, we have collaborated with the agency to achieve effective environmental, health and safety and water quality regulation. This relationship has developed to include sharing of our research and national water quality monitoring data in addition to our treatment and distribution system optimization research. Our engagement with the EPA has helped us to achieve a leadership position for our company within the water and wastewater industry and has provided us with early insight into emerging regulatory issues and initiatives, thereby allowing us to anticipate and to accommodate our future compliance requirements.

In 2008, we spent $2.5 million on research and development, which represents an increase of 25% over the $2.0 million spent in 2007. Approximately one-third of our research budget is comprised of competitively awarded outside research grants. Such grants reduce the cost of research and allow collaboration with leading national and international researchers.

We believe that continued research and development activities are critical to maintaining our leadership position in the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers.

Support Services

Our American Water Works Service Company subsidiary provides centrally administered professional services to our Regulated Businesses under the terms of contracts with these companies that have been approved by state PUCs, where necessary. These services, which are provided at cost, may include accounting, administration, business development, communications, corporate secretarial, engineering, financial, health and safety, human resources, information systems, legal, operations, procurement, rates, security, risk management, water quality and research and development. Similar services may be provided to our Non-Regulated Businesses. These arrangements afford our affiliated companies professional and technical talent on an economical and timely basis.

We operate two national customer service centers, with personnel located in Alton, Illinois and Pensacola, Florida. These centers employ approximately 700 people in total and process telephone calls from customers across all of our service areas.

Community Relations

Corporate responsibility is a critical part of how we do business at American Water. From our community involvement to the steps we have taken to reduce our environmental footprint, we believe that we have the opportunity to drive our business from a broader perspective, one that inspires and wins customer, community, employee and shareholder loyalty and support through responsible business practices.

Corporate responsibility encompasses four main areas at American Water, including Environmental Responsibility, Economic Health, Social Well-Being and Governance. Together, these focus areas are designed to create shareholder value in a number of ways including, attracting and retaining talent, avoiding operational and reputational risk and identifying new opportunities that respond to sustainable solutions.

Communication activities for our Regulated Businesses are designed to ensure that our customers, regulators, elected and appointed officials, as well as, community leaders are fully informed about water and wastewater-related issues affecting their communities. We focus on developing effective relationships and have in place experienced staff members in the areas of community relations, government relations, media relations and marketing. We believe that an informed customer is more likely to be a satisfied customer.

Our primary focus for our Regulated Businesses is on consumer education. We target our communications to ensure that all of our audiences are well informed and up-to-date on water and wastewater-related issues through community outreach meetings, bill inserts to our customers, newspaper articles on timely topics, paid advertisements on important issues, annual water quality reports or one-on-one meetings to update key community and government leaders. We continually provide information on topics such as the need for infrastructure investments that we are making within a community, the impact on rates and services, water supply needs, water conservation requirements, as well as information on water quality. We believe that educating our customers about these topics leads to greater understanding of the service issues that we face and results in a higher level of customer satisfaction. For instance, we believe that our customers are less likely to react negatively to a rate increase if they have been informed that the rate increase is necessitated by an infrastructure investment necessary to continue to provide high quality water service. We also believe that our customers are less likely to have a negative reaction to water use restrictions if they understand the reasons behind the restrictions and that all customers are being impacted by the same inconveniences.

Communications activities for our Non-Regulated Businesses focus on identifying prospective market opportunities for growth and expansion and educating target markets on the value we can bring to solving specific water supply, water quality or other water and wastewater-related issues. Our experienced business development team reinforces the expertise, experience and capabilities we can provide to communities or developers through industry trade shows, public speaking opportunities, industry conferences and paid advertising, public-private partnerships or contract relationships, which may include DBO projects for customers or providing experienced O&M services for various sized water and wastewater-related projects.

Employee Matters

Currently we employ approximately 7,300 full-time employees. Of these, approximately 3,700, or approximately 51%, are represented by unions. We have 76 collective bargaining agreements in place with the 20 different unions representing our unionized employees. Approximately one-fourth of our local union contracts expire annually. We maintain good relations with our unionized workforce and have no significant history of strikes or labor stoppages.

Training

We place emphasis on the selection of well-qualified employees and seek to provide the best and most up-to-date training to ensure that our water and wastewater operations function efficiently and safely. We provide internal training programs designed to meet the standards demanded by the regulatory authorities in the states where we operate our regulated business.

Security

Due to terrorist and other risks, we have heightened security at our facilities over the past several years and have taken added precautions to protect our employees and the water delivered to our customers. We have a security programs department that provides oversight and governance of physical and information security throughout our operations and is responsible for designing, implementing, monitoring and supporting active and effective physical and information security controls.

In 2002, federal legislation was enacted that resulted in new regulations concerning security of water facilities, including those that required companies to submit vulnerability assessment studies to the federal government. We have complied with EPA regulations concerning vulnerability assessments and have made filings to the EPA as required. Vulnerability assessments are conducted regularly to evaluate the effectiveness of existing security controls and serve as the basis for further capital investment in security for the facility. Information security controls are deployed or integrated to prevent unauthorized access to company information systems, assure the continuity of business processes dependent upon automation, ensure the integrity of our data and support regulatory and legislative compliance requirements. In addition, communication plans have been developed as a component of our procedures. While we do not make public comments on the details of our security programs, we have been in contact with federal, state and local law enforcement agencies to coordinate and improve the security of our water delivery systems and to safeguard our water supply.

SELLING STOCKHOLDER

American Water is currently an indirect majority-owned subsidiary of RWE Aktiengesellschaft, which we refer to as RWE, a stock corporation incorporated in the Federal Republic of Germany whose shares are publicly listed on the Frankfurt and Düsseldorf stock exchanges and other German stock exchanges as well as on the Zurich stock exchange. RWE is one of Europe’s leading electricity and gas companies and supplies 20 million customers with electricity and 10 million customers with gas in Germany, the United Kingdom and Central and Eastern Europe. The selling stockholder is RWE Aqua Holdings GmbH, a limited liability company organized under the laws of the Federal Republic of Germany and a direct wholly-owned subsidiary of RWE. The table below sets forth the name of the selling stockholder, its beneficial ownership prior to and after the completion of this offering and the number of shares of our common stock that the selling stockholder will sell in this offering using this prospectus supplement.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering
	Shares	Percent(1)		Shares	Percent(1)
RWE Aqua Holdings GmbH	96,736,779	60.5%	11,500,000	85,236,779	48.8%

(1)	Based on 160,031,166 shares of our common stock outstanding as of May 4, 2009.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares or the availability of shares will have on the market price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sales of Restricted Securities

Upon the closing of this offering, we will have outstanding approximately 174.5 million shares of common stock. As of March 31, 2009, we had no shares of common stock held in treasury. All of the shares of our common stock sold in this offering will be freely tradeable without restriction under the Securities Act, except for any shares that may be acquired or held by an affiliate of us, as the term “affiliate” is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholder. All remaining shares will be “restricted securities” as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

The shares of common stock sold by us and RWE in this offering will be freely transferable without restriction or further registration under the Securities Act. The approximately 85.2 million shares of common stock owned by RWE after the completion of this offering will be restricted securities within the meaning of Rule 144 under the Securities Act but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 and the lock-up provisions described below. RWE has registration rights with respect to the common stock that they will retain following this offering and, subject to the lock-up provisions described in this prospectus, intends to fully divest its remaining ownership of American Water as soon as reasonably practicable, subject to market conditions.

Rule 144

Generally, Rule 144 provides that an affiliate who has beneficially owned “restricted” shares for at least six months will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will equal approximately 1.7 million shares of common stock immediately after this offering; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding the filing of notice with respect to such sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and the availability of current public information about our company.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefits plans, sales under Rule 144 of the shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

Lock-Up Arrangements

In connection with this offering, we, each of our executive officers and directors and the selling stockholder have entered into lock-up agreements described under “Underwriting” that restrict the sale of shares of our common stock and securities convertible into or exchangeable or exercisable for common stock for up to 90 days after the date of this prospectus, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Following the expiration of the lock-up period, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Registration Rights Agreement

Following the expiration of the lock-up period, the selling stockholder will have the right, subject to certain conditions, to require us to register the sale of their remaining shares of our common stock under federal securities laws. By exercising their registration rights, and selling a large number of shares, the selling stockholder could cause the prevailing market price of our common stock to decline.

2007 Omnibus Equity Compensation Plan Awards

In connection with our 2007 Omnibus Equity Compensation Plan, 15.5 million shares of our common stock have been reserved, and 433,178 restricted stock units, 83,655 restricted stock awards and 2,804,936 options have been granted under this plan.

Nonqualified Employee Stock Purchase Plan

We have established an employee stock purchase plan, for which we reserved 2 million shares of our common stock to be issued and sold thereunder, subject to adjustments. To date we have granted 70,401 shares, leaving 1,929,599 shares in reserve.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. STOCKHOLDERS

This is a general summary of material United States Federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock. It applies to you only if you purchase your common stock in this offering, you will hold the common stock as a capital asset and you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of shares other than:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States Federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States Federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a United States person.

This summary does not address all of the United States Federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” a company that accumulates earnings to avoid United States Federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, financial asset securitization investment trust, person who holds common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or former United States citizen or resident). This summary does not discuss any aspect of United States Federal alternative minimum tax, state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service, which we refer to as the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

If a partnership (or other entity taxable as a partnership for United States Federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for United States Federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate. A distribution will constitute a dividend for United States Federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain. Because of our status as a U.S. real property holding company as described below in “Sale or Other Disposition of Common Stock,” we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and you are not liable for tax on the receipt of that distribution. However, you may seek a refund of these amounts from the IRS if your United States tax liability with respect to the distribution is less than the amount withheld.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States Federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Common Stock

You generally will not be subject to United States Federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•

we were are or have been a “United States real property holding corporation” for United States Federal income tax purposes (which we believe we likely are and are likely to continue to be ) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of common stock, more than 5% of our common stock. If you are described in this bullet point, your gain will be taxed as if it were gain that is effectively connected with your conduct of a trade or business within the United States. Accordingly, you should consult your tax advisor if you are a non-U.S. holder and hold or contemplate acquiring more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States (or so treated) generally will be subject to United States Federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax (described above) also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding on dividends you receive on your shares of common stock if you provide proper certification of your status as a non-United States person (for example, by providing a properly executed IRS Form W-8BEN) or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification to the broker of your status as a non-United States person (for example, by providing a properly executed IRS Form W-8BEN) or you are an exempt recipient. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-United States person and certain other conditions are met or you are an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you or credited against your United States Federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States Federal estate tax purposes and therefore may be subject to United States Federal estate tax unless an applicable treaty provides otherwise.

UNDERWRITING

The Company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers and representatives of the underwriters.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Janney Montgomery Scott LLC
Brean Murray, Carret & Co., LLC
Boenning & Scattergood, Inc.
Blaylock Robert Van, LLC
SG Americas Securities, LLC

Total	26,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the overallotment option described below, unless and until this overallotment option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,900,000 shares from the selling stockholder to cover any overallotments. They may exercise that overallotment option for 30 days. If any shares are purchased pursuant to this overallotment option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder and us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Selling Stockholder	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by Us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the offering price. If all the shares are not sold at the offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its officers and directors and the selling stockholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent the representatives. This agreement does not apply to the Company’s issuance of securities pursuant to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

•	Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier,

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à I’épargne).

The shares may be resold, directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, which we refer to as the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, which we refer to as the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, which we refer to as the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and accompanying prospectus as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock offered by this prospectus supplement and accompanying prospectus will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to these shares of common stock, including, but not limited to, this prospectus supplement and accompanying prospectus, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of common stock offered by this prospectus supplement and accompanying prospectus are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase these shares of common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This prospectus supplement and accompanying prospectus as well as any other material relating to the shares of common stock offered by this prospectus supplement and accompanying prospectus is personal and confidential and do not constitute an offer to any other person. This prospectus supplement and accompanying prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This prospectus supplement and accompanying prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of these shares of common stock offered should conduct their own due diligence on these shares of common stock. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial adviser.

The Company estimates that its share of the total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $              million. RWE estimates that its share of the total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $             million. The underwriters have agreed to reimburse the Company and RWE approximately $              in the aggregate for these expenses in connection with this offering.

The Company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for the Company and RWE, for which they received or will receive customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. acted as joint book-running managers of AWCC’s offering of $1,500 million of new senior notes. Affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are participating lenders and an affiliate of Citigroup Global Markets Inc. is a co-lead arranger and lender, in each case, under AWCC’s $840.0 million unsecured revolving credit facility. Affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are lenders, and an affiliate of Citigroup Global Markets Inc. is a co-lead manager and lender, in each case, under RWE’s Euro 4,000 million facilities agreement. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is an arranger and a dealer and an affiliate of Citigroup Global Markets Inc. is a dealer, in each case, under RWE’s Euro 20,000 million debt issuance program. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a dealer in AWCC’s commercial paper program and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as the Company’s 401(k) plan administrator. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. were joint book-runners for our initial public offering.

Because affiliates of some of the underwriters are lenders under certain of our credit facilities and other debt agreements with the Company and RWE, and may receive more than 10% of the net proceeds of this offering when we repay indebtedness under AWCC’s $840.0 million unsecured revolving credit facility, the offering will be conducted in accordance with FINRA Rule 5110(h) and NASD Rule 2720.

RWE may be deemed to be a statutory underwriter under the Securities Act.

A prospectus in electronic format may be made available by one or more of the underwriters on a website maintained by a third-party vendor or by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders. Other than the prospectus in electronic format, the information on such website is not part of the prospectus.

VALIDITY OF THE COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY

“authorized area” refers to a geographic area in which we provide water and wastewater services pursuant to a certificate of public convenience and necessity (or similar authorizations).

“certificate of public convenience and necessity” refers to a certificate issued by a state PUC granting an exclusive right with respect to investor-owned utilities to provide service within a designated service area, and which provides limited protection from competition within that area from other investor-owned utilities.

“customer” typically means a connection to our water or wastewater networks; as in the case of apartment complexes, businesses and many homes, multiple individuals may be served by a single connection.

“DBO” refers to services provided pursuant to a contract to design, build and operate a water or wastewater system.

“forward-looking test year” is a device employed by state PUCs that takes account of current or projected costs or current or projected invested capital and other “known and measurable changes” in our business, in the rate setting process, as opposed to relying strictly on historical data.

“infrastructure surcharge” is a device employed by a state PUC that allows for adjustment of our basic rates and charges for specified portions of capital expenditures, generally related to replacement of aging infrastructure, outside the context of a general rate proceeding.

“O&M” refers to services provided pursuant to a contract to operate and maintain a water or wastewater system.

“population” means the estimated number of people served by our water and wastewater services; see “Industry and Market Data” for the methodology we employ to estimate population served.

“rate case” means the process to obtain approval for a change in rates that involves filing a petition with a state PUC on a periodic basis as determined by our capital expenditures needs and our operating costs.

“single tariff” is a policy employed by a state PUC pursuant to which all customers in a state or a region within a state are charged utilizing a single rate structure, regardless of which individual water and/or wastewater system serves them.

“state PUC” means a state commission or other entity engaged in economic regulation of public utilities.

“test year” is a device employed by a state PUC to determine costs and revenues for regulated utilities for the purposes of setting rates.

“tuck-in” means an acquisition of a small water and/or wastewater system, typically serving fewer than 10,000 customers, in close geographic proximity to locations where we operate our Regulated Businesses.

American Water Works Company, Inc.

Common Stock

Preferred Stock

Support Agreement

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Subscription Rights

Warrants

American Water Capital Corp.

Debt Securities

The securities covered by this prospectus may be sold by American Water Works Company, Inc., from time to time, independently or together with American Water Capital Corp., a wholly-owned subsidiary of American Water Works Company, Inc. Any debt securities issued by American Water Capital Corp. will have the benefit of a support agreement from American Water Works Company, Inc. In addition, selling security holders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. We may, and any selling security holder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. We may, and any selling security holder may, offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holders.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

American Water Works Company, Inc. common stock is listed on the New  York Stock Exchange under the symbol “AWK.”

Investing in these securities involves certain risks. See “Risk Factors” on page 2 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be offered and sold to or through underwriters, dealers, agents or other third parties as designated from time to time, or directly to one or more other purchasers or through a combination of such methods on a continuous or delayed basis. See “Plan of Distribution” on page 31. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is May 1, 2009.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date and any information we have incorporated by reference is only accurate as of the date of the document incorporated by reference.

Our regulated subsidiaries are subject to economic regulation by state Public Utility Commissions, which we refer to as state PUCs, in Arizona, California, Hawaii, Illinois, Indiana, Iowa, Kentucky, Maryland, Missouri, New Jersey, New Mexico, New York, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia. Some of these states have enacted laws that require regulatory approval for the acquisition of “control” of any regulated utility. In those states, obtaining “control” of the parent or any other company that controls a regulated utility also requires prior regulatory approval. The threshold for a change in control is a fact-specific inquiry that varies by state. For example, in some states, a presumption of control will arise when an acquiring party acquires more than 9.9% of the voting securities of the regulated utility or the controlling entity. In addition to ownership, other states may analyze the degree of influence or control an acquiror may exert over the company. Any person acquiring American Water’s common stock in an offering or in any other purchase of American Water’s common stock in a quantity sufficient to trigger a change in control under state law would need the prior approval of the applicable state Public Utility Commission.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that American Water and AWCC filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we, or certain of our security holders, may sell the securities described in this prospectus in one or more offerings from time to time. Each time we, or, under certain circumstances, our security holders, sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information referred to below under “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

All references in this prospectus to “we,” “our” and “us” refer to American Water Works Company, Inc. and its consolidated subsidiaries unless the context otherwise requires. The term “American Water” refers to American Water Works Company, Inc. The term “AWCC” refers to American Water Capital Corp.

References to “securities” include any security that we or our security holders might sell under this prospectus or any prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Pursuant to this registration statement, American Water and AWCC may offer, issue and sell securities as set forth on the cover page of this prospectus. Because American Water is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” we may add to and offer additional securities, including securities held by security holders, by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

AMERICAN WATER WORKS COMPANY, INC.

Founded in 1886, we are the largest investor-owned United States water and wastewater utility company, as measured both by operating revenue and population served. Our approximately 7,300 employees provide approximately 15 million people with drinking water, wastewater and other water-related services in 32 states and Ontario, Canada.

Our primary business involves the ownership of regulated water and wastewater utilities that provide water and wastewater services to residential, commercial and industrial customers, treating and delivering over one billion gallons of water per day. Our subsidiaries that provide these services are generally subject to economic regulation by state PUCs, in the states in which they operate.

We also provide services that are not subject to economic regulation by state PUCs. Our Non-Regulated Businesses include our Contract Operations Group, our Applied Water Management Group and our Homeowner Services Group.

AMERICAN WATER CAPITAL CORP.

AWCC is a wholly-owned finance subsidiary of American Water. AWCC’s activities are limited to borrowing funds through the issuance of debt securities or through credit agreements with institutional lenders and lending those funds under loan agreements to our operating subsidiaries.

RISK FACTORS

An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•

the risks described in our Annual Report on Form 10-K for our most recent fiscal year and in any Quarterly Report on Form 10-Q which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus; and

•

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and documents incorporated by reference in this prospectus may contain forward-looking statements. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “forecast,” “outlook,” “future,” “potential,” “continue,” “may,” “can,” “should” and “could” and similar expressions. Forward-looking statements may relate to, among other things, our future financial performance, our growth strategies, our ability to repay debt, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Forward-looking statements are predictions based on our current expectations and assumptions regarding future events. They are not guarantees of any outcomes, financial results or levels of performance, and you are cautioned not to place undue reliance upon them. These forward-looking statements are subject to a number of risks and uncertainties, and new risks and uncertainties of which we are not currently aware or which we do not currently perceive may arise in the future from time to time. Should any of these risks or uncertainties materialize, or should any of our expectations or assumptions prove incorrect, then our results may vary materially from those discussed in the forward-looking statements herein. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to, the following factors:

•	weather conditions, patterns or events, including drought or abnormally high rainfall;

•	changes in general economic, business and financial market conditions;

•	fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements;

•	changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies;

•	the decisions of governmental and regulatory bodies, including decisions to raise or lower rates;

•	the timeliness of regulatory commissions’ actions concerning rates;

•	migration into or out of our service territories;

•	our ability to obtain permits for expansion projects;

•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;

•	the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations;

•	our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business;

•	our ability to manage the expansion of our business;

•	our ability to control operating expenses and to achieve efficiencies in our operations;

•	access to sufficient capital on satisfactory terms;

•	fluctuations in interest rates;

•	restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends;

•	changes in our credit rating;

•	changes in capital requirements;

•	the incurrence of impairment charges;

•	difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions;

•	ability to retain and attract qualified employees;

•	cost overruns relating to improvements or the expansion of our operations; and

•	civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

The risks and uncertainties referenced above are not intended to be exhaustive. Our most recent Annual Report on Form 10-K, including the information in Item 1A, “Risk Factors,” and other documents filed with the SEC contain both expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements contained in or incorporated by reference in this prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders who may be named in a prospectus supplement. Because American Water is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and any other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, infrastructure improvements and other capital expenditures, acquisitions, the repayment of indebtedness and repurchase of common stock. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder who may be named in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

American Water’s and AWCC’s ratios of earnings to fixed charges for each of the periods indicated are as follows:

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, which we refer to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC. In addition, we had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

The ratio of earnings to fixed charges was less than 1.00x for the periods indicated in the table below.

	Year ended December 31,
	2004	2005	2006	2007	2008
American Water Works Company, Inc.
Ratio of Earnings to Fixed Charges(1)	1.38	—	—	—	—

American Water Capital Corp.
Ratio of Earnings to Fixed Charges	1.00	1.00	1.00	1.00	1.00

(1)	For the years ended December 31, 2005, 2006, 2007 and 2008, earnings were insufficient to cover fixed charges and there were deficiencies of $224.3 million, $109.1 million, $255.7 million and $450.8 million, respectively.

DESCRIPTION OF CAPITAL STOCK

The following description of American Water’s common stock and preferred stock will apply generally to any future common stock or preferred stock that American Water may offer, but is not complete. We will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. The terms of these securities also may be affected by the General Corporation Law of the State of Delaware, which we refer to below as the DGCL. For more information regarding the common stock and preferred stock that may be offered by this prospectus, please refer to American Water’s restated certificate of incorporation, which we refer to below as American Water’s “certificate of incorporation,” and American Water’s amended and restated bylaws, which we refer to below as American Water’s “bylaws.” The certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

American Water’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock.

Common Stock

Voting Rights

Except as otherwise required by law, all matters to be voted on by American Water’s stockholders must be approved by a majority of the votes cast by all shares of common stock.

Dividends

Holders of common stock will share equally in any dividend declared by American Water’s board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of American Water’s affairs, holders of American Water’s common stock would be entitled, after payment of the liquidation preference to all holders of any outstanding preferred stock, to share ratably in American Water’s assets that are legally available for distribution to stockholders after payment of liabilities. American Water must pay the applicable distribution to any holders of its preferred stock before it may pay distributions to the holders of its common stock.

Other Rights

American Water’s stockholders have no preemptive or other rights to subscribe for additional shares.

Preferred Stock

American Water’s authorized preferred stock consists of 50 million shares of preferred stock, $0.01 par value. No shares of preferred stock are outstanding as of the date of this prospectus.

American Water’s board of directors is authorized to issue preferred stock from time to time in one or more series, without stockholder approval. Subject to the limits imposed by the DGCL, the board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. American Water’s board of directors is also authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by American Water’s stockholders.

American Water’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that affect adversely the voting power or other rights of American Water’s common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control, causing the market price of American Water’s common stock to decline, or impairing the voting and other rights of the holders of American Water’s common stock. You should read both this prospectus and the applicable prospectus supplement together with the additional information referred to below under “Where You Can Find More Information.”

For any series of preferred stock that American Water may issue, American Water’s board of directors will determine and the prospectus supplement relating to such series will describe:

•	The number of shares constituting such series and the distinctive designation of the series;

•

The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

•

Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

•

The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of American Water, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

•	Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by American Water of the shares of the series;

•	The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

•	The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

•

Any other term, condition or provision with respect to the series not inconsistent with the provisions of American Water’s certificate of incorporation or any resolution adopted by the board of directors pursuant thereto.

Certain Anti-Takeover Provisions of American Water’s Certificate of Incorporation and Bylaws and Delaware Law

The following provisions of American Water’s certificate of incorporation and bylaws could deter, delay or prevent a third party from acquiring American Water, even if doing so would benefit American Water’s stockholders.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for American Water’s board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire American Water. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of American Water.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

American Water’s bylaws provide that special meetings of stockholders may be called only upon the request of the majority of American Water’s board of directors, upon request of the Chairman of American Water’s board of directors, upon request of American Water’s President or upon request of stockholders holding at least 15% of American Water’s outstanding common stock. American Water’s bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

American Water’s bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of American Water’s board of directors or a committee of the board of directors. A stockholder who wishes to bring a matter before a meeting must comply with American Water’s advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, or by stockholders. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of American Water.

Stockholder Action by Written Consent

Under Section 228 of the DGCL, unless a company’s certificate of incorporation provides otherwise, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of American Water’s common stock entitled to vote thereon were present and voted. As permitted by Section 228 of the DGCL, American Water’s certificate of incorporation provides otherwise: any action required or permitted to be taken by American Water’s stockholders must be effected at a duly called annual or special meeting of American Water’s stockholders and may not be effected by consent in writing by such stockholders.

Certain Other Provisions of American Water’s Certificate of Incorporation and Bylaws and Delaware Law

Board of Directors

American Water’s certificate of incorporation provides that the number of directors is fixed in the manner provided in American Water’s bylaws. American Water’s bylaws provide that the number of directors will be fixed from time to time by American Water’s board. American Water’s board of directors currently consists of 9 members.

Business Combinations under Delaware Law

American Water is subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

Limitations of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. American Water’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

American Water’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by law. American Water’s bylaws also expressly authorize American Water to carry directors’ and officers’ insurance providing indemnification for American Water’s directors, officers and certain employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in American Water’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit American Water and its stockholders. In addition, your investment may be adversely affected to the extent American Water pays the costs of settlement and damage awards against directors and officers in accordance with these indemnification provisions.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, Inc. serves as the registrar and transfer agent for American Water’s common stock.

New York Stock Exchange Listing

American Water’s common stock is listed on the New York Stock Exchange under the trading symbol “AWK.”

DESCRIPTION OF AWCC DEBT SECURITIES AND AMERICAN WATER

SUPPORT AGREEMENT

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

AWCC may issue debt securities from time to time in one or more series. The debt securities will be general obligations of AWCC. Any debt securities issued by AWCC will have the benefit of a support agreement from American Water. In the event that any series of debt securities will be subordinated to other indebtedness that AWCC has outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures to be entered into between AWCC and one or more trustees to be named in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement filed with the SEC of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, unsecured, general obligations of AWCC and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt AWCC has or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form;

•

may be represented by one or more global securities registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global debt security will be shown on and transfers will be made only through records maintained by the designated depositary and its participants; and

•	will have the benefit of a support agreement, dated June 22, 2000, and amended on July 26, 2000, between AWCC and American Water; which we refer to as the support agreement.

The aggregate principal amount of debt securities that AWCC may authenticate and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

(1) the title of the debt securities of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

(2) the price or prices of the debt securities of the series;

(3) any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series and except for any debt securities which are deemed never to have been authenticated and delivered);

(4) the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest;

(5) the date or dates on which the principal and premium of any debt securities of the series are payable;

(6) the rate or rates (which may be fixed or variable) at which any debt securities of the series shall bear interest (if any), or the method of determining such rate or rates, the date or dates from which any such interest shall accrue, the interest payment dates on which any such interest shall be payable, and the regular record date for any such interest payable on any interest payment date;

(7) the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of AWCC (including without limitation the number of basis points specified for such series for purposes of determining any make-whole amount in respect thereof, and any reference treasury dealers for such series) and, if other than by a board resolution, the manner in which any election by AWCC to redeem the debt securities shall be evidenced;

(8) the obligation, if any, of AWCC to redeem or purchase any debt securities of the series at the option of the holder thereof, or at the option of any other person, and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(9) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, and such other or additional provisions (including, without limitation, in respect of defeasance and covenant defeasance) as shall be necessary and desirable in connection therewith;

(10) if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

(11) if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which shall be due any payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

(12) if applicable, that any debt securities of the series shall be issuable in whole or in part in the form of one or more debt securities in registered, global form without interest coupons, which we refer to as global securities, and in such case, the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security, whether such global securities shall be in the form of registered securities, restricted securities or Regulation S securities and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

(13) the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for AWCC’s other debt securities or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(14) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

(15) if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(16) any changes or additions to the provisions of the indenture dealing with defeasance;

(17) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, are applicable and any corresponding changes to provisions of the indenture as then in effect;

(18) any addition to or change in the events of default with respect to any debt securities of the series and any change in the right of the trustee or the holders of such series of debt securities to declare the principal, premium and interest, if any, on such series of debt securities due and payable;

(19) any trustee, authenticating agent, paying agent, transfer agent or registrar;

(20) the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture;

(21) the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

(22) with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee;

(23) any U.S. Federal Income tax consequences applicable to the debt securities; and

(24) any other terms of the series.

All debt securities of any one series need not be issued at the same time and may be issued from time to time, consistent with the terms of the indenture, if so provided by or pursuant to a board resolution, supplemental indenture or officers’ certificate, and the authorized principal amount of any series may not be increased to provide for issuances of additional debt securities of such series, unless otherwise provided in such board resolution, supplemental indenture or officers’ certificate.

Support Agreement

AWCC’s debt is supported by the support agreement. The support agreement provides, among other things, that:

•	American Water owns, and during the term of the support agreement shall continue to own, all of the voting stock of AWCC free and clear of any lien, security interest or other charge or encumbrance;

•

American Water will provide to AWCC, at its request or the request of any lender (including any holder of debt securities), funds in the form of cash or liquid assets (as equity or, if American Water and AWCC agree, as a loan subordinated to any and all indebtedness, whether or not that indebtedness is outstanding at the time of the loan) as required if AWCC is unable to make timely payment of interest, principal or premium, if any, on any indebtedness issued by it;

•

American Water will cause AWCC to have at all times a positive tangible net worth (total assets less liabilities less intangible assets), as determined in accordance with generally accepted accounting principles; and

•

if AWCC fails or refuses to take timely action to enforce certain rights under the support agreement or if AWCC defaults in the timely payment of interest, principal or premium, if any, owed to a lender (including any holder of debt securities) when due, that lender may proceed directly against American Water to enforce such rights or to obtain payment of the defaulted interest, principal or premium, if any, owed to that lender.

No amendment to the support agreement that adversely affects the rights of any lender (including any holder of debt securities) and no termination of the support agreement will be effective until such time as all indebtedness of AWCC shall have been irrevocably paid in full and all commitments for indebtedness have been terminated, unless the lenders holding a majority of the aggregate principal amount of debt outstanding and (to the extent not outstanding) committed to consent in writing thereto. Notwithstanding the foregoing sentence, any amendment to the support agreement for the purposes of (i) increasing the minimum net worth as provided in the support agreement, (ii) establishing or increasing a minimum interest coverage ratio, (iii) establishing or reducing a maximum amount of debt leverage, (iv) increasing the aggregate principal amount of debt outstanding whose holders are required to consent to the termination or amendment of the support agreement, or (v) any combination of clause (i), (ii), (iii) and (iv) of this sentence, shall be effective without the consent of any lender. In addition, nothing in the prior two sentences shall derogate from, or override, any provision in an instrument, indenture, agreement or other document pursuant to which indebtedness is or will be issued that requires the written consent of the holders of a specified amount or percentage of that indebtedness to consent to an amendment or termination of the support agreement.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, may contain, among others, the following covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement:

Restrictions on Liens

AWCC will not, and will not allow American Water, as the support provider, or any of its subsidiaries to, create, incur, issue or assume any liens on our or its respective property to secure debt where the debt secured by those liens would exceed an amount equal to 15% of our consolidated tangible total assets, as defined below (calculated to exclude debt secured by permitted liens). This restriction does not apply to the following permitted liens:

(a)	liens existing, or created pursuant to the terms of agreements existing, on the date of the indenture;

(b)	liens consisting of (i) pledges or deposits in the ordinary course of business to secure obligations under workmen’s compensation laws or similar legislation, (ii) deposits in the ordinary course of business to secure or in lieu of surety, appeal or customs bonds to which AWCC, American Water or any of its subsidiaries is a party, (iii) liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings diligently conducted, (iv) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (v) materialmen’s, mechanics’, carriers’, workmen’s repairmen’s or other like liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(c)	liens created to secure tax-exempt debt, in connection with the financing or refinancing of the purchase, lease or construction of properties;

(d)	any lien on any asset of any person existing at the time the person is merged or consolidated with or into, or such asset is acquired by AWCC, American Water or any of its subsidiaries and not created in contemplation of such event;

(e)	liens created to secure sales of accounts receivable and other receivables;

(f)	licenses of intellectual property granted by AWCC, American Water or any of its subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(g)	liens of landlords arising under real property leases to the extent those liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money;

(h)	any interest or title of a lessor or sublessor under any lease permitted by the indenture;

(i)	liens securing debt which has neither been assumed by AWCC, American Water or any of its subsidiaries nor upon which AWCC, American Water or any of its subsidiaries customarily pay interest charges, existing upon real property, or rights in or relating thereto, which real property or rights were acquired for right-of-way purposes;

(j)	zoning laws and ordinances;

(k)	any leases required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles;

(l)	easements, rights-of-way, restrictions, conditions and other similar encumbrances, minor defects or irregularities of title, and alleys, streets and highways, which in the aggregate do not materially impair the usefulness of the mortgaged property in the present business of AWCC, American Water or any of its subsidiaries;

(m)	leases of the properties of AWCC, American Water or any of its subsidiaries, in each case entered into in the ordinary course of business and that do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary course of business or (ii) materially impair the value of the property subject thereto;

(n)	liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by AWCC, American Water or any of its subsidiaries in the ordinary course of business in accordance with the past practices of AWCC, American Water or such subsidiary;

(o)	bankers’ liens, right of setoff and other similar liens (including deposits required by interest rate swap agreements) existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by AWCC, American Water or any of its subsidiaries, in each case granted in the ordinary course of business in favor of the financial institutions with which such accounts are maintained, securing amounts owing to such financial institutions with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such liens are non-consensual and arise by operation of law, in no case shall any such liens secure (either directly or indirectly) the repayment of any debt;

(p)	liens for taxes, assessments or governmental charges or levies not yet delinquent and which may subsequently be paid without interest or penalties and liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP;

(q)	any lien on any property of AWCC, American Water or any of its subsidiaries securing obligations not exceeding in the aggregate $100 million outstanding any time;

(r)

liens on any property, acquired, constructed or improved by AWCC, American Water or any of its subsidiaries after the date of the indenture, and any improvements thereon, accessions thereto or other property acquired or constructed for use in connection therewith or related thereto, which are created or assumed prior to or contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, or within one year thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 180-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the indenture or liens on any property existing at the time of acquisition thereof; provided, that the liens shall not extend to any property theretofore owned by AWCC, American Water or any of its subsidiaries other than, in the case of any such construction or improvement, (i) unimproved real property on which the property so constructed or the improvement is located, (ii) other property (or improvement thereon) which is an improvement to or is acquired or constructed for use in connection therewith or related thereto, (iii) any right and interest under any agreement or other documents relating to the property being so constructed or improved or such other property and (iv) the stock of any subsidiary of ours created or maintained for the primary purpose of owning the property so constructed or improved;

(s)	liens on property securing debt if, prior to or concurrently with the issuance, assumption or guarantee of such debt, the debt securities (together with, if AWCC shall so determine, (i) any other debt of or guaranteed by AWCC ranking equally with the debt securities or (ii) any debt of us or any of our subsidiaries then existing or thereafter created) are secured by such property equally and ratably with (or prior to) such debt (for so long as such debt is secured by such liens);

(t)	liens securing the debt securities;

(u)	liens securing debt owed to AWCC, American Water or any of its subsidiaries; and

(v)	liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part debt or other obligations secured by any lien referred to in the foregoing subsections (a) through (t); provided, however, that the principal amount of debt or obligations secured thereby shall not exceed the principal amount of debt or obligations so secured at the time of such refinancing, extension, renewal or replacement plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and that such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property that secured the lien or mortgage so refinanced, extended, renewed or replaced (and any improvements on such property).

“Debt” means, for any person (without duplication), all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, debt securities or other similar instruments, (iii) obligations to pay the deferred purchase price of property or service (other than trade payables not overdue by more than 90 days incurred in the ordinary course of business and long term water purchase contracts), (iv) obligations under capital leases, (v) indebtedness of the type referred to in clauses (i) through (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by), any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for payment of such indebtedness, and (vi) all obligations of such person for indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above under direct or indirect guarantees, excluding, in all cases, (i) advances for construction and contributions in aid of construction as set forth on the consolidated balance sheet of American Water and its subsidiaries, (ii) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit and (iii) attributable debt in respect of sale and leaseback transactions.

Restrictions on Sales and Leasebacks

AWCC will not, and will not allow American Water or any of its subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate amount of the attributable debt of AWCC, American Water and its subsidiaries in respect of sale and leaseback transactions then outstanding would not exceed an amount equal to 15% of our consolidated tangible total assets, or

•

AWCC, American Water or any of its subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction or (2) the fair market value of the property leased.

A “sale and leaseback transaction” for purposes of this subsection is an arrangement between AWCC, American Water or any of its subsidiaries and a bank, insurance company or other lender or investor where AWCC, American Water or any of its subsidiaries leases property for an initial term of three years or more that was or will be sold by AWCC, American Water, or such subsidiary to that lender or investor for a sale price of U.S. $1,000,000 or its equivalent or more.

“Attributable debt” means the lesser of (1) the fair market value of the asset subject to the sale and leaseback transaction and (2) the present value, determined in accordance with GAAP (discounted at a rate equal to the rate of interest implicit in such transaction), of the obligations of the lessee for the net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

“Consolidated tangible total assets” means, as at any applicable time of determination, consolidated total assets less, without duplication, all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset, in each case as set forth in our most recent consolidated balance sheet.

“Consolidated total assets” means, as at any applicable time of determination, our consolidated total assets as set forth in our most recent consolidated financial statements.

Merger, Consolidation or Sale of Assets

Neither AWCC nor American Water will consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(i) the successor formed by a consolidation or the survivor of a merger or the person that acquires by conveyance, transfer or lease all or substantially all of the assets of AWCC or American Water as an entirety, as the case may be, is a person organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and expressly assumes, in the case of American Water, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance or observance of every covenant of the indenture on the part of AWCC to be performed or observed, and, in the case of American Water, all the obligations under the support agreement to be performed or observed, and such person shall have caused to be delivered to the trustee an officer’s certificate and an opinion of counsel to the effect that such consolidation, merger, conveyance, transfer or lease complies in all material respects with this covenant; and

(ii) immediately before and immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

Upon any consolidation by AWCC or American Water with or merger by AWCC or American Water into any other person or any conveyance, transfer or lease of either AWCC’s or American Water’s properties and assets substantially as an entirety in accordance with this covenant, the successor person formed by such consolidation or into which it is merged or to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, AWCC or American Water, as applicable, under the indenture and the support agreement with the same effect as if such successor person had been named as AWCC or American Water, as applicable, therein, and thereafter, except in the case of a lease, the predecessor person will be relieved of all obligations and covenants, in the case of AWCC under the indenture, the debt securities and, in the case of American Water, under the support agreement.

Support Agreement

American Water may not (a) cancel or terminate the support agreement or (b) amend or otherwise modify the terms of the support agreement, except for amendments and modifications that do not adversely affect the rights of the holders of debt securities, in each case, without the prior written consent of holders of at least a majority of the outstanding principal amount of all outstanding debt of AWCC.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries, except to the extent such subsidiary is a guarantor of such series of debt.

Events of Default

Each of the following constitutes an event of default under the form of indenture with respect to any series of debt securities:

(1) default for 30 days in the payment when due of interest on a series of debt securities;

(2) default in payment when due of the principal of, or premium, if any, on a series of debt securities;

(3) failure by AWCC or American Water to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by AWCC or American Water to comply for 60 days after receipt of notice with any of the other agreements in the indenture or the support agreement; provided, however, that except with respect to defaults under or breaches of the covenant described under “—Certain Covenants—Restrictions on Liens,” holders of a series of debt securities will be deemed to have agreed to an extension of such 60-day period to 120 days so long as corrective action is initiated by AWCC or American water within such 60-day period unless such corrective action is no longer being diligently pursued;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by AWCC or American Water (or the payment of which is guaranteed by AWCC or American Water), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100 million or more;

(6) failure by AWCC or American Water to pay final judgments aggregating (to the extent not paid or insured) in excess of $100 million, which judgments are not paid, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(7) except as permitted by the indenture, the support agreement shall cease for any reason to be in full force and effect or American Water, or any person acting on behalf of American Water, shall deny or disaffirm its obligations under the support agreement; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to AWCC or American Water.

A prospectus supplement may omit, modify or add to the foregoing events of default.

However, a default under clause (4) will not constitute an event of default until the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities in a series notify AWCC of the default and

AWCC does not cure the default within 60 days after receipt of that notice. In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to AWCC or American Water, all outstanding debt securities in such series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities in such series may declare all the securities to be due and payable immediately. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the outstanding debt securities in a series may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest have been cured or waived as provided in the indenture or a supplemental indenture.

Holders of a series of debt securities may not enforce the indenture, supplemental indenture or such debt securities except as provided in the indenture or supplemental indenture. Subject to certain limitations holders of a majority in principal amount of the then outstanding debt in a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of a series of debt securities notice of any continuing default if it determines that withholding notice is in their interest, except a default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of a series of debt securities, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of outstanding debt securities.

The holders of a majority in aggregate principal amount of a series of debt securities then outstanding, by notice to the trustee, may, on behalf of the holders of all of such series of debt securities, waive any existing default and its consequences under the indenture except a continuing default in the payment of interest on, or the principal of, such series of debt securities (other than the non-payment of principal of or interest on such series of debt securities that became due solely because of the acceleration of such series of debt securities).

AWCC is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during that fiscal year. Promptly (and in any event within 5 business days) upon a responsible officer of AWCC becoming aware of any default or event of default, AWCC is required to deliver to the trustee a statement specifying that default.

“Responsible officer” means the chief executive officer, chief operating officer, general counsel, any senior financial officer and any other officer of AWCC with responsibility for the administration of the indenture.

“Senior financial officer” means the chief financial officer, principal accounting officer, treasurer or controller of AWCC.

Modification or Waiver

Except as provided below, AWCC and the trustee may supplement and amend the form of indenture or the debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities. The consent of the holder of each outstanding debt security affected is required to:

•	change the stated maturity of or the stated amount of the principal of, or any installment of interest on, the debt securities;

•	reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of the debt securities;

•	change the place or currency of payment of principal of, or interest on, the debt securities;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt securities or any redemption date for the debt securities;

•	reduce the percentage of holders of outstanding debt securities necessary to modify or amend the indenture or to consent to any waiver under the indenture;

•	reduce the percentage of outstanding debt securities necessary to waive any past default; or

•	modify any of the above requirements.

AWCC and the trustee may supplement and amend the indenture or the debt securities without the consent of any holder for the following purposes:

•	to evidence the succession of another entity to AWCC as obligor under an indenture;

•	to provide for the acceptance of appointment by a successor trustee;

•	to effect the assumption of the indenture by American Water or one of its subsidiaries;

•	to cure any ambiguity, defect or inconsistency in the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code);

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to establish the form or terms of debt securities as permitted by the indenture;

•

to add to the covenants of American Water, AWCC or its other subsidiaries for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us, AWCC or American Water’s other subsidiaries;

•	to make any change that does not adversely affect the rights of any holder of the debt securities; or

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders of the debt securities is not necessary under the indenture to approve the particular form of any proposed amendment or supplemental indenture. It is sufficient if such consent approves the substance of the proposed amendment or supplemental indenture.

Prescription Period

Any money that AWCC deposits with the trustee or any paying agent for the payment of principal or interest on any global security that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to AWCC upon AWCC’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of any debt security will be able to seek any payment to which that holder may be entitled to collect only from AWCC.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of AWCC or us, will have any liability for any obligations of AWCC or American Water under the debt securities, the indenture, the support agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities law and it is the view of the SEC that such waiver is against public policy.

Defeasance

At any time, AWCC may terminate all its obligations under a series of debt securities and the indenture, which we refer to as legal defeasance, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such series of debt securities, to replace mutilated, destroyed, lost or stolen debt securities of such series and to maintain a registrar and paying agent in respect of the debt securities of such series.

In addition, at any time AWCC may terminate its obligations under certain specified covenants with respect to a series of debt securities.

AWCC may exercise its legal defeasance option with respect to a series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities. If AWCC exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If AWCC exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities of such series may not be accelerated because of a default related to the specified covenants.

In order to exercise either of its defeasance options, AWCC must irrevocably deposit in trust, which we refer to as the defeasance trust, with the trustee money or U.S. Government obligations for the payment of principal and interest on the applicable series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Discharge

When (i) AWCC delivers to the trustee all outstanding debt securities of a series (other than any debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) AWCC irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case AWCC pays all other sums related to the applicable series of debt securities payable under the indenture by AWCC, then the indenture shall, subject to certain surviving provisions cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the applicable series of debt securities on demand of AWCC accompanied by an officers’ certificate and an opinion of counsel of AWCC.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

Except as set forth below, each series of debt securities will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The debt securities will be issued at the closing of any offering only against payment in immediately available funds.

The debt securities initially will be represented by one or more global securities. Upon issuance, each of the global securities will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to as DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for definitive debt securities in registered certificated form, which we refer to as certificated debt securities, except in the limited circumstances described below. See “—Exchange of Global Securities for Certificated Debt Securities.” Except in the limited circumstances described below, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of the debt securities in certificated form.

Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Exchanges of Global Securities for Certificated Debt Securities

A beneficial interest in a global security may not be exchanged for a debt security in certificated form unless (i) DTC (x) notifies AWCC that it is unwilling or unable to continue as depository for such global security or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) there shall have occurred and be continuing an event of default with respect to the debt securities. In all cases, certificated debt securities delivered in exchange for any global security or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated debt securities issued in exchange for an interest in a global security will bear the legend restricting transfers that is borne by such global security. Any such exchange will be effected only through the DWAC system and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant global security.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. American Water and AWCC take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

Upon the issuance of the global securities, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global securities to the accounts with DTC, which we refer to as participants, or persons who hold interests through participants. Ownership or beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

As long as DTC, or its nominee, is the registered holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. Except in the limited circumstances described above under “—Exchanges of Book-Entry Debt Securities for Certificated Debt Securities,” owners of beneficial interests in a global security will not be entitled to have portions of such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders of the global security (or any debt securities presented thereby) under the indenture or the debt securities. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein). In the event that owners of beneficial interests in a global security become entitled to receive debt securities in definitive form, such debt securities will be issued only in registered form in denominations of U.S. $1,000 and integral multiples of $1,000 in excess thereof.

Investors may hold their interests in the global securities directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a global security may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of and interest on global securities will be made to DTC or its nominee as the registered owner thereof. Neither AWCC, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Beneficial interests in the global securities will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. AWCC expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global security representing any debt securities held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such debt securities as shown on the records of DTC or its nominee. AWCC also expects that payments by participants to owners of beneficial interests in such global securities held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised AWCC that it will take any action permitted to be taken by a holder of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global securities are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the debt securities, DTC reserves the right to exchange the global securities for legended debt securities in certificated form, and to distribute such debt securities to its participants.

DTC has advised AWCC as follows: DTC is

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of New York Banking law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of AWCC, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

Same Day Settlement and Payment

AWCC will make payments in respect of the debt securities represented by the global securities (including principal, premium, if any, interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the global security holder. AWCC will make all payments of principal, interest and premium and special interest, if any, with respect to certificated debt securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated debt securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The debt securities represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such debt securities will, therefore, be required by DTC to be settled in immediately available funds. AWCC expects that secondary trading in any certificated debt securities will also be settled in immediately available funds.

DESCRIPTION OF DEPOSITARY SHARES

The following summary of certain provisions of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the depositary agreement that will be filed with the SEC in connection with the offering of such depositary shares.

American Water may offer fractional shares of preferred stock, rather than full shares of preferred stock. If American Water decides to offer fractional shares of preferred stock, American Water will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between American Water and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the deposit agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or American Water on account of taxes.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever American Water redeems the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. American Water will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between American Water and the depositary. American Water may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that American Water desires. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by American Water or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with American Water’s liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

Limitation of Liability

The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following summary of certain provisions of the stock purchase contracts and stock purchase units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the stock purchase contract or stock purchase unit, as applicable, that will be filed with the SEC in connection with the offering of such securities.

American Water may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating American Water to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require American Water to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time American Water issues stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

American Water may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to American Water’s stockholders, American Water may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to American Water’s stockholders, American Water will distribute certificates evidencing the subscription rights and a prospectus supplement to American Water’s stockholders on the record date that American Water sets for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights,

•	the securities for which such subscription rights are exercisable,

•	the exercise price for such subscription rights,

•	the number of such subscription rights issued to each stockholder,

•	the extent to which such subscription rights are transferable,

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights,

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension),

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities,

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that American Water may enter into in connection with the subscription rights offering, and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, American Water will forward, as soon as practicable, the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. American Water may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

American Water may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between American Water and a bank or trust company, as warrant agent. The warrant agent will act solely as American Water’s agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants; (e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	through brokers or dealers;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling security holder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling security holder. We or any selling security holder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

American Water may offer its equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms acting as principals for their own accounts or as agents for us, which we refer to as remarketing firms. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

In connection with an underwritten offering, we and any selling security holder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, which we refer to as FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities offered in this prospectus and any related prospectus supplement and certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.amwater.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

Filings	Period Covered or Date Filed
Annual Report on Form 10-K including the portions of our Proxy Statement on Schedule 14A filed on March 26, 2009 that are incorporated therein	Year ended December 31, 2008

Current Reports on Form 8-K (other than the portions not deemed to be filed)	Filed on February 26, 2009

Registration Statement on Form 8-A for a description of our common stock, par value $0.01 per share	Filed on April 22, 2008, including any amendments or reports filed to update such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you call or write us at the following address or telephone number: American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, Attention: General Counsel, (856) 346-8200.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus, any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

26,000,000 Shares

American Water Works Company, Inc.

Common Stock

Joint Book-Running Managers

Merrill Lynch & Co.

Citi

Goldman, Sachs & Co.

Morgan Stanley

UBS Investment Bank

Janney Montgomery Scott

Brean Murray, Carret & Co.

Boenning & Scattergood, Inc.

Blaylock Robert Van, LLC

Societe Generale